EXECUTION VERSION

Exhibit 2.1

EQUITY PURCHASE AGREEMENT

by and among

OWENS & MINOR, INC.

DOMINION HEALTHCARE ACQUISITION CORPORATION

and

DOMINION HEALTHCARE HOLDINGS, L.P.

Dated as of October 7, 2025

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Exhibits

Exhibit A:	Pre-Closing Restructuring
Exhibit B:	Accounting Principles
Exhibit C:	Form of Transition Services Agreement
Exhibit D:	Form of Limited Partnership Agreement
Exhibit E:	Separation Plan
Exhibit F:	Purchaser Separation Costs
Exhibit G:	Byram Key Terms

Schedules

Schedule I:  Transferred Entities

Seller Disclosure Schedule

Purchaser Disclosure Schedule

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EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of October 7, 2025, is by and among Owens & Minor, Inc., a Virginia corporation (“Seller”), Dominion Healthcare Acquisition Corporation, a Delaware corporation (“Purchaser”), and Dominion Healthcare Holdings, L.P., a Delaware limited partnership (“Purchaser Parent”).

RECITALS

WHEREAS, certain Subsidiaries of Seller are engaged in the Business;

WHEREAS, Seller intends to carry out the Pre-Closing Restructuring prior to the Closing;

WHEREAS, following consummation of the Pre-Closing Restructuring, O&M PHS, LLC, a Virginia limited liability company (the “Company”), will hold, directly or indirectly through certain of its Subsidiaries, Equity Interests of the Subsidiaries listed on Schedule I hereto (each of the Company and such Subsidiaries listed on Schedule I (or their respective successors or assigns), a “Transferred Entity”, and collectively, the “Transferred Entities”);

WHEREAS, following the consummation of the Pre-Closing Restructuring, Seller desires to sell and transfer, and Purchaser desires to purchase, all of Seller’s right, title and interest in and to all of the outstanding limited liability company interests of the Company (the “Company Interests”) (other than the Rollover Company Securities) for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement;

WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller shall, at the Closing and immediately prior to the Sale, contribute the Rollover Company Securities to Purchaser Parent, in exchange for the Rollover Units (the foregoing transactions, collectively, the “Rollover”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, Platinum Equity Capital Partners VI, L.P. (the “Purchaser Sponsor”) has duly executed and delivered to Seller a limited guaranty, dated as of the date of this Agreement, in favor of Seller (the “Sponsor Guaranty”), and an equity commitment letter (together with all Exhibits, Schedules and Annexes thereto, the “Equity Commitment Letter”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” shall mean those methods, policies, practices, procedures, classifications and methodologies set forth on Part 1 of Exhibit B.

“Acquisition Proposal” shall mean, other than the transactions contemplated hereby (including, for the avoidance of doubt, the Pre-Closing Restructuring), any offer or proposal for, indication of interest in or agreement relating to any direct or indirect acquisition or purchase (whether through a merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction or otherwise) of (a) all or any portion of the capital stock or other equity or ownership interest of any Transferred Entity or (b) all or any material portion of the assets of the Business or any Transferred Entity (other than purchases of inventory in the ordinary course of business). For the avoidance of doubt, an “Acquisition Proposal” shall not include any transaction contemplating the acquisition (directly or indirectly) by any Person of any Equity Interests of Seller.

“Action” shall mean any judicial or administrative claim, action, suit, arbitration, litigation, mediation, civil charge, criminal or administrative action or legal proceeding, prosecution, complaint, injunction, order, settlement, appeal, dispute, investigation, audit, inquiry, hearing, examination, demand, enforcement or proceeding by or before any Governmental Entity, or mediator.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, (i) no equityholder of Seller shall be considered an Affiliate of Seller or the Transferred Entities hereunder and (ii) prior to and after the Closing, other than with respect to Section 6.3, in no event shall any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any investment, investment funds, or investment vehicles affiliated with, or managed or advised by Platinum Equity Advisors, LLC be considered an Affiliate of Purchaser or its Subsidiaries; provided, further, that from and after the Closing, (a) none of the Transferred Entities shall be considered an Affiliate of Seller or any of Seller’s Affiliates, (b) neither Seller nor any of Seller’s Affiliates shall be considered an Affiliate of any Transferred Entity, (c) the Transferred Entities shall be considered Affiliates of Purchaser and Purchaser’s Affiliates, and (d) Purchaser and Purchaser’s Affiliates shall be considered Affiliates of the Transferred Entities.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Equity Commitment Letter, the Sponsor Guaranty, the Debt Commitment Letter, the Limited Partnership Agreement and any other agreement entered into or certificate delivered in connection with the transactions contemplated hereby, including all exhibits, schedules, annexes, supplements and amendments to any of the foregoing.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Asset Transferor” means Seller or any Affiliate of Seller (other than the Transferred Entities) that has transferred any assets or liabilities related to the Business to the Transferred Entities pursuant to the Pre-Closing Restructuring.

“Assumed Benefit Plan” shall mean each Seller Benefit Plan set forth on Section 4.8(a) of the Seller Disclosure Schedule that is separately identified as an “Assumed Benefit Plan”.

“Base Purchase Price” shall mean $375,000,000.00.

“Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other compensation or benefits plan, program, policy, agreement or arrangement, including any employment agreement, cash or equity-based bonus or incentive arrangement, profit-sharing, deferred compensation, change in control benefits, termination, severance or retention arrangement, stock purchase, disability or sick leave, vacation policy, salary continuation, employee loan, relocation or expatriate benefits, pension or retirement plan, perquisite, benefits in kind, or health and welfare plan, (x) which are sponsored, maintained, contributed to, or required to be contributed to or entered into by Seller or any of its Affiliates for the benefit of any Business Employee or Business Service Provider, or former employee, individual independent contractor, or other non-employee service provider of the Business or a Transferred Entity or (y) for which any Transferred Entity has or would reasonably be expected to have any direct or indirect liability (contingent or otherwise), in each case whether or not written, but excluding any Governmental Plan or Multiemployer Plan.

“Business” shall mean Seller’s Products and Healthcare Services Segment as described under “Products & Healthcare Services” in Seller’s Annual Report on Form 10-K for the period ended December 31, 2024, as reflected in the Business Financial Statements and as operated and conducted immediately prior to Closing, including Tally Surgical, CognuScripts, Q-Sight, SurgiTrack and Pandac; provided that the term “Business” shall not include, and the following shall not, directly or indirectly, be transferred to or assumed by Purchaser or any Transferred Entity in connection with the Sale: (a) the rights, properties, assets and operations set forth on Section 1.1(a) of the Seller Disclosure Schedule (collectively, the “Excluded Assets”) and (b) except as otherwise provided for herein, all Liabilities to the extent relating to the Excluded Assets.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York, or Los Angeles, California, are required or authorized by Law to be closed.

“Business Employee” means (a) each employee of a Transferred Entity, excluding any Retained Employee, and (b) each other individual listed on Section 1.1(a)(i) of the Seller Disclosure Schedule, which schedule may be updated from time to time to account for any Business Employee whose employment terminates prior to Closing and replacements of any such individuals, in each case in accordance with Section 6.4(a)(viii).

“Business Intellectual Property” shall mean the Owned Intellectual Property and Licensed Intellectual Property.

“Business IT Assets” means the IT Assets used by the Transferred Entities.

“Business Liabilities” shall mean all Liabilities of any kind, to the extent resulting from, arising out of or relating to the Business, in each case, whether occurring, existing or asserted before, on or after the Closing (including any Liabilities to the extent resulting from, arising out of or relating to any Shared Contract for which Purchaser is responsible for pursuant to Section 6.5(c)). For the avoidance of doubt and notwithstanding the foregoing, Business Liabilities shall not include any Retained Liability and Seller Indemnified Taxes.

“Business Material Adverse Effect” shall mean any event, change, circumstance, development or effect that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided that, no such event, change, circumstance, development or effect to the extent resulting or arising from or relating to any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a “Business Material Adverse Effect”: (a) general conditions and trends in the industries or businesses in which the Business is operated or in which any of the Transferred Entities operate, including competition in any geographic or product areas; (b) national, international or any foreign or domestic regional economic, financial or capital markets (including changes in interest rates, foreign exchange rates or tariffs), social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto; (c) any Emergency or any Emergency Measures or any change in Emergency Measures following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement; (d) any actions required in order to comply with applicable Law; (e) the failure of the financial or operating performance of the Transferred Entities to meet any projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Business Material Adverse Effect”; provided further, that this clause (e) shall not be construed as implying that Seller is making any representation or warranty hereunder with respect to any such projections, forecasts or budgets); (f) any action taken or omitted to be taken by or at the request, or with the consent of, Purchaser or that is required by this Agreement; (g) the execution, announcement, pendency or consummation of this Agreement and the Ancillary Agreements or the terms hereof or thereof (including the identity of Purchaser or any of its Affiliates) (it being understood that the exception described in this clause (g) shall not apply with respect to any representations and warranties (in whole or relevant part) made by Seller in this Agreement, the purpose of which is to address the consequence resulting from, relating to or arising out of the execution of this Agreement or any Ancillary Agreement to which Seller is a party, the consummation of the transactions contemplated hereby or any conditions to Closing related to such representations and warranties); or (h) changes or prospective changes in any Laws or GAAP or other applicable accounting principles or standards or authoritative interpretations thereof, except, in the case of the foregoing clauses (a), (b), (c), (d) and (h), to the extent that the Business and the Transferred Entities, taken as a whole, are disproportionately and adversely affected thereby relative to other Persons operating in the industries in which the Transferred Entities operate (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect).

“Business Service Provider” shall mean each individual independent contractor and other non-employee service provider of any of the Transferred Entities, and each other individual independent contractor or other non-employee service provider of the Seller or Retained Businesses who is primarily dedicated to the Business.

“Calculation Time” shall mean 11:59 p.m. (New York City time) on the day immediately prior to the Closing Date; provided that, in the case of Tax items included in Working Capital, “Calculation Time” shall mean 11:59 p.m. (New York City time) on the Closing Date.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act of 2020, the Paycheck Protection Program and Healthcare Enhancement Act of 2020, the Paycheck Protection Program Flexibility Act of 2020 and any regulations promulgated thereunder or requirements of the United States Small Business Administration, the United States Department of Treasury or the Federal Reserve relating thereto.

“Cash” shall mean, as of any time of determination, the aggregate amount of all cash, cash equivalents and any accrued interest thereon, wire transfers and drafts deposited or received and available for deposit of the Transferred Entities, calculated in accordance with the Accounting Principles. Notwithstanding anything herein to the contrary, “Cash” shall be reduced by (i) any issued but uncleared checks and increased by any deposits of cash in transit, in each case, as of such time of determination, (ii) any Restricted Cash, and (iii) any cash used after the Calculation Time and prior to the Closing to pay off, redeem, repay or otherwise retire for value any Indebtedness or Transaction Expenses, repurchase, retire or redeem any securities of any Transferred Entity, or pay any Taxes for which Seller is liable under this Agreement or otherwise or any liability that would constitute a Retained Liability following the Closing, or is otherwise used, transferred or disposed of by the Transferred Entities to Seller or any of its Affiliates (other than the Transferred Entities), and (iv) any withholding or other Taxes that would be incurred as a result of the payment or distribution of Cash held outside of the United States by the Target Entities to, or from, Purchaser after Closing to the extent that such Cash in the aggregate exceeds $25,000,000.

“Closing Cash Amount” shall mean the amount of Cash as of the Calculation Time.

“Closing Indebtedness Amount” shall mean the amount of Indebtedness as of immediately prior to the Closing on the Closing Date, provided that any Taxes included in Indebtedness shall be determined in accordance with the definition of Indebtedness.

“Closing Purchase Price” shall mean the Purchase Price calculated based upon Seller’s good faith estimates set forth in the Estimated Closing Statement; provided that the Closing Purchase Price shall not exceed the Base Purchase Price.

“Closing Transaction Expense Amount” shall mean the amount of Transaction Expenses, to the extent unpaid and payable by a Transferred Entity immediately prior to the Closing on the Closing Date, provided that any Taxes included in Transaction Expenses shall be determined in accordance with the definition of Transaction Expenses.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Tax Agreement” shall mean customary commercial agreements entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes (such as financing agreements, leases, and vendor agreements).

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of January 16, 2025, by and between Seller and Platinum Equity Advisors, LLC.

“Consolidated Tax Return” means any Tax Return of the Seller Tax Group with respect to any U.S. federal, state or local or non-U.S. Taxes (including Income Taxes) that are paid on an affiliated, consolidated, combined, unitary or similar group basis.

“Contract” shall mean any legally binding lease, contract, license, arrangement, option, instrument or other agreement and all rights related thereto, other than any Permit or Benefit Plan.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by,” “controls,” “controlling” and “under common control with” shall have correlative meanings).

“Copyrights” shall mean all original works of authorship, copyrightable subject matter in published and unpublished works of authorship, copyrights, copyright registrations and applications for registration thereof and all renewals, extensions, restorations and reversions thereto, or other registered and unregistered copyrights and applications for registration of copyright, economic rights, moral rights and all other rights related thereto throughout the world, and waivers and consents not to enforce such economic or moral rights.

“Data Protection Requirements” shall mean, as they relate to the storage, protection or Processing, collection, transfer, disclosure, sharing, storing, use of Personal Data, data privacy, cybersecurity, data breach notification, sending solicited or unsolicited electronic mail or text messages, or cookies or other tracking technology, (i) all applicable Laws and guidelines from Governmental Entities, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws (collectively, the “GDPR”), the UK Data Protection Act 2018 and the GDPR as incorporated into UK law pursuant to the European Union (Withdrawal) Act 2018, the Chinese Personal Information Protection Law (PIPL), the South African Protection of Personal Privacy Act (POPIA), Section 5 of the Federal Trade Commission Act, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the California Online Privacy Protection Act of 2003 (CalOPPA), the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, and U.S. state consumer protection and data breach notification Laws (collectively, “Data Protection Laws”); (ii) applicable industry self-regulatory standards and self-governing rules to which the Business or any Transferred Entity is bound, including the Payment Card Industry Data Security Standard; (iii) all contractual obligations binding upon the Company or its Subsidiaries; and (iv) the Transferred Entities’ own publicly-facing written policies and procedures.

“Debt Financing Source Parties” shall mean, collectively, the Debt Financing Sources, their current or future Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, advisors, agents, attorneys, accountants, consultants, other representatives or funding sources, and the respective successors and assigns of each of the foregoing.

“Emergency” shall mean any (a) natural disaster (including any epidemic, pandemic or disease outbreak, act of God, casualty, earthquake, storm, hurricane, tornado, severe weather, fire, accident, flood), or (b) outbreak, escalation or worsening of hostilities, war (whether or not declared), military actions, acts of terrorism, political instability or other calamity, crisis or emergency and, in each case, any governmental or other response to any of the foregoing.

“Emergency Deferral Taxes” shall mean any Taxes that any Transferred Entity has deferred as of the Closing Date pursuant to the CARES Act that remain unpaid as of the Closing Date.

“Emergency Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to an Emergency and any other Emergency relief measure adopted by any Governmental Entity, including in connection with or in response to COVID-19, including the CARES Act (and any similar provisions of state, local or non-U.S. Law).

“Environmental Laws” shall mean any Law relating to Releases or threatened Releases of Hazardous Materials, including those relating to the generation, use, handling, transportation, treatment, storage, disposal, Release, control, cleanup or discharge of Hazardous Materials or to pollution or protection of the environment, or human health and safety (to the extent relating to exposure to Hazardous Materials).

“Equity Interest” shall mean, with respect to any Person, (a) any share, capital stock, partnership, limited liability company or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“FDA” shall mean the U.S. Food and Drug Administration, or any successor agency thereto.

“FDA Regulatory Laws” shall mean any Laws governing the design, development, testing, manufacture, labeling, promotion, marketing, sale, reporting and recordkeeping, import or export, holding, storage or distribution of any products of the Transferred Entities, including as applicable, requirements for establishment registration and product listing, compliance with current good manufacturing practices, premarket notification, clearance, or approval, clinical trials, and procedures governing corrections, removals, complaint handling and recalls; including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et. seq.), and its implementing regulations, and all equivalent or similar Laws in any jurisdiction applicable to the Transferred Entities.

“Fraud” shall mean common law actual and intentional fraud under Delaware law (and not a constructive fraud or negligent or reckless misrepresentation or omission) by a party in making of the representations and warranties set forth in Articles III, IV or V, or the certificates delivered pursuant to Section 9.2(c) or Section 9.3(c) (as applicable) in this Agreement; provided, that, for the avoidance of doubt, a claim of Fraud hereunder may be asserted only against the party to this Agreement committing such actual and intentional fraud. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud or any torts (including fraud), in each case, based on negligence or recklessness.

“GAAP” shall mean, at any time, the generally accepted accounting principles in the United States consistently applied, in effect at such time.

“Government Bid” shall mean any bid, quote, offer or proposal made by any of the Transferred Entities, which, if accepted, would result in a Government Contract.

“Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, pricing agreement, teaming agreement, letter contract or other similar written arrangement between any of the Transferred Entities, on the one hand, and (a) any Governmental Entity or (b) any higher-tier contractor of a Governmental Entity in its capacity as a higher-tier contractor, on the other hand. A purchase, task, or delivery order issued under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state or local governmental entity or body, sovereignty, court, tribunal, judicial or arbitral body, commission, health organization, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Health Program” shall mean any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state health care programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

“Governmental Plan” shall mean any benefit or compensation plan, program, policy, agreement or arrangement sponsored or maintained by a Governmental Entity or required under applicable Law to be maintained or contributed to by Seller or any of its respective Affiliates (including any Transferred Entity).

“Hazardous Material” shall mean any substance, chemical, product, derivative, compound, mixture, solid, liquid, mineral, gas material or waste, in each case, whether naturally occurring or man-made, that is defined, classified or regulated by any applicable Environmental Law as a “toxic substance”, “toxic material”, “pollutant”, “contaminant”, “hazardous waste” or “hazardous substance”, or words of similar import or regulatory effect due to its dangerous or deleterious properties or characteristics, including any petroleum or petroleum-derived products, radioactive materials or wastes, lead or lead-containing materials, toxic mold, urea formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, and per- and polyfluoroalkyl substances.

“Healthcare Laws” shall mean any healthcare Law of any Governmental Entity, Governmental Health Program, or Payor applicable to the design, manufacture, marketing, sale or reimbursement of the healthcare products or services offered by the Transferred Entities, including: (a) all Laws related to Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and any other federal or state governmental healthcare programs; (b) all Laws related to healthcare fraud and abuse, false claims and kickbacks, including the Federal False Claims Act (31 U.S.C. §§ 3729 – 3733), the Federal Anti-Kickback Statute (42 U.S.C. §1320a – 7b), the Federal physician self-referral law (42 U.S.C. § 1395nn), the Federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Travel Act (18 U.S.C. § 1952), and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (c) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (d) the Deficit Reduction Act of 2005; (e) the Exclusion Laws (42 U.S.C. § 1320a-7); (f) all Laws governing the privacy, security, transmission or protection of health care information belonging to individuals or entities, including HIPAA; (g) the Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn; and (h) the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010.

“Healthcare Notification Laws” shall mean any Law that requires any party or their respective Affiliates to notify, or obtain the consent of, a Governmental Entity with respect to the transactions contemplated by this Agreement, by reason of the fact, in whole or in part, that any party or their respective Affiliates provide, bill or receive payment for healthcare products or services related thereto.

“HIPAA” shall mean the following: (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) applicable state Laws regarding patient privacy and the security, use or disclosure of health care records.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” shall mean any federal, state, local, or non-U.S. Tax imposed on, measured by (in whole or in part), reference to or otherwise based on net income (however denominated and including any withholding, profits, gross receipts, and franchise Taxes).

“Income Tax Amount” means an amount equal to the unpaid Income Taxes of the Transferred Entities for the Pre-Closing Tax Period ending on and including the Closing Date, the immediately prior taxable period (the “Prior Period”) if a Tax Return for such Income Tax that was or is required to be filed for such immediately prior taxable period has not yet been filed as of the date hereof, and, solely in respect of Income Taxes in Germany, the Netherlands, and any other applicable non-U.S. jurisdiction where the extended due date (taking into account extensions) for filing Income Tax Returns is more than 12 months after the financial year end (subject, for the avoidance of doubt, to the remainder of this definition) and solely to the extent the Closing occurs in 2026, the taxable period immediately prior to the Prior Period, if a Tax Return for such Income Tax that was required to be filed for such period has not yet been filed as of the date hereof. The Income Tax Amount shall be determined (i) based on the Transferred Entities’

historical practices and procedures (including any elections, methods of accounting, and other filing positions) to the extent such historical practices and procedures are supportable under applicable Law at a “more likely than not” (or higher level) of comfort and, with respect to a Transferred Entity, only in jurisdictions where such Transferred Entity has historically filed Tax Returns for Income Taxes or where such Transferred Entity began or changed its method of business operations on or after 1/1/2025 in a manner that created an Income Tax Return filing obligation for such Transferred Entity in such jurisdiction; (ii) by taking all Transaction Tax Deductions into account in a Pre-Closing Tax Period to the extent deductible by the Transferred Entities at a “more-likely-than-not” or higher level of confidence in such Pre-Closing Tax Period; (iii) by including any Taxes attributable to any amount that would be required to be included under Section 951 or Section 951A of the Code in the gross income of any Transferred Entity, assuming that the taxable year of each Transferred Entity that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code ended as of the end of the day on the Closing Date (excluding, for the avoidance of doubt, any such amounts that are or will be taken into account on a Consolidated Tax Return); (iv) on a jurisdiction-by-jurisdiction basis and not be less than zero in any jurisdiction for any taxable period; (v) without regard to any Income Tax refunds or overpayment of Income Taxes, provided that calculation of Income Tax Amount shall take account any applicable Income Tax prepayments and estimated Income Tax payments made prior to the Calculation Time by a Transferred Entity for a particular tax year and in a particular jurisdiction to the extent available to offset (but not below zero) Income Taxes for a Pre-Closing Tax Period that would otherwise be included in Income Tax Amount solely in respect of the Tax in the particular tax year and jurisdiction with respect to which such prepayment or estimated Income Tax payment was made; (vi) by applying the seventy percent (70%) safe harbor election under Revenue Procedure 2011-29 (or any similar non-U.S. election) to any “success based fees” that are deductible by the Transferred Entities to the extent permitted under applicable Law; (vii) without taking into account the amount of any reserves for contingent Tax or uncertain Tax positions under GAAP; (viii) excluding any deferred Income Tax assets and liabilities; (ix) excluding any Taxes attributable to Purchaser’s financing; (x) excluding any Taxes attributable to transactions occurring at the direction of Purchaser outside the ordinary course of business on the Closing Date and after the time of the Closing (except for any such transactions contemplated by this Agreement); (xi) for the Straddle Period, determined in accordance with Section 8.2; (xii) without regard to any loss, credit, or Tax attribute of Purchaser or its Affiliates (other than the Transferred Entities) for any Tax period or any loss, credit, or other Tax attribute of the Transferred Entities arising in periods (or portions thereof) commencing after the Closing Date, including, in each case, any such loss, credit, or other Tax attribute that is actually used to offset or reduce any Taxes; (xiii) by including in taxable income for the taxable period (or portion thereof) ending on the Closing Date any adjustment pursuant to Section 481 of the Code (other than such adjustments related to pensions made by O&M Halyard Honduras, La Ada de Acuna, and O&M Halyard Mexico, which, for the avoidance of doubt, shall not be taken into account) (or any corresponding or similar provision of state, local or non-U.S. law) resulting from any change in method of accounting made a Transferred Entity prior to the Closing and deferred revenue received by a Transferred Entity that, in each case, would not otherwise be included in taxable income on or prior to the Closing Date; and (xiv) by excluding any Taxes arising as a result of Section 6.29; provided, further, notwithstanding anything herein to the contrary and for the avoidance of doubt, Income Tax Amount shall not include any Taxes reflected on a Consolidated Tax Return.

“Indebtedness” shall mean, without duplication, in each case calculated in accordance with the Accounting Principles: (a) the unpaid principal amount of, accrued interest, prepayment, redemption or other premiums, or penalties, breakage costs, make-whole payments, yield protection or obligations, and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (i) any indebtedness for borrowed money of any Transferred Entity, whether current, short-term or long-term, secured or unsecured, whether evidenced by bonds (other than surety bonds), notes or debentures, inclusive of all interest, fees, prepayment premiums and penalties owed with respect to such indebtedness assuming the repayment in full thereof, and (ii) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements of any Transferred Entity (valued at the termination value thereof and net of all payments owed to the Transferred Entities or its Affiliates thereunder); (b) any obligations of any Transferred Entity in respect of letters of credit, surety bonds, performance bonds, bankers’ acceptances or bank guarantees, in each case to the extent funds have been drawn and are payable thereunder; (c) all obligations under finance leases by any Transferred Entity that are required to be capitalized on the balance sheet under ASC 842; (d) any obligations of the Transferred Entities to pay the deferred or unpaid purchase price of any stock, assets, business, securities, equipment, goods, property or services, whether contingent or otherwise, related to acquisitions entered into on or prior to the Closing, for purposes of this clause (d), including (i) obligations under noncompete, consulting or similar arrangements entered in connection with any such purchase in lieu of additional purchase price and (ii) the maximum amount of earnouts, seller notes, post-closing true-up obligations or similar contingent or deferred payment arrangements relating to prior acquisitions, but excluding any trade payables and accrued expenses arising in the ordinary course of business; (e) with respect to any current or former employee, officer or director of any Transferred Entity, all Liabilities of the Transferred Entities with respect to any unpaid severance, termination indemnity and seniority premium obligations relating to any termination of employment or service occurring prior to the Closing Date, and the employer portion of any payroll or similar Taxes payable by any Transferred Entity with respect to each of the foregoing; (f) all indebtedness of the Transferred Entities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of such Person or lender under such agreement in the event of default are limited to repossession or sale of such property); (g) the Income Tax Amount and Transition Tax Obligations; (h) any Emergency Deferral Taxes; (i) any Transfer Taxes payable by Purchaser or a Transferred Entity for which the Seller is liable pursuant to Section 8.8 to the extent not paid prior to the Calculation Time by Seller or one of its Subsidiaries (including any Transferred Entity) directly to the applicable Tax Authority; (j) any obligations of a Transferred Entity secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien; (k) all obligations of others secured by a Lien on any asset of the Transferred Entities; (l) all liabilities of the Transferred Entities under any factoring, receivable financing or similar arrangement; (m) any obligations of a Transferred Entity under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (n) any minimum commitment obligations to the extent the Transferred Entities have not taken up, or currently have no reasonable expectation to take up such commitment (other than purchase commitments used in the Business in the ordinary course of business), (o) any liabilities of a Transferred Entity for asset retirement or any remaining obligations for leases that prior to the Closing have been partially or fully exited or abandoned, and (p) all obligations of the type referred to in clauses (a) through (o) of other Persons for the payment of which any Transferred Entity is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations; provided, that, for the sake of clarity, Indebtedness shall not include (1) any intercompany trade accounts between a

Transferred Entity and any member of the Seller Group not required to be terminated by Section 6.7 or Section 6.8, (2) any intercompany accounts between Transferred Entities, (3) any Liabilities included in the calculation of Working Capital or Transaction Expenses, in each case, as finally determined pursuant to Section 2.7, and (4) any Liabilities that are transferred from a Transferred Entity to a member of the Seller Group pursuant to the Pre-Closing Restructuring and for which no Transferred Entity has no further obligation or liability.

“Intellectual Property” shall mean any and all of the following including all statutory and/or common law rights throughout the world in, arising out of, or associated with the following: (a) Patents; (b) Marks; (c) Internet Properties; (d) Copyrights; (e) Software, data, databases, and collections of data; (f) Trade Secrets; and (g) any and all rights (created or arising under the laws of any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) now existing and related to the (a) – (f) above, including the right to bring suit, pursue past, current and future violations, infringements, or misappropriations, and collections.

“International Trade Laws” shall mean any applicable requirement of Law or other applicable restrictive measure relating to economic, financial, or trade sanctions, export controls, customs, or anti-boycott measures administered, enacted, or enforced by a relevant Governmental Entity, including but not limited to all applicable (a) export controls, import controls and customs, antiboycott, and economic or financial sanctions Laws and regulations of the United States, such as Sanctions Laws; the United States Export Administration Act of 1979, as amended, the Export Control Reform Act of 2018, and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; the anti-boycott regulations, guidelines, and reporting requirements under the Export Administration Regulations and Section 999 of the Internal Revenue Code; U.S. customs Laws enforced by U.S. Customs and Border Protection; and other potentially applicable regulations administered by the U.S. Department of Energy, U.S. Department of Commerce, and U.S. Nuclear Regulatory Commission; and (b) and any similar Laws in any other jurisdiction in which the Transferred Entities, or their respective agents or representatives when acting on behalf of any of the Transferred Entities, conduct business.

“Internet Properties” shall mean World Wide Web addresses, domain names, URLs, web pages, websites and all Copyrights contained therein, and applications and registrations therefor, accounts with social media companies (e.g., X, Facebook) and all Copyrights contained therein, the handles and identifiers and designations found thereon and related thereto.

“Inventory” means all inventory, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items of the Business.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Assets” shall mean Software, Software engines, computer hardware, servers, networks, platforms, firmware, applications, databases, peripherals, data communication lines, websites and all Copyrights contained therein, and links and equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping, and communications telecommunications systems, interfaces, and other information technology and computer systems, including any outsourced systems and processes.

“Knowledge of Purchaser” shall mean the actual knowledge after due inquiry (and in no event encompassing constructive, imputed or similar concepts of knowledge) of the Persons listed on Section 1.1(d) of the Purchaser Disclosure Schedule.

“Knowledge of Seller” shall mean the actual knowledge after due inquiry (and in no event encompassing constructive, imputed or similar concepts of knowledge) of the Persons listed on Section 1.1(e) of the Seller Disclosure Schedule.

“Law” shall mean any law, statute, code, regulation, ordinance or rule promulgated by any Governmental Entity or any Order.

“Liability” shall mean all indebtedness, obligations and other liabilities of any kind or nature, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any debt, fines, penalties, losses, costs, interest, charges, claims, causes of action, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Licensed Intellectual Property” shall mean Intellectual Property that the Transferred Entities are licensed or otherwise permitted by other Persons to use.

“Liens” shall mean all liens, pledges, charges, security interests, purchase agreements, options, restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws), licenses, sublicenses, covenants not to sue, easement, encroachment, limitation, condition, hypothecation or other similar encumbrances.

“Limited Partnership Agreement” shall mean that certain Amended and Restated Agreement of Exempted Limited Partnership of Dominion Healthcare Holdings, L.P., substantially in the form of Exhibit D hereto.

“Loss” shall mean, any damage, Liability, Taxes, demand, claim, action, penalty, award, judgment, fine, fees or other out-of-pocket expense (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, advancing, pursuing, preparing or defending the foregoing) of or against such Person; provided that “Loss” shall not include any punitive or exemplary damages, in each case, except to the extent such damages are determined to be payable to a third party in connection with a final non-appealable judgment by a Governmental Entity made with respect to a third party’s claim.

“Marks” shall mean all trademarks, service marks, trade dress, logos, brand names, trade names, corporate names, fictitious and other business names, product and service names, any other indicia of source or origin and all registrations and applications for registration of the foregoing (and any extensions, modifications and renewals of any such registrations and applications), including all intent-to-use registrations or similar reservation of rights, together with the goodwill symbolized by any of the foregoing.

“Open Source Software” shall mean Software that is licensed pursuant to (a) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, BSD license and Apache license) and any “copyleft” license or any other license under which such Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms, and/or (b) any Reciprocal License.

“Order” shall mean any outstanding order, judgment, writ, injunction, stipulation, award or decree by a Governmental Entity that is binding on any Person or its property under applicable Law.

“Organizational Documents” shall mean, with respect to a Person, the certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or equivalent governing documents, as applicable, of such Person, and any amendment thereto.

“Owned Intellectual Property” shall mean the Intellectual Property owned or purported to be owned by (a) any Transferred Entity, including the Intellectual Property forth in Section 1.1(b) of the Seller Disclosure Schedule, and (b) Seller or its Subsidiaries (other than any Subsidiary that is a Transferred Entity) related to the Business, in each case, excluding any Excluded Assets and the Seller Names.

“Patents” shall mean patents and patent applications (whether reduced to practice or not), utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof.

“Payor” means any Governmental Health Program and all other health care service plans, health maintenance organizations, health insurers and/or other private, commercial, or governmental third-party payors.

“Permits” shall mean all licenses, permits, approvals, registrations, authorizations, Orders, clearances, exemptions, or consents issued by any Governmental Entity.

“Permitted Liens” shall mean (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or that are being contested by appropriate Actions or that may thereafter be paid without material penalty, (b) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested by appropriate Actions and for which appropriate reserves have been established by Seller or its Subsidiaries and maintained in accordance with GAAP, (d) Liens disclosed, reflected or reserved for in the Business Financial Statements, (e) other non-monetary Liens not materially interfering with the ordinary conduct of the Business as a whole or that would not, individually or in the aggregate, reasonably be expected to impair in any material respect the present use, operation or value of the applicable property, (f) the rights of tenants, as tenants only as tenants only without any right to purchase, under leases, subleases and similar agreements with respect to the Business Leased Real Property or Business Owned Real Property, (g) Liens set forth or described in the applicable title insurance policies with respect to the Business Owned Real Property, and any easements, covenants, rights-of-way, restrictions of record and other similar charges not materially interfering with the ordinary conduct of the Business as a whole or that would not, individually or in the aggregate, reasonably be expected to impair in any material respect the present use, operation or value of the applicable property, (h) zoning, building and other similar restrictions, or any conditions that would be shown by a current, accurate survey or physical inspection of any Business Leased Real Property or Business Owned Real Property that would not, individually or in the aggregate, reasonably be expected to impair in any material respect the present use, operation or value of the applicable property, (i) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (j) non-exclusive licenses or other rights granted in respect of Intellectual Property in the ordinary course of business in connection with the sale or provision of Company’s products or services, (k) Liens incurred in the ordinary course of business securing Liabilities that are not material to the Business as a whole, (l) any purchase money security interests, equipment leases or similar financing arrangements, and (m) Liens that will be released at or prior to Closing (provided that such Liens shall be released and not be Permitted Liens as of the Closing).

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Data” means any information about an identifiable natural person that alone or in combination with other information identifies, relates to, describes, is reasonably capable of being associated with, could reasonably be linked with any individual or household, or could be used to identify, a natural person, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Data Protection Law.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Process”, “Processed”, or “Processing” shall mean any operation or set of operations performed, whether by manual or automated means, on Personal Data or on sets of Personal Data, including the collection, use, sale, storage, transfer, disclosure, analysis, deletion, or modification thereof.

“Product” shall mean the products and services sold, licensed out or offered by the Business as of the date of this Agreement or such other date, as applicable.

“Purchaser Indemnitees” shall mean, collectively, Purchaser and its Affiliates (including the Transferred Entities), its and their respective successors and assigns, and its and their respective Representatives.

“Purchaser Material Adverse Effect” shall mean any event, change, circumstance, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay (or has so prevented or materially delayed) the ability of Purchaser to consummate the Sale in accordance with the terms of this Agreement.

“Purchaser Parent” shall have the meaning set forth in the Recitals.

“R&W Insurance Policy” means the buyer side representation and warranty liability insurance policy, if any, bound in connection with this Agreement.

“Reciprocal License” shall mean a license of an item of Software that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution or licensing of any other Software (other than such item of software in its unmodified form); (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of software in its unmodified form) be at no charge; and/or (c) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software.

“Registered” shall mean Intellectual Property that is issued, registered, renewed or the subject of a pending application, intent to use registrations or similar reservation of rights under the authority of any Governmental Entity.

“Regulatory Laws” shall mean, collectively, any Laws, including any Healthcare Notification Laws or Antitrust Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that affect foreign investment, national security or national interest of any jurisdiction.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, leaching, migration, releasing, escaping, dumping or disposing into, through or upon the environment, including but not limited to the indoor and ambient air, soil, surface water or groundwater.

“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors and representatives.

“Required Approvals” shall mean each of the Regulatory Approvals set forth on Section 1.1(f) of the Seller Disclosure Schedule.

“Restricted Cash” shall mean any cash or cash equivalents that is restricted or prohibited from being used in the jurisdiction where such cash is held due to applicable Law or contractual restrictions or obligations of the applicable Transferred Entity.

“Retained Businesses” shall mean the businesses of the Seller Group and its Affiliates (other than the Business), including the Excluded Assets.

“Retained Employees” means each individual employed as of the date of this Agreement by a Transferred Entity set forth on Section 1.1(g) of the Seller Disclosure Schedule.

“Retained Liabilities” shall mean all Liabilities of any kind that is not a Business Liability, including, (i) any Liability, whether occurring, existing or asserted before, on or after the Closing, resulting from, arising out of or relating to the Pre-Closing Restructuring or the Retained Businesses (including any Liabilities under any Shared Contract for which Seller is responsible for pursuant to Section 6.5(c)), (ii) Liabilities resulting from, arising out of or relating to the Retained Matters and (iii) Liabilities resulting from, arising out of or relating to the matters set forth on Section 1.1(i) of the Seller Disclosure Schedule.

“Rollover” shall have the meaning set forth in the Recitals.

“Rollover Units” means the number of Class A Units (as defined in the Limited Partnership Agreement) of Purchaser Parent equal to 5% of the issued and outstanding Common Units (as defined in the Limited Partnership Agreement) of Purchaser Parent as of the Closing.

“Rollover Company Securities” means five percent (5%) of the limited liability company interests in the Company.

“Rollover Seller Representations” means the representations and warranties of Seller set forth in Section 3.6.

“Sanctioned Jurisdiction” shall mean a country or territory that is, or since April 24, 2019, has been, the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba; Iran; North Korea; and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under International Trade Laws, including: (a) any Person identified on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to the Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control; the Denied Persons, Unverified, or Entity Lists, maintained by the U.S. Department of Commerce’s Bureau of Industry and Security; the Debarred List or non-proliferation sanctions lists maintained by the U.S. State Department’s Directorate of Defense Trade Controls; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, maintained by the European Union; the Consolidated List of Assets Freeze Targets, maintained by His Majesty’s Treasury (U.K.); the United Nations Security Council Consolidated List, maintained by the UN Security Council Committee; or any other similar list maintained by any other Governmental Entity having jurisdiction over the Agreement; and (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a) so as to subject the Person to sanctions; or (c) any Person that is organized, resident, or located in a Sanctioned Jurisdiction.

“Sanctions” shall mean those trade, economic, and financial sanctions Laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted, or enforced from time to time by (i) the United States (including, without limitation, the Department of the Treasury, Office of Foreign Assets Control and U.S. Department of State) or (ii) other similar Governmental Entity with regulatory authority over the Transferred Entities.

“SBA” shall have the meaning set forth in Section 4.21(c).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” shall mean any Benefit Plan that is not a Transferred Entity Benefit Plan.

“Seller Group” shall mean Seller and its Subsidiaries (other than any Transferred Entity).

“Seller Indemnified Taxes” shall mean the amount (which may not be less than zero) of any, without duplication: (a) Taxes of Seller or its Affiliates (other than the Transferred Entities, which will be governed by the other clauses in this definition) for any taxable period (or portion thereof), (b) all Taxes of any member (including, for the avoidance of doubt, a Transferred Entity or predecessor thereof; provided, for the avoidance of doubt, the foregoing shall not include Taxes in respect of operations of a Transferred Entity in respect of the Post-Closing Tax Period) of an affiliated group or consolidated group of which any Transferred Entity (or any predecessor of a Transferred Entity) is or was a member on or before the Closing imposed pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or non-U.S. Law (excluding, for the avoidance of doubt, separate state Income Taxes), (c) any Taxes imposed on any Transferred Entity as a direct result of the Pre-Closing Restructuring, (d) any Taxes imposed on any Transferred Entity as a direct result of any transaction undertaken pursuant to Section 6.7 or Section 6.8, and (e) any Taxes imposed on a Transferred Entity in respect of a Pre-Closing Tax Period under Section 951 or Section 951A of the Code (as determined consistently with Section 8.2), provided, for the avoidance of doubt, Seller Indemnified Taxes shall not include any amount (i) included in the calculation of Working Capital Adjustment Amount, Closing Cash Amount, Closing Indebtedness Amount or Closing Transaction Expense Amount or (ii) reflected on a Consolidated Tax Return and paid by Seller. For the avoidance of doubt, “Seller Indemnified Taxes” shall be determined without regard to (x) any loss, credit or Tax attribute of Purchaser or its Affiliates (other than a Transferred Entity) for any Tax period or (y) any loss, credit or other Tax attribute of any Transferred Entity arising in any Post-Closing Tax Period, including, in each case, any such loss, credit, or other Tax attribute that is actually used to offset or reduce any Taxes included in “Seller Indemnified Taxes”.

“Seller Indemnitees” shall mean, collectively, Seller and its Affiliates, its and their respective successors and assigns, and its and their respective Representatives.

“Seller Material Adverse Effect” shall mean any event, change, circumstance, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay (or has so prevented or materially delayed) the ability of Seller to consummate the Sale in accordance with the terms of this Agreement.

“Seller Tax Group” means any “affiliated group” (within the meaning of Section 1504(a) of the Code) or any other consolidated, combined, unitary or similar Tax group defined under any state, local, or non-U.S. Laws of which Seller or any of its Affiliates (other than any Transferred Entity) is the common parent.

“Shared Contract” means any Contract (excluding any Moving Contract) between Seller or one of its Subsidiaries (including any Transferred Entity), on the one hand, and a third party, on the other hand, that relates in any material respect to both (i) the Business and (ii) the Retained Business; provided that, none of the Contracts the benefits of which Seller or any of its Subsidiaries will provide to Purchaser under the Transition Services Agreement or that are used in the provision of general corporate and administrative services that are not unique to the Business (general finance, treasury and accounting services, human resources and information technology services) shall be a Shared Contract.

“Software” shall mean all computer programs and other software, (including statements in human readable form such as comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language, and such statements in batch or scripting languages), operating systems, software implementations of algorithms, models and methodologies, and the integration of any of the foregoing, together with any and all user interfaces, screens, formats, text, diagrams, graphs, charts, flow-charts, and other information that describe the foregoing, firmware and microcode, and implementations, whether in source code, object code, data base rights, and applications, and all documentation including user manuals and other training documentation relating to any of the foregoing.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) first Person (or a Subsidiary thereof) is a general partner or managing member.

“Tax” shall mean (i) any tax of any kind, including any federal, state, provincial, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, real property, personal property, premium, customs duties, unemployment, disability, margin, ad valorem, goods and services, branch, healthcare, insurance, workers compensation, compensation, utility, transaction, gains taxes, net worth, environmental, excise, value added, estimated, stamp, alternative or add-on minimum or withholding tax, and any other duty, fee, impost, levy assessment or charge, in any such case in the nature of a tax, whether disputed or not, together with all interest, penalties and additional amounts imposed by a Governmental Entity with respect to such amounts, (ii) any liability for payment of amounts described in clause as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or as a result of a Tax Sharing Agreement.

“Tax Authority” shall mean any Governmental Entity responsible for the assessment, determination, collection, or administration of any Tax.

“Tax Proceeding” shall mean any claim, audit, examination, contest, inquiry, litigation, or other Action with or against any Tax Authority.

“Tax Return” shall mean any return, declaration, report, statement, claim for refund, or information return or statement (including any attachments thereto) or forms relating to Taxes filed or required to be filed with any Tax Authority, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” shall mean any Tax sharing, Tax indemnity, Tax receivable, Tax allocation or similar agreement or Contract.

“Trade Secrets” shall mean any confidential and proprietary information, trade secrets, know-how, designs, processes, inventions, techniques, methods, formulae, algorithms, layouts, designs and specifications, source code, technical data, customer and supplier lists, pricing, cost information, and business and marketing plans, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing.

“Transaction Expenses” shall mean without duplication and solely to the extent incurred at, prior to or as a result of the Closing and remaining unpaid immediately prior to the Closing, all third party, out-of-pocket fees, costs and expenses incurred or otherwise payable by any Transferred Entities in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and any sale process related thereto, including (a) any fees and expenses of consultants, investment bankers, brokers, financial advisors, attorneys, accountants or other advisors, in each case, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (b) all transaction-related bonuses, retention payments, severance and similar amounts payable by any Transferred Entities to current and former employees or individual service providers of the Business as a result of the Closing, together with the employer portion of any applicable employment, payroll or similar Taxes due thereon; provided that, in no event shall Transaction Expenses include any severance payments that become payable, due or owing to current or former employees or individual service providers of the Business resulting from a termination of employment or service for any reason that occurs following the Closing or otherwise at the direction of Purchaser or any of its Affiliates; provided, further that, for clarity, any severance payments that become payable, due or owing resulting from an individual’s resignation for “good reason” (or term of similar import) solely as a result of the consummation of the transactions contemplated by this Agreement (and not due to any action or inaction by Purchaser or any of its Affiliates) shall constitute Transaction Expenses; provided, further, that, for the sake of clarity, this clause (b) shall not include any Liabilities included in the calculation of Working Capital as finally determined pursuant to Section 2.7, and (c) all costs and expenses related to the Pre-Closing Restructuring and not paid as of the Closing; provided that if Seller pays prior to or at Closing, or agrees by an instrument in writing signed by Seller and Purchaser to pay and be responsible for, any fee, cost or expense of the Transferred Entities that would otherwise constitute a Transaction Expense, any such fee, cost or expense shall not be a Transaction Expense hereunder and such amounts shall be Retained Liabilities for all purposes hereunder; provided, further, that Transaction Expenses shall not include Transfer Taxes, which are governed by Section 8.8, or any items constituting Indebtedness (as finally determined pursuant to Section 2.7), or any fees or payments borne by Purchaser pursuant to this Agreement, including any HSR Act filing fees or any other regulatory filing or similar fees, costs or expenses in respect of any other Regulatory Laws, which are governed by Section 6.3(f).

“Transaction Tax Deductions” shall mean, without duplication, any Tax deductions, losses, credits or similar items of the Transferred Entities attributable to (a) Transaction Expenses (without regard to the first proviso of the definition thereof) or (b) fees, costs, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees and unamortized or deferred financing fees, costs or expenses) incurred by the Transferred Entities in connection with the transactions contemplated by this Agreement (including as a result of the payment of Transaction Expenses (without regard to the first proviso of the definition thereof) or Indebtedness made by (or on behalf of) any Transferred Entity), in each case, solely to the extent that any such payment is either made by a member of the Seller Group or a Transferred Entity at or prior to the Calculation Time or such payment is otherwise taken into account in the calculation of the Final Purchase Price as finally determined pursuant to Section 2.6 by their inclusion as a Liability in the determination of Working Capital or Indebtedness or inclusion in Transaction Expenses. Notwithstanding anything to the contrary, Transaction Tax Deductions shall not include any deductions, losses, credit or similar that are deductible by Seller or any of its Affiliates (other than the Transferred Entities).

“Transferred Entity Benefit Plan” shall mean each Benefit Plan that (a) as of immediately prior to the Closing: (i) is sponsored or maintained by one or more Transferred Entities or (ii) is contributed to solely by one or more Transferred Entities, or (b) is an Assumed Benefit Plan.

“Transferred Entity Employee” shall mean each employee of a Transferred Entity as of immediately prior to the Closing.

“Transferred India Business Employee” shall mean each employee set forth on Schedule 4.9(a) who is employed by Owens & Minor India Private Limited as of the date of this Agreement and transfers prior to the Closing to O&M Halyard Health India Private Limited.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing, substantially in the form of Exhibit C hereto, with such changes as may be mutually agreed upon between the parties hereto, including any modifications to reflect changes in allocations of contracts and provisions of services.

“Transition Tax Obligations” shall mean the net Tax liability of any Transferred Entity under Section 965 of the Code, including any amounts that are not yet due and payable pursuant to an election under Section 965(h) of the Code to pay such net Tax liability in installments.

“TSA Consent” shall mean any consent, approval, permission, waiver, authorization or license (including modifications to or extensions or renewals of or replacements for an existing licenses) as required for either party to the Transition Services Agreement to perform its obligations thereunder.

“United States” shall mean the United States of America, including any State thereof and the District of Columbia.

“Working Capital” shall mean (a) the current assets of the Transferred Entities solely consisting of the line items of current assets specifically identified in Part 2 of Exhibit B, in each case as of the Calculation Time less (b) the current liabilities of the Transferred Entities solely consisting of the line items of current liabilities specifically identified in Part 2 of Exhibit B, in each case as of the Calculation Time; and in each case, without duplication and without giving effect to the Sale, and calculated in accordance with the Accounting Principles; provided, that in no event shall “Working Capital” include any amounts to the extent included in or with respect to (i) Cash or Indebtedness, (ii) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts that were settled or eliminated prior to the Calculation Time, or (iii) Liabilities or payments that are expressly required to be paid at or following the Closing by Seller or any of their Affiliates; and provided, further, that in no event shall “Working Capital” include any amounts with respect to deferred Tax assets, deferred Tax liabilities, Income Tax assets (including any income tax refunds and receivables), Income Tax liabilities, or any amounts included in the calculation of Transaction Expenses.

“Working Capital Adjustment Amount” shall mean an amount (which may be a positive or negative number) equal to (i) Working Capital minus (ii) $1,015,000,000.

Section 1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section / Article
Agreement	Preamble
Alternative Financing	6.17(b)
Anticorruption Laws	4.6(b)
Business Assets	4.10(a)
Business Financial Statements	4.3
Business Insurance Policies	4.12
Business IT Assets	4.16(a)
Business Leased Real Property	4.14(b)
Business Material Contract	4.7(a)
Business Material Contract Consents	6.5(a)
Business Owned Real Property	4.14(a)
Business Permits	4.13
Closing	2.1
Closing Date	2.3(a)
Closing Purchase Price	2.4
Company	Recitals
Company Interests	Recitals
Contract Consents	6.5(c)
D&O Indemnified Person	6.11(a)
Data Room	12.1(b)
Debt Commitment Letters	5.6(a)
Debt Financing	5.6(a)
Debt Financing Sources	5.6(a)
Enforceability Exceptions	3.2
Enforcement Action	10.3(c)
Enforcement Costs	10.3(c)
Equity Commitment Letter	Recitals
Equity Financing	5.6(b)
Estimated Closing Statement	2.4
Express Representations	3.6
Fee Letter	5.6(a)
Final Closing Statement	2.6(c)
Final Purchase Price	2.5
Financing	5.6(b)
Guarantees	6.9(a)
Headline Allocation	8.1(b)
Inbound IP Licenses	4.7(a)(viii)

Term	Section / Article
Indemnified Party	11.5(a)
Indemnifying Party	11.5(a)
Indemnity Agreement	6.11(a)
Independent Accounting Firm	2.6(c)
Initial Closing Statement	2.5(a)
Interim Financial Statements	4.3
Leases	4.14(b)
Legal Restraints	9.1(b)
Material Customer	4.26(a)
Material Supplier	4.26(b)
Multiemployer Plan	4.8(d)
Notice of Disagreement	2.6(a)
Occurrence-Based Policies	6.10(b)
Outside Date	10.1(b)
Post-Closing Adjustment	2.7
Post-Closing Claims	6.10(a)
Pre-Closing Claims	6.10(b)
Pre-Closing Restructuring	6.21
Preparation Principles	8.4(a)
Purchase Price	2.2
Purchaser	Preamble
Purchaser DC Plan	7.7
Purchaser Disclosure Schedule	V
Purchaser Related Party	10.3(d)
Purchaser Sponsor	Recitals
Regulatory Approvals	6.3(a)
Reimbursement Obligations	6.18(b)
Related Parties	12.13
Required Amount	5.6(a)
Resolution Period	2.6(b)
Restructuring Covenants	11.1
Retained Indebtedness	2.3(b)(i)(C)
Sale	2.1
Security Incident	4.17(a)
Seller	Preamble
Seller Disclosure Schedule	III
Seller Group’s Counsel	12.14
Seller Names	6.14
Seller Releasees	6.20(a)
Solvent	5.7
Solvent Entities	5.7
Sponsor Guaranty	Recitals

Term	Section / Article
Tax Refunds	8.9(a)
Termination Fee	10.3(a)
Termination Payments Third Party Claim	10.3(a) 11.5(b)
Transfer Taxes	8.8
Transferred Business Employee	7.3
Transferred Entities	Recitals
Transferred Entity	Recitals
Transferred Marks	6.15(a)
U.S. Foreign National Employees	7.12

ARTICLE II

THE SALE

Section 2.1 Rollover; Sale and Purchase of the Company Interests.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Seller shall contribute, assign, transfer and deliver to Purchaser Parent, immediately prior to the transactions contemplated by the following clause (ii), the Rollover Securities, free and clear of all Liens, and, in exchange therefor, Purchaser Parent shall issue to Seller the Rollover Units, in each case, free and clear of all Liens other than Liens under the Limited Partnership Agreement and restrictions on transfer under applicable securities Laws, and (ii) immediately thereafter and immediately prior to the Sale, Purchaser Parent shall contribute, the Company Interests through one or more wholly-owned Subsidiaries to Purchaser (the transaction described in this Section 2.1(a), the “Rollover Transactions”).

(b) Immediately following the consummation of the Rollover Transactions, upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Seller shall transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the right, title and interest in and to all of the Company Interests (other than the Rollover Company Securities), free and clear of all Liens, other than restrictions on transfer arising under applicable securities Laws or Liens imposed or created by Purchaser or any of its Affiliates (the “Sale”).

Section 2.2 Purchase Price. In consideration for the Company Interests (other than the Rollover Company Securities), Purchaser shall pay to Seller (and/or one or more of Seller’s designees) an aggregate amount of cash equal to (a) the Base Purchase Price, plus (b) the Working Capital Adjustment Amount, plus (c) the Closing Cash Amount, minus (d) the Closing Indebtedness Amount, minus (e) the Closing Transaction Expense Amount (the aggregate amount determined pursuant to this Section 2.2, the “Purchase Price”).

Section 2.3 Closing.

(a) The Closing shall take place remotely by conference call and electronic exchange and delivery of signatures and documents (i.e., e-mail of pdf documents), on (i) the date that is five (5) Business Days after the date on which all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or (ii) at such other place, time or date as may be mutually agreed upon in writing by Seller and Purchaser; provided, that notwithstanding the foregoing, in no event shall the Closing occur prior to the date that is sixty (60) days after the date of this Agreement. The date on which the Closing actually occurs is referred to as the “Closing Date”.

(b) At the Closing (or, with respect to the requirements set forth in Section 2.3(b)(i)(C), no later than three (3) Business Days prior to the Closing Date):

(i) Seller shall:

(A) convey to Purchaser all of Seller’s right, title and interest in the Company Interests in a customary form of transfer instrument sufficient to transfer such Company Interests to Purchaser;

(B) deliver to Purchaser a duly executed counterpart to each of the Ancillary Agreements to which any member of the Seller Group or any Transferred Entity is a party;

(C) deliver to Purchaser in escrow, no later than three (3) Business Days prior to the Closing Date, customary release confirmation documentation to be effective as of the Closing Date, in respect of the Indebtedness or other obligations of the Seller set forth on Section 2.3(b)(i)(C) of the Seller Disclosure Schedule (the “Retained Indebtedness”) that will not be paid in full and discharged on the Closing Date, providing that (x) all obligations (whether as primary obligor, guarantor or otherwise) and (y) all guarantees, security interests and liens, in each case of the Transferred Entities (and their respective assets) related to the Retained Indebtedness shall be released and discharged (together with, to the extent applicable, appropriate lien release documentation and/or terminations), in each case in a form customary for transactions of this nature and reasonably acceptable to Purchaser each signed by or on behalf of the lenders or holders of such Retained Indebtedness (or, in each case, the agent or other representative thereof), as applicable;

(D) deliver to Purchaser a properly completed and duly executed IRS Form W-9 verifying that none of the payments made to Seller hereunder is subject to backup withholding;

(E) deliver to Purchaser the certificate required to be delivered pursuant to Section 9.2(c);

(F) deliver to Purchaser copies of the letters of resignation, duly executed by the applicable individual, effecting the resignations contemplated by Section 6.19; and

(G) deliver a flash drive or other digital archive containing the contents of the Data Room, including the documents and other materials that were made available, and indicating, for each such document or other material, the date that it was uploaded to the Data Room.

(ii) Purchaser shall:

(A) deliver to Seller (or to any Affiliate designated by Seller) by wire transfer, to an account or accounts designated by Seller (or by such Affiliate) prior to the Closing, immediately available funds in an aggregate amount equal to the Closing Purchase Price;

(B) deliver to Seller a duly executed counterpart to each of the Ancillary Agreements to which Purchaser or any of its Affiliates is a party;

(C) deliver to Seller the certificate required to be delivered pursuant to Section 9.3(c); and

(D) pay any Transaction Expenses that Seller so requests in writing it pay in the Estimated Closing Statement.

Section 2.4 Closing Statement. Not less than five (5) Business Days prior to the anticipated Closing Date, Seller shall provide Purchaser with a statement that contains Seller’s good faith estimate, with reasonable support, of each of (i) the Working Capital Adjustment Amount, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, and (iv) the Closing Transaction Expense Amount (such statement, the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth (i) Seller’s determination of the Closing Purchase Price based on such estimated amounts and (ii) the account or accounts to which Purchaser shall transfer the Closing Purchase Price pursuant to Section 2.3 (and the amount to be transferred to each such account). The Estimated Closing Statement shall be prepared in good faith in accordance with the Accounting Principles. Not less than two (2) Business Days prior to the anticipated Closing Date, Purchaser may provide Seller with any reasonable comments that it has regarding the Estimated Closing Statement, which Seller shall consider in good faith; provided, that the foregoing shall not delay the Closing.

Section 2.5 Post-Closing Statements.

(a) Within sixty (60) days after the Closing Date, Seller shall prepare in good faith and deliver to Purchaser a statement that sets forth (i) the Working Capital Adjustment Amount, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, and (iv) the Closing Transaction Expense Amount, together with reasonable support and detail of Seller’s calculations of the foregoing amounts (such statement, the “Initial Closing Statement”). The Initial Closing Statement shall be prepared in good faith in accordance with the Accounting Principles. If Seller fails to deliver the Initial Closing Statement within such sixty (60) day period to Purchaser, then, notwithstanding anything to the contrary in this Agreement, at the sole discretion of Purchaser by written notice to Seller, (i) the Estimated Closing Statement shall be binding upon the parties and deemed the Final Closing Statement for purposes of this Agreement or (ii) Purchaser may engage the Independent Accounting Firm to, at Seller’s expense, prepare the Initial Closing Statement, which absent manifest error or fraud, shall be binding upon the parties and deemed the Final Closing Statement for purposes of this Agreement.

(b) In order to allow Seller to prepare the Initial Closing Statement, following the Closing through the date that the Initial Closing Statement becomes final and binding in accordance with Section 2.6, Seller and its Representatives shall be permitted to reasonable access to review the books, records and work papers of the Transferred Entities and Purchaser that are related to the calculations of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount and the Closing Transaction Expense Amount, and Purchaser shall, and shall cause its Affiliates (including the Transferred Entities) and its and their respective employees, accountants and other Representatives to, cooperate with and assist Seller and its Representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable advance notice and during normal business hours.

(c) Purchaser agrees that, following the Closing through the date that the Initial Closing Statement becomes final and binding in accordance with Section 2.6, it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the Business Financial Statements or the Initial Closing Statement are based, or on which the Final Closing Statement is to be based, that would impede or delay, or have the primary purpose of affecting, the determination of the amount of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount or the Closing Transaction Expense Amount or that would impede or delay the preparation of any Notice of Disagreement or the Final Closing Statement in the manner and utilizing the methods provided by this Agreement.

Section 2.6 Reconciliation of Initial Closing Statement.

(a) Purchaser shall notify Seller in writing no later than sixty (60) days after Purchaser’s receipt of the Initial Closing Statement if Purchaser disagrees with the Initial Closing Statement, which notice shall describe the basis for such disagreement (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to Seller within such sixty (60)-day period, then the Initial Closing Statement shall become final and binding upon the parties in accordance with Section 2.6(c). If a Notice of Disagreement is delivered to Seller within such sixty (60) day period, then only such portions of the Initial Closing Statement that Purchaser does not identify or disagree with in the Notice of Disagreement shall become final and binding upon the parties and the other portions shall be subject to Section 2.6(c).

(b) During the sixty (60) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement.

(c) If, at the end of the Resolution Period, Seller and Purchaser are unable to resolve any differences that they have with respect to the matters identified in the Notice of Disagreement, Seller and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement to (i) an independent certified public accounting firm in the United States of national reputation mutually acceptable to Seller and Purchaser, or (ii) if Seller and Purchaser are unable to agree upon such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Seller and Purchaser shall each select one independent certified public accounting firm in the United States of national reputation and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accounting Firm”). Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm, acting as an expert and not an arbiter, shall make a final determination in accordance with the Accounting

Principles and the definitions contained in this Agreement and based solely on the written submissions of the parties and not an independent review, of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement that Seller and Purchaser have submitted to the Independent Accounting Firm. The Accounting Firm’s final determination in accordance with the requirements of this Agreement shall be final, binding and non-appealable on the parties, absent showing of fraud or manifest error in such final determination. With respect to each disputed matter, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Seller in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such disputed matter. For the avoidance of doubt, the Independent Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement and shall not consider any events or developments that occurred after the Closing. The Initial Closing Statement as finally determined either through agreement of the parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c), shall be the “Final Closing Statement.”

(d) All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne on a proportionate basis by Seller, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Person bears to the amount actually contested. The allocation of such fees and expenses shall be determined by the Independent Accounting Firm in accordance with the foregoing sentence, which shall be binding and conclusive on the parties. During the review by the Independent Accounting Firm, each of Purchaser and Seller shall, and shall cause its respective Subsidiaries (including, in the case of Purchaser, the Transferred Entities) and its and their respective employees, accountants and other Representatives to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 2.6(c) and neither Purchaser nor Seller shall engage in any ex parte communication with the Independent Accounting Firm on matters relating to the Initial Closing Statement or Notice of Disagreement. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator, it being understood that in acting under this Agreement, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator.

(e) Absent fraud, the process set forth in Section 2.5 and this Section 2.6 shall be the sole and exclusive remedy of Purchaser and Seller and their respective Affiliates for any disputes related to the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Transaction Expense Amount, the Post-Closing Adjustment, the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, and the application of the Accounting Principles in determining any such amounts, whether or not the underlying facts and circumstances constitute a breach of any representations, warranties or covenants contained in this Agreement. All calculations made under this Section 2.6 shall be made in accordance with the Accounting Principles.

Section 2.7 Post-Closing Adjustment. The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to (a) the Purchase Price calculated based on the Working Capital Adjustment Amount, the Closing Indebtedness Amount, the Closing Cash Amount and the Closing Transaction Expense Amount, each as set forth in the Final Closing Statement, minus (b) the Closing Purchase Price. If the Post-Closing Adjustment is a positive amount, then Purchaser shall pay in cash to Seller (or to an Affiliate designated by Seller) the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Seller (or an Affiliate designated by Seller) shall pay in cash to Purchaser the absolute value of the amount of the Post-Closing Adjustment. The Closing Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Purchase Price.” Any such payment pursuant to this Section 2.7 shall be made by wire transfer of immediately available funds within five (5) Business Days after the determination of the Final Closing Statement to an account designated in writing by the party entitled to such payment within three (3) Business Days after the determination of the Final Closing Statement. The parties hereto intend that any such payment pursuant to this Section 2.7 be treated for U.S. federal and applicable state and local Income Tax purposes as an adjustment to the Purchase Price of the Company Interests and shall not take an inconsistent position for applicable Tax purposes (including filing Tax Returns) unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code or comparable provisions of provisions of state and local tax laws; provided with respect to a state or local determination that any such determination by an applicable Tax Authority shall only affect the parties’ obligations in the applicable jurisdiction).

Section 2.8 Withholding Rights. Seller, the Transferred Entities, Purchaser and any other applicable withholding agent hereunder shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Law related to Taxes. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. Except (a) with respect to compensatory amounts paid to an employee, independent contractor, or similar, and any amounts required to be deducted as a result of Seller’s failure to deliver the IRS Form W-9 in the manner contemplated by Section 2.3(b)(i)(D), or (b) with respect to any amounts required to be paid to Purchaser, each payor party shall use commercially reasonable efforts to provide the other party and the payee against whom such withholding is proposed with advance written notice of any amounts that such person intends to withhold or cause to be withheld under this Section 2.8, the basis therefor, and the calculation thereof, and each party shall cooperate in good faith, as and to the extent reasonably requested by the other party or such payee, to minimize or eliminate any potential deductions or withholdings to the extent permitted by applicable Law. Notwithstanding the foregoing, any compensatory amounts payable to an employee, independent contractor, or similar of Seller pursuant to or as contemplated by this Agreement shall be payable through the relevant Transferred Entity’s regular payroll procedures. Notwithstanding the foregoing, the parties hereto acknowledge and agree that under current Tax law as the date hereof no withholding of Tax is permitted or required under this Agreement in respect of any payments to Seller so long as Seller delivers a duly executed IRS Form W-9 or in respect of any payment to Purchaser so long as Purchaser delivers a duly executed IRS Form W-9.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the disclosure schedule delivered to Purchaser prior to the execution of this Agreement (the “Seller Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure, Seller hereby represents and warrants to Purchaser as follows:

Section 3.1 Organization and Qualification. Seller is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization, and Seller has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is duly qualified or licensed to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the character of the assets or liabilities owned, leased or licensed by it or the conduct or nature of its business makes such qualification, licensing or good standing necessary, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.2 Authority. Each of Seller and the other members of the Seller Group has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and, at the Closing, the Ancillary Agreements, in each case to the extent Seller or any other member of the Seller Group is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent Seller or any other member of the Seller Group is a party to such Contract, in accordance with the terms hereof and thereof. No vote or other approval of the equityholders of Seller or any other member of the Seller Group is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Seller, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes, and each Ancillary Agreement (to the extent Seller or any other member of the Seller Group is a party to such Contract) when executed and delivered by Seller, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser or its Affiliate party thereto, will constitute, a valid, legal and binding agreement of Seller or the applicable member of the Seller Group, enforceable against Seller or the applicable member of the Seller Group, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance or preferential transfers, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

Section 3.3 No Conflicts.

(a) Except as set forth on Section 3.3 of the Seller Disclosure Schedule, no filing with or notice to, and no Permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Seller or any other member of the Seller Group for the execution, delivery and performance by Seller or the applicable member of the Seller Group of this Agreement or any Ancillary Agreement to which Seller or any other member of the Seller Group is a party, or the consummation by Seller or any other member of the Seller Group of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Regulatory Laws, (ii) compliance with any Permits relating to the Business or (iii) any such filings, notices, Permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b) Assuming compliance with the items described in Section 3.3(a), neither the execution, delivery and performance of this Agreement by Seller or any Ancillary Agreement to which Seller or any other member of the Seller Group is a party, nor the consummation by Seller or any other member of the Seller Group of the transactions contemplated hereby or thereby, as applicable, will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Seller or any other member of the Seller Group, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Business Material Contract, or (iii) violate any Law applicable to Seller or any other member of the Seller Group or any of their properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.4 Ownership of the Company Interests; Title. Seller is the record and beneficial owner of the Company Interests. Seller has good, valid and marketable title to the Company Interests, free and clear of all Liens other than restrictions on transfer arising under applicable securities Law. Seller has full right, power and authority to sell, assign, transfer and deliver to Purchaser good and valid title to the Company Interests, free and clear of all Liens other than any restrictions on transfer arising under applicable securities Laws. Immediately following the Closing, Purchaser or its designee, as applicable, will be the record and beneficial owner of the Company Interests, and have good, valid and marketable title to the Company Interests, free and clear of all Liens, other than Liens imposed or created by Purchaser or any of its Affiliates. As of the Closing, other than the Transferred Entities, Seller does not own, directly or indirectly, any Equity Interests in any Person that operates the “Business.”

Section 3.5 Litigation. As of the date of this Agreement and for the past three (3) years, (a) there are no and have not been any pending or, to the Knowledge of Seller, threatened, Actions by or against Seller or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (b) neither Seller nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.6 Rollover Seller Representations.

(a) Seller is acquiring the Rollover Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Rollover Units, in violation of the federal securities Laws or any applicable foreign or state securities Law.

(b) Seller qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act. No events described in Securities and Exchange Commission Rule 506(d)(1)(i)-(viii) of Regulation D of the Securities Act have occurred with respect to Seller.

(c) Seller understands that the acquisition of the Rollover Units to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Seller and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement. Seller is capable of evaluating the merits and risks of its investment in the Rollover Units and Seller’s financial situation is such that it can afford to suffer a complete loss of Seller’s investment in the Rollover Units.

(d) Seller understands that the Rollover Units to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Seller acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom, and, in any case, in accordance with the Limited Partnership Agreement. Seller acknowledges that there is no public market for the Rollover Units and that there can be no assurance that a public market will develop.

(e) Seller acknowledges that it has been provided with such information as it deems necessary to evaluate the merits and risks of investing in the Rollover Units (including financial and other information regarding Purchaser Parent and its Subsidiaries) and has been afforded the opportunity to ask such questions as it deemed necessary of, and to receive answers from, representatives of Purchaser Parent concerning the merits and risks of investing in the Rollover Units, and in making the decision to invest in Purchaser Parent, Seller has relied solely upon independent investigations made by Seller and the representations and warranties contained herein. Seller is not relying, and has not relied, on any other information, representations or warranties concerning Purchaser Parent or any of its Subsidiaries (or any of their businesses, operations or otherwise) in connection with this Agreement and the transactions contemplated hereby (including the Rollover) other than the representations and warranties expressly set forth in Article V of this Agreement. No representations or warranties, oral or otherwise, have been made to Seller or any party acting on Seller’s behalf that are inconsistent with the written materials which have been supplied to Seller by Purchaser Parent. Seller has consulted, to the extent deemed appropriate by Seller, with Seller’s own advisers as to the financial, tax, legal and related matters concerning an investment in the issued Rollover Units and on that basis understands the financial, tax, legal and related consequences of an investment in the issued Rollover Units. Without limiting the foregoing, Seller is not relying on Purchaser Parent or any of its Affiliates for tax advice with respect to the tax consequences of, and related tax considerations involved in, an investment in the Rollover Units. Neither Purchaser Parent nor its Affiliates is guaranteeing or will have any liability to Seller in respect of the tax treatment of the transactions contemplated hereby. Without limiting Purchaser Parent’s obligations under its Organizational Documents or as set forth herein, Purchaser Parent shall not have any liability or obligation (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Seller or any other Person), whether in contract, tort or otherwise, to Seller, or to any Person claiming through Seller, in respect of the Rollover and the Rollover Company Securities.

Section 3.7 No Other Representations or Warranties; No Reliance. Seller acknowledges and agrees that it has relied exclusively on the representations and warranties contained in this Agreement and in the Ancillary Agreements (the “Express Representations”) made by Purchaser and that, except for the Express Representations made by Purchaser, none of Purchaser or any Affiliate thereof, or any other Person or entity on behalf of Purchaser or any Affiliate thereof, has made or makes, and Seller has not relied, and will not rely, upon, any representation or warranty, whether express or implied, with respect to Purchaser, its Subsidiaries, or any of their respective Affiliates, businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information (or any omissions therefrom) provided or made available to Seller or its Affiliates or any of their respective Representatives by or on behalf of Purchaser or any Affiliate or Representative thereof. Seller acknowledges and agrees that none of Purchaser or any Affiliate thereof, or any other Person on behalf of Purchaser or any Affiliate thereof, has made or makes, and Seller has not relied, and will not rely, upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Seller, its Affiliates or their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Purchaser or its Subsidiaries.

Section 3.8 No Additional Representation or Warranties. Except for the Express Representations made by Seller, none of Seller, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, the Transferred Entities or their respective Affiliates, or the Business. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the Express Representations made by Seller, none of Seller, its Affiliates or any of its or their Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Transferred Entities or the Business, or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Transferred Entities or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE TRANSFERRED ENTITIES

Except as set forth in the Seller Disclosure Schedule, it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure, Seller hereby represents and warrants to Purchaser as follows:

Section 4.1 Organization of the Transferred Entities. Each Transferred Entity is a legal entity (a) duly organized and validly existing and in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) under the Laws of the jurisdiction of its organization, (b) that has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted, and (c) duly qualified or licensed to do business and is in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the character of the assets or liabilities owned, leased or licensed by it or the conduct or nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Seller has made available to Purchaser a true, correct and complete copy of each Organizational Document of the Transferred Entities as currently in effect.

Section 4.2 Capitalization of the Transferred Entities.

(a) The Company Interests are duly authorized and validly issued in accordance with applicable Law and the Organizational Documents of the Company, and are not subject to restrictions on transfer (other than restrictions under applicable federal, state, provincial and other securities Laws). Except for the Company Interests, no Equity Interests of the Company are, or as of the Closing will be, issued and outstanding.

(b) Section 4.2 of the Seller Disclosure Schedule contains a true and correct list, as of the date hereof and after giving effect to the Pre-Closing Restructuring, of each of the Transferred Entities (other than the Company), the jurisdiction of its incorporation or organization and the record owner of the outstanding Equity Interests of each such Transferred Entity. All Equity Interests of the Transferred Entities (other than the Company) are duly authorized and validly issued in accordance with applicable Law and the Organizational Documents of the Transferred Entities, and are not subject to restrictions on transfer (other than restrictions under applicable federal, state, provincial and other securities Laws), and, except as set forth in Section 4.2 of the Seller Disclosure Schedule, as of the Closing, will be owned by another Transferred Entity free and clear of all Liens attributable to Seller or the Transferred Entities. Except as set forth in Section 4.2 of the Seller Disclosure Schedule, as of the date hereof and after giving effect to the Pre-Closing Restructuring, there are no Equity Interests of any Transferred Entity (other than the Company) issued and outstanding that are not owned by another Transferred Entity. There are no outstanding interests, warrants, options, claims of any character, subscription voting or other rights, agreements, arrangements, obligations or other commitments (including, without limitation, any “phantom” equity rights or interests) relating to any Equity Interest in the Transferred Entities.

(c) Except for ownership of another Transferred Entity, no Transferred Entity owns, directly or indirectly, any Equity Interest in, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, any Person.

Section 4.3 Financial Statements. Section 4.3 of the Seller Disclosure Schedule sets forth true, correct and complete copies of (i) the audited combined balance sheet of the Business as of December 31, 2023 and December 31, 2024 and the related audited combined statements of operations (collectively, together with any notes thereto (the “Audited Financial Statements”)), (ii) monthly unaudited balance sheet trial balances for the six (6) month period ending on June 30, 2025 of the Business (excluding QSight), and the monthly unaudited statements of operations trial balances for the six (6) month period ending on June 30, 2025 of the Business (excluding QSight), and (iii) the monthly unaudited balance sheet trial balances for the six (6) month period ending on June 30, 2025 of QSight, and the monthly unaudited statements of operations trial balances for the six (6) month period ending on June 30, 2025 of QSight, (the “Interim Financial Statements”, together with the Audited Financial Statements, the “Business Financial Statements”). The Business Financial Statements present fairly, in all material respects, the combined financial position and the combined results of operations and cash flows of the Business, as of the dates thereof or the periods then ended, in each case in accordance with GAAP, applied on a consistent basis throughout the periods indicated, except as may be noted therein (in the case of the Interim Financial Statements, subject to the absence of footnotes and normal year-end audit adjustments) or in Section 4.3 of the Seller Disclosure Schedule, provided that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated on a separate stand-alone basis. The Interim Financial Statements were extracted from the underlying books and records of Seller, as of June 30, 2025, using the same principles, methodology, and practices used to extract the underlying data that were used to prepare the Business Financial Statements.

Section 4.4 Undisclosed Liabilities. There is no Liability, debt or obligation of the Transferred Entities (after giving effect to the Pre-Closing Restructuring) of any nature, whether or not accrued, contingent or otherwise, and whether or not required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities, debts and obligations (a) reflected or specifically reserved for on the Business Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Business Financial Statements in the ordinary course of business, excluding any material breach of, or default under, such Contract, any violation of Law or tort, (c) disclosed in this Agreement (including the Seller Disclosure Schedule hereto), or (d) which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 4.5 Litigation and Proceedings. Except as set forth on Section 4.5 of the Seller Disclosure Schedule, as of the date of this Agreement and for the past three (3) years, (a) there are no and have not been any pending or, to the Knowledge of Seller, threatened in writing, Actions by or against any Transferred Entity, or relating to, arising out of or resulting from the Business, and (b) no Transferred Entity (nor any member of the Seller Group solely with respect to the Business) is subject or has been subject to any outstanding Order, in each case, that, if resolved adversely to such Transferred Entity would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. There is no Action against any current or, to the Knowledge of Seller, former member, manager or employee of Seller or Transferred Entity with respect to which any Transferred Entity has, or is reasonably likely to have, an indemnification obligation. Without limiting the foregoing, there are no legal proceedings pending against, or threatened in writing against, Seller, any other member of the Seller Group, or any Transferred Entity that would prevent, hinder, modify, delay or challenge the consummation of the transactions contemplated by this Agreement.

Section 4.6 Legal Compliance.

(a) Except (a) as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, or (b) as otherwise set forth in Section 4.6 of the Seller Disclosure Schedule, (i) none of the Transferred Entities is, or since the date that is three (3) years prior to the date hereof has been, in violation of any Laws or Order issued by a Governmental Entity, and (ii) neither Seller, any other member of the Seller Group, nor any of the Transferred Entities has, since the date that is three (3) years prior to the date hereof through the date hereof, received any written notice of any actual or alleged violation of, or failure to comply with, any applicable Law in connection with the Business.

(b) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, none of the Transferred Entities, nor, to the Knowledge of Seller, any director or officer of the Transferred Entities, currently or since April 24, 2019: (i) is or has been a Sanctioned Person; (ii) has acted, directly or knowingly indirectly, on behalf of a Sanctioned Person in violation of Sanctions; (iii) is unlawfully conducting or has unlawfully conducted any business with or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; (iv) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person; or (v) is conducting or has conducted any business in violation of applicable International Trade Laws, or has otherwise made any contribution of funds, goods or services to or for the benefit of any person or entity engaged in a violation of applicable International Trade Laws.

(c) Since the date that is five (5) years prior to the date hereof, (i) neither Seller (in connection with the Business) nor any of the Transferred Entities has materially violated any applicable Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and the U.K. Bribery Act 2010, in each case, as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, employee, or, to the Knowledge of Seller, agent, representative, consultant or other Person acting for or on behalf of Seller (in connection with the Business), or any of the Transferred Entities has materially violated any Anticorruption Law, and (iii) through the date hereof, neither Seller (in connection with the Business) nor any of the Transferred Entities has received any written notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit, in each case concerning any violation of any Anticorruption Law.

Section 4.7 Contracts; No Defaults.

(a) Section 4.7(a) of the Seller Disclosure Schedule contains a listing of all (x) Contracts exclusively related to the Business (other than the Excluded Assets and Leases), (y) Shared Contracts, and (z) Contracts to which, as of the date of this Agreement, any of the Transferred Entities is a party or will be a party at the Closing, in each case, that are described in clauses (i) through (xiii) below (for the sake of clarity, not including any purchase orders and invoices) (each such Contract, as disclosed or required to be disclosed and whether entered into prior, on or after the date hereof, a “Business Material Contract”);

(i) Each Contract for the purchase of materials, supplies, goods, services or equipment to be used by the Transferred Entities providing for payments by the Transferred Entities in excess of $20,000,000 in the twelve months ended December 31, 2024 or reasonably expected in the twelve months ended December 31, 2025;

(ii) Each Contract for the purchase of materials, supplies, goods, services or equipment to be distributed in connection with the activities of the Business, providing for payments by the Transferred Entities in excess of $70,000,000 in the twelve months ended December 31, 2024 or reasonably expected in the twelve months ended December 31, 2025;

(iii) Each Contract providing for the sale of materials, supplies, goods, services or equipment to a third-party customer that provides for payments to (x) the medical distribution division of the Business in excess of $50,000,000 and (y) the global products division of the Business in excess of $11,000,000, in each case, in the twelve months ended December 31, 2024 or reasonably expected in the twelve months ended December 31, 2025;

(iv) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of the Transferred Entities (in each case, directly or indirectly, and other than in the ordinary course of business) entered into the past five (5) years, other than Contracts for transactions that have closed for which there are no remaining holdback or deferred purchase obligations, earn-out obligations, pending indemnification obligations that are not secured by funds held in escrow or other contingent or similar obligations (other than obligations with respect to time-based retention);

(v) Each joint venture Contract, material strategic alliance or partnership agreement, limited liability company agreement or other similar agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company), in each case that is material to the operations of the Business;

(vi) Each Contract requiring (A) capital expenditures after the date of this Agreement in an annual amount in excess of $3,000,000, (B) any loans (including any commitments), advances, capital contributions to, or investments in, any Person in excess of $5,000,000 individually or in the aggregate or (C) any Indebtedness (including guarantees that constitute Indebtedness) of the Company, Business or Transferred Entities in excess of $5,000,000;

(vii) Each Contract containing covenants expressly limiting in any material respect the freedom of the Transferred Entities to compete with any Person in a product line or line of business or to operate in any geographic area, including Contracts that contain a “exclusivity” provision, or to solicit for employment or hire any Person (in each case, other than (A) confidentiality agreements entered into in the ordinary course of business, (B) Inbound IP Licenses, (C) covenants not to assert, sue or challenge, and (D) non-solicitation or no-hire covenants or agreements entered into in connection with commercial Contracts entered into in the ordinary course of business);

(viii) Each Contract to which a Transferred Entity (A) is a licensee of, or is otherwise granted by a third party, any rights to use any Intellectual Property necessary to operate the Business or the loss of which would have a detrimental effect on the Business, other than (x) Contracts containing a non-exclusive license to a Transferred Entity to use, copy, access or distribute the object code of any generally commercially available Software or to use any generally commercially available service, including click-wrap, shrink-wrap and off-the-shelf Software licenses that have not been customized specifically for any

Transferred Entity, Open Source Software, and any other object-code, non-exclusive Software licenses that are commercially available on reasonable terms to the public generally, including any generally commercially available Intellectual Property licensed to any Transferred Entity on a per user, seat, platform, location, or system basis, in each case, where payments by a Transferred Entity under such Contracts have been (and are reasonably expected to be) less than $500,000 per year or involves a transfer fee of less than $500,000 (y) Contracts containing an inbound license to a Transferred Entity to use third party Intellectual Property, where such license is non-exclusive and entered into in the ordinary course of business (including those entered into with customers, vendors, service providers, suppliers, resellers and distributors), or (z) Contracts in which the license or grant of rights to use Intellectual Property are ancillary or incidental to the transaction contemplated in such Contract (collectively, “Inbound IP Licenses”), or (B) is a licensor of, or otherwise grants a third party, any rights to use any Owned Intellectual Property other than (x) Contracts containing an outbound license from a Transferred Entity to a third party to use Owned Intellectual Property, where such license is (i) not material and (ii) incidental to the primary purpose of such Contract (such as an outbound license to use Marks or Patents in a services agreement solely to perform the applicable services) and (y) Contracts containing an outbound license from a Transferred Entity to a third party to use Owned Intellectual Property granted to customers in the ordinary course of business, in each case, providing only non-exclusive rights to the Owned Intellectual Property;

(ix) Each Contract that relates to a settlement or resolution of any Action, including any Intellectual Property-related dispute or claim, under which any Transferred Entity has any continuing liability in excess of $500,000 or restriction on the use of any Intellectual Property;

(x) Each Contract (A) that contains imposes any restrictions, condition or limitations on the Business or the Transferred Entities’ ability to purchase goods, services, inventory, raw materials or other assets, including any “most-favored-nation” clause or similar term pursuant to which the Transferred Entities provide material preferential pricing or treatment to any other Person or (B) that grants any put option, call option, right of first refusal or right of first or last offer with respect to any material assets of the Business;

(xi) Any collective bargaining agreement or other labor-related Contract with any labor union, works council, or labor organization entered into by any Transferred Entity;

(xii) Each Contract of the Transferred Entities that requires indemnifying any past or present directors, officers, employees and agents of the Company or any Transferred Entities pursuant to which the Company or any Transferred Entities is the indemnitor;

(xiii) Each material Guarantee; and

(xiv) Any Contract with any Governmental Entity that provides for payments to the Transferred Entities in excess of $500,000 in the aggregate.

(b) Except as set forth on Section 4.7 of the Seller Disclosure Schedule, all of the Business Material Contracts are (i) in full force and effect and enforceable against the applicable Transferred Entity, subject to the Enforceability Exceptions, and (ii) represent the legal, valid and binding obligations of the Transferred Entity party thereto and, to the Knowledge of Seller, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth on Section 4.7 of the Seller Disclosure Schedule, and except, in each case, where the occurrence of such breach or default would not reasonably be expected to be material to the Business, taken as a whole, as of the date of this Agreement, (x) neither the Transferred Entities nor, to the Knowledge of Seller, any other party thereto is in breach of or default under any such Contract, (y) neither Seller nor the Transferred Entities have received any written claim or notice of material breach of or material default under any such Contract, and (z) no event has occurred that would reasonably be expected to result in a breach of or a default under any such Contract by the applicable Transferred Entity or, to the Knowledge of Seller, any other party thereto (in each case, with or without notice or lapse of time or both). Seller has made available to Purchaser a true, correct and complete copy of each Business Material Contract (or in the case of oral Contracts, a summary of the material terms), in each case, as amended or otherwise modified and in effect.

Section 4.8 Employee Benefit Plans.

(a) Section 4.8(a) of the Seller Disclosure Schedule sets forth a complete list of each (i) material Transferred Entity Benefit Plan (separately identifying each Assumed Benefit Plan) and (ii) other material Seller Benefit Plan. With respect to each material Transferred Entity Benefit Plan, Seller has delivered or made available to Purchaser a current, accurate and complete copy (if applicable) of: (i) the most recent plan document and any related trust or funding agreement (or if unwritten, a written summary of its material terms); (ii) the most recent summary plan description and any summary of material modifications thereto; (iii) the most recent annual report on Form 5500 or any other applicable form and all attachments thereto filed with the Department of Labor with respect to such Transferred Entity Benefit Plan; (iv) the most recent determination, advisory or opinion letter, if any, issued by the Internal Revenue Service with respect to any Transferred Entity Benefit Plan; and (v) all material, non-routine correspondence with any Governmental Entity in the past three years.

(b) (i) Each Transferred Entity Benefit Plan and, except as would not reasonably be expected to result in a material Liability to the Business or the Transferred Entities, each Seller Benefit Plan has, in all material respects, been established, maintained, and administered in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Transferred Entity Benefit Plan and, except as would not reasonably be expected to result in a material Liability to the Business or the Transferred Entities, any Seller Benefit Plan on or before the date hereof have been made; and (iii) no Transferred Entity, the Seller, nor any of their Affiliates have engaged in any non-exempt prohibited transaction with respect to any Transferred Entity Benefit Plan that would subject any Transferred Entity to either a material civil penalty assessed pursuant to Section 502(j) of ERISA or a material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code. To the Knowledge of Seller, no events have occurred with respect to any Transferred Entity Benefit Plan that would reasonably be expected to result in the assessment of any excise Tax assessed against the Transferred Entity.

(c) Each Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination, advisory or opinion letter as to its qualification, and nothing has occurred and to the Knowledge of Seller, no circumstances exist that would reasonably be expected to result in the loss of such qualification or the denial of such favorable determination, advisory or opinion letter. To the Knowledge of Seller, each Transferred Entity Benefit Plan which is intended to qualify for favorable tax treatment in any jurisdiction other than the United States qualifies for such treatment.

(d) No Transferred Entity sponsors, contributes to (or has any obligation to contribute to) or maintains, or has or would reasonably be expected to have any Liability (including on behalf of any Person that is treated as a single employer with the Transferred Entities within the meaning of Section 414 of the Code) in respect of: (i) any plan subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (iii) any “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e) Except as required under applicable Law, no Transferred Entity Benefit Plan provides or promises, and no Transferred Entity has any current or projected Liability in respect of, health or life insurance benefits following retirement or other termination of employment or service.

(f) With respect to the Transferred Entity Benefit Plans: (i) as of the date hereof, no material actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of Seller, threatened, and (ii) to the Knowledge of Seller, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) would (i) result in the acceleration of the time of payment or vesting, or an increase in the amount or otherwise enhance, of any compensation or benefits due to any Business Employee or Business Service Provider, or (ii) result in any payment (whether in cash or property or the vesting of property) to any Business Employee or Business Service Provider who is a “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(h) Each Transferred Entity Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with, and the Transferred Entities have complied in all material respects in practice and operation with, all applicable requirements of Section 409A of the Code. No Transferred Entity has any obligation to gross-up, indemnify, or otherwise reimburse any Person for any Tax incurred by such Person, including under Section 409A or 4999 of the Code.

(i) To the extent any Transferred Entity Benefit Plan that covers Business Employees or Business Service Providers who perform (or who, as of immediately prior to their termination of employment with any Transferred Entity, performed) services primarily in a country other than the United States is required to obtain approval from or any other determinable by a Governmental Entity, such approval or determinable, as applicable, has been obtained.

Section 4.9 Employees; Labor Matters.

(a) Section 4.9(a) of the Seller Disclosure Schedule sets forth a true and complete anonymized list, current as of up to five (5) business days prior to the date of this Agreement, of each Business Employee, including to the extent applicable and permitted by applicable Law, job title, primary job location, legal employing entity, hire date, annual salary or base wage rate, most recent annual bonus received and current annual bonus opportunity or other performance or sales opportunities at target (as applicable), most recent annual commission amount received and current annual commission opportunity at target (as applicable), whether full- or part-time, whether exempt or non-exempt from the Fair Labor Standards Act, whether such individual is active or on leave (and if on leave, the nature of the leave and expected return date), works council or other labor organization status, and visa status.

(b) Except as set forth on Section 4.9(b) of the Seller Disclosure Schedule, none of the Transferred Entities is party to any collective bargaining agreements and neither Seller nor any of its other Affiliates is party to any collective bargaining agreement covering any Business Employees, as of the date of this Agreement. Section 4.9(b) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each labor, works council, trade union or collective bargaining Contracts, in each case which is applicable to the Business or the Business Employees Business Employees, and any applicable consent rights, notice, or consultation requirements owed to any labor union, works council or trade union with respect to any Business Employees.

(c) During the past three (3) years through the date hereof, no labor strikes, organizing attempts, or concerted work stoppages by any Business Employees have occurred or, to the Knowledge of Seller, have been threatened in writing by any Business Employees.

(d) Except as set forth in Section 4.9(d) of the Seller Disclosure Schedule, during the past three (3) years through the date hereof, the Transferred Entities, and Seller and its other Affiliates with respect to Business Employees, have been, in compliance in all material respects with all applicable Laws relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including, without limitation, overtime, employee classification, employment discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, occupational safety and health, information privacy and security, workers’ compensation and the payment and withholding of Taxes. Except as set forth in Section 4.9(d) of the Seller Disclosure Schedule, during the past three (3) years through the date hereof, (i) no material, substantiated allegations of workplace discrimination or sexual harassment or other sexual misconduct have been made, initiated, filed or, to the Knowledge of Seller, threatened through the applicable Transferred Entity’s prescribed reporting procedures, or in writing, against any Business Employee at a supervisory level in his or her capacity as such, (ii) to the Knowledge of Seller, no incidents of any such workplace discrimination or sexual harassment or other sexual misconduct by any Business Employee at a supervisory level in his or her capacity as such have occurred, and (iii) no Transferred Entity nor, solely to the extent involving any Business Employee, Seller or any of its other Affiliates other than the Transferred Entities, has entered into any settlement agreement related to any such allegations of discrimination or sexual harassment or other sexual misconduct.

(e) Except as set forth in Section 4.9(e) or Section 6.4(a)(viii) of the Seller Disclosure Schedule, during the past three (3) years through the date hereof, no Transferred Entity has engaged in or effectuated, nor is there presently planned, any “mass termination”, “plant closing” or “mass layoff” (in each case, as defined in the WARN Act or any similar foreign, state or local Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Transferred Entity. Except as set forth in Section 4.9(e) or Section 6.4(a)(viii) of the Seller Disclosure Schedule, no Transferred Entity or, with respect to the Business Employees and the Business, any other Affiliate of Seller has taken any action that would reasonably be expected to cause Purchaser to have any material liability or other obligation under the WARN Act following the Closing Date.

(f) Except as would not result in material liability for the Transferred Entities or, solely with respect to the Business Employees, Seller or any of its Affiliates, taken as a whole: (i) the Transferred Entities have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and individual independent contractors, and (ii) each individual who is providing or within the past three (3) years has provided services to a Transferred Entities and is or was classified and treated as an independent contractor, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(g) To the Knowledge of Seller, as of the date of this Agreement, no Business Employee with annualized base compensation at or above $225,000 intends to terminate his or her employment with any Transferred Entity prior to the one-year anniversary of the Closing.

(h) Except as set forth on Section 4.9(d) of the Seller Disclosure Schedule, there are no material outstanding inspection orders or written equivalent made under any occupational health and safety legislation which relate to the Transferred Entities, and there have been no material fatal or critical accidents since the date that is three (3) years prior to the date hereof. The Transferred Entities have complied with any orders issued under any occupational health and safety legislation, and there are no appeals of any orders under any occupational health and safety legislation relating to the Transferred Entities which are currently outstanding.

Section 4.10 Taxes. Except as set forth on Section 4.10 of the Seller Disclosure Schedule:

(a) All Income Tax Returns and other material Tax Returns required to be filed by the Transferred Entities have been duly and timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects. All Income Taxes and other material Taxes due and owing by the Transferred Entities (whether or not shown on a Tax Return) have been timely and duly paid.

(b) The unpaid Income Taxes and other material Taxes of the Transferred Entities for periods (or portions thereof) ending on or prior to the date of the Business Financial Statements do not exceed by a material amount the accruals for current Income Taxes and other material Taxes, as applicable, included in the Business Financial Statements (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and no amount of unpaid Income Taxes or other material Taxes of the Transferred Entities or Taxes with respect to the Business has been incurred since the date of the Business Financial Statements other than in the ordinary course of business of the Transferred Entities and consistent with such amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.

(c) There are no Liens for Taxes (other than Liens described in clause (c) of the definition of Permitted Liens) that have been imposed upon any property or assets of, or Equity Interests in, the Transferred Entities.

(d) (i) No deficiency for any Taxes has been asserted or assessed by any Governmental Entity in writing against the Transferred Entities (or has been threatened or proposed in writing), except for deficiencies that have been fully and finally satisfied by payment, settled or withdrawn and (ii) no Tax Proceeding of the Transferred Entities is pending or threatened in writing.

(e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from, or payable by, the Transferred Entities for any taxable period (except for such agreements or waivers for which the applicable statutory period of limitations (after giving effect to any extension or waiver) has already expired), other than as a result of any automatic extension of time permitted by applicable Law for filing a Tax Return.

(f) None of the Transferred Entities (i) since January 1, 2020, has been a member of a combined, consolidated, unitary or similar group for Tax purposes (including an “affiliated group” within the meaning of Code 1504(a) filing a consolidated federal income Tax Return), other than an affiliated group of which the common parent was Seller or one of Seller’s Subsidiaries or whose sole members were Transferred Entities or (ii) has liability for the Taxes of a Person (other than any of the Transferred Entities or any member of the Seller Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a result of transferee or successor liability, or joint or several liability, by Tax Sharing Agreement (other than Commercial Tax Agreement) or otherwise pursuant to Law. All material Taxes that have become due and payable with respect to any Commercial Tax Agreements have been timely paid in full.

(g) No Tax Sharing Agreement (other than a Commercial Tax Agreement) in effect with respect to any Transferred Entity would in any manner bind, obligate, or restrict Purchaser or its Affiliates (including the Transferred Entities after the Closing Date).

(h) None of the Transferred Entities has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of state or, to Seller’s Knowledge, local or non-U.S. Law).

(i) Each of the Transferred Entities has charged, collected, withheld, deducted or paid all material Taxes required to have been charged, collected, withheld, deducted or paid in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party. Each of the Transferred Entities has in all material respects timely remitted all withheld Taxes to the proper Governmental Entity.

(j) In the last six (6) years, no written claim has been made by a Governmental Entity in a jurisdiction where a Transferred Entity does not file a particular kind of Tax Return or pay a particular Tax that indicates that such Transferred Entity is, or may be, required to file such Tax Return or pay such Tax. The Transferred Entities have not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(k) None of the Transferred Entities is subject to, nor has any of the Transferred Entities applied for (which application remains outstanding), any private letter ruling of the IRS, request for administrative relief, request for technical advice, request for a change of any method of accounting, or comparable rulings of any Governmental Entity.

(l) None of the Transferred Entities nor Purchaser or any of its Affiliates (solely by reason of Purchaser’s or such Affiliate’s ownership of the Transferred Entities) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) change in method of accounting for Tax purposes (including by reason of Section 481 or 263A of the Code or any similar provisions of state, local or non-U.S. Law) made prior to the Closing Date, (ii) use of an impermissible method of accounting prior to the Closing Date, (iii) installment sale or open transaction made or entered into prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business, (v) intercompany transaction entered into prior to the Closing Date, or excess loss account described in Section 1502 of the Code (or any similar provision of state, local or non-U.S. income Law) in existence as of the Closing Date, (vi) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing Date, (vii) any gain recognition agreement under Section 367 of the Code entered into prior to the Closing, or (viii) Section 965(a) of the Code.

(m) None of the Transferred Entities will be required to pay any Tax as a result of an election under Section 965(h) of the Code made prior to the Closing or pursuant to the CARES Act, and to the Knowledge of Seller, any other Emergency Measures (including (i) as a result of deferral of any Taxes under Emergency Measures (including unpaid “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) or, to the Knowledge of Seller, any other Emergency Measures or (ii) any application for or receipt of any loan or other funds under the CARES Act, or, to the Knowledge of Seller, any other Emergency Measures).

(n) Within the last five years, no Transferred Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code or in a distribution which could otherwise constitute a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transaction contemplated by this Agreement.

(o) Each Transferred Entity has in all material respects properly collected and remitted all sales, use, value added, and similar Taxes with respect to sales or leases made to, purchases made from, or services provided to their customers or have properly received and in all material respects retained any appropriate Tax exemption certificates and other documentation for all services provided, or sales, leases, purchases made, without charging or remitting sales, use, value added, or similar Taxes that qualify such sales, leases, purchases, or services as exempt from sales, use, value added, and similar Taxes.

(p) Each of the Transferred Entities is not, and has not been, a resident in a jurisdiction other than its jurisdiction of formation or incorporation (as applicable) for any Tax purposes. No Transferred Entity has a permanent establishment, fixed place of business, or other connection that results in an obligation of such Transferred Entity to pay Taxes or file Tax Returns in a country other than the country in which it is organized.

(q) No Transferred Entity has made any requests for, or has received, any rulings, determinations, exemption, holiday or other special regime with respect to any Taxes of or related to any Transferred Entity that could have effect after the Closing Date.

(r) The U.S. federal (and state and local) tax classification of each Transferred Entities is set forth on Section 4.10(r) of the Seller Disclosure Schedules.

(s) Each Transferred Entity has complied in all material respects with all applicable statutes and regulations relating to the reporting and paying over of unclaimed or abandoned funds and property, and no Transferred Entity has any material liability pursuant to unclaimed property, escheat or similar Law.

(t) All Consolidated Tax Returns required to be filed by the Seller Tax Group have been duly and timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by the Seller Tax Group with respect to its Consolidated Tax Returns have been timely paid (regardless of whether shown on such Tax Returns as due and owing).

(u) Each Asset Transferor hereby represents and warrants to Purchaser that: (a) all Tax Returns with respect to Income Taxes and other material Tax Returns with respect to the assets related to the Business that such Asset Transferor transferred to a Transferred Entity pursuant to the Pre-Closing Restructuring required to be filed by such Asset Transferor have been duly and timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects, (b) all material Taxes due and owing by such Asset Transferor (whether or not shown on a Tax Return) with respect to the assets related to the Business that such Asset Transferor transferred to a Transferred Entity pursuant to the Pre-Closing Restructuring have been timely and duly paid, and (c) no Tax Proceeding of any Asset Transferor with respect to the assets related to the Business that such Asset Transferor transferred to a Transferred Entity pursuant to the Pre-Closing Restructuring is pending or threatened in writing.

(v) The value of Mira MEDsource Shanghai Co., LTD is less than 2% of the Purchase Price of Owens & Minor Distribution, Inc.

(w) The value of O&M Halyard Health India Private Limited is less than 5% of the Purchase Price of Owens & Minor Distribution, Inc.

(x) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as providing a representation or warranty of Seller with respect to or otherwise relating to, except for the representation provided in Section 4.10(t) and 4.10(u), any Consolidated Tax Return.

Section 4.11 Sufficiency of Assets. At the Closing, taking into account and giving effect to the Pre-Closing Restructuring, this Agreement and all of the Ancillary Agreements (including the rights, benefits and services made available in the Ancillary Agreements) and assuming all material consents, authorizations, assignments, amendments and Permits (including those contemplated by Section 6.5) necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, (a) the Transferred Entities own or have the right to use (including by means of ownership or rights pursuant to licenses or other Contracts) all of the material assets, properties, and rights (in each case, whether real or personal, and tangible or intangible), necessary and sufficient to conduct the Business in substantially the same manner in all material respects as conducted in the ordinary course as of the date of this Agreement (such assets, properties and rights, excluding the assets, rights, benefits and services made available pursuant to the Transition Services Agreement, the “Business Assets”), (b) no Transferred Entity owns any material assets that are not primarily related to the Business or has any Liabilities other than the Business Liabilities, and (c) the Transferred Entities are all of the entities that are used in the operation of the Business. All tangible Business Assets have been maintained in accordance with generally accepted industry practice, are in good operating condition and repair (normal wear and tear excepted), and are adequate for the uses to which they are being put, except, in each case, as would not reasonably be expected to be material, individually or in the aggregate, to the Transferred Entities and the Business, taken as a whole.

Section 4.12 Insurance. Section 4.12 of the Seller Disclosure Schedule sets forth a true and complete list of all insurance policies maintained by or for the benefit of the Transferred Entities or the Business (collectively, the “Business Insurance Policies”). Seller and the Transferred Entities maintain the Business Insurance Policies in such amounts and against such risks in all material respects as is customary for the industries in which the Transferred Entities operate and as the management of Seller has in good faith determined to be reasonable. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, and excluding any Benefit Plans, (a) the Business Insurance Policies are in full force and effect, all premiums and other payments due on such policies have been paid and all claims thereunder have been filed in a timely fashion, (b) no written notice of cancellation, termination, non-renewal (other than in the ordinary course as required by applicable Law) or modification has been received by the Seller Group or the Transferred Entities with respect to any Business Insurance Policy and (c) neither the Seller Group nor any of the Transferred Entities is in material breach or default with respect to any provision contained in any Business Insurance Policy or has failed to give any timely and valid notice or present any material claim or occurrence under any Business Insurance Policy as required by and in accordance with the terms thereof.

Section 4.13 Licenses, Permits and Authorizations. Except (a) as set forth on Section 4.13 of the Seller Disclosure Schedule and (b) for Permits required under Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.17(a)), (i) the Transferred Entities have obtained, and are in compliance with, all Permits required under applicable Laws for the Transferred Entities to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to lawfully conduct the Business as currently conducted (the “Business Permits”), (ii) each Business Permit is valid, subsisting and in full force and effect and, to the Knowledge of Seller, no Business Permit is the subject of an Action threatening to suspend, revoke, cancel, terminate, withdraw or adversely modify any such Business Permit, in each case, except where the absence of, or the failure to be in compliance with, any such Permit would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or materially impair or delay the ability of the Transferred Entities to effect the transactions contemplated hereby.

Section 4.14 Real Property.

(a) Section 4.14(a) of the Seller Disclosure Schedule lists, as of the date of this Agreement and after giving effect to the Pre-Closing Restructuring, the address, and the identity of the record owner of each real property owned by any Transferred Entity (the “Business Owned Real Property”). The applicable Transferred Entities have fee simple or comparable valid title to all Business Owned Real Property owned by such entities, free and clear of all Liens, except Permitted Liens. Except as set forth in Section 4.14(a) of the Seller Disclosure Schedule, no Transferred Entity has (i) leased, licensed or otherwise granted any Person the right to use or occupy any Business Owned Real Property or any portion thereof, or (ii) collaterally assigned or granted any other security interest in any Business Owned Real Property or any interest therein. No Transferred Entity is a party to any agreement or option to purchase any real property or interest therein. No Transferred Entity has received any written notice from any Governmental Entity of any alleged material violation of any zoning, land use, building, fire, water, air, sanitation, noise control, use, health or other Law applicable to the Business Owned Real Property, or any part thereof, solely to the extent the same would, individually or in the aggregate, result in a Business Material Adverse Effect, in each case, which remains uncured or unresolved. All material components (including, to the extent applicable, plumbing, foundations, roofs, HVAC systems, electrical systems, gas or other fuel systems and security systems and any ancillary components related thereto) of the Business Owned Real Property are in good working order and repair and are sufficient for the continued operation of the Business. The existing utilities supplied to the Business Owned Real Property are sufficient to conduct the Business in the ordinary course. To the Knowledge of Seller, the Transferred Entities have received all required approvals of Governmental Entities (including permits and certificates of occupancy or other such certificates permitting lawful occupancy and use of the Business Owned Real Property) required in connection with its use of the Business Owned Real Property.

(b) Section 4.14(b) of the Seller Disclosure Schedule lists, as of the date of this Agreement and after giving effect to the Pre-Closing Restructuring, the address of each real property leased by any Transferred Entity that is material to the operation of the Business, in each case, as the lessee (the “Business Leased Real Property”). Seller has made available to Purchaser true and complete copies of all leases and subleases with respect to the Business Leased Real Property, including all amendments thereto and modifications, guaranties and renewals thereof (collectively, the “Leases”). Except as set forth on Section 4.14(b) of the Seller Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) the applicable Transferred Entities have a valid and enforceable leasehold estate in, and enjoy peaceful and undisturbed possession of, the Business Leased Real Property leased by such Transferred Entities, subject to the Enforceability Exceptions and any Permitted Liens, (ii) each Lease is in full force and effect, and (iii) neither Seller nor any Subsidiary has received any written notice from any lessor of such Business Leased Real Property of, nor to the Knowledge of Seller does there exist, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Business Leased Real Property under the applicable Lease. Except as set forth in Section 4.14(b) of the Seller Disclosure Schedule, no Transferred Entity has (x) subleased, licensed or otherwise granted any Person the right to use or occupy any Business Leased Real Property or any portion thereof, or (y) collaterally assigned or granted any other security interest in any Lease or any interest therein. Except as set forth on Section 4.14(b) of the Seller Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent or approval of the counterparty to any Lease governing any Leased Real Property located in the United States that is in excess of twenty thousand (20,000) square feet. Except as set forth on Section 4.14(b) of the Seller Disclosure Schedule, the Business Leased Real Property is in good condition and repair in all material respects and is suitable in all material respects for the continued operation of the Business as currently conducted.

(c) There are no pending or written threat of condemnation or eminent domain or relocation proceedings affecting any Business Owned Real Property or Business Leased Real Property.

Section 4.15 Intellectual Property.

(a) Section 4.15(a)(i) of the Seller Disclosure Schedule sets forth a true and complete list of all (1) Registered Owned Intellectual Property (each identified as a (i) Patent, (ii) Mark, (iii) Copyright, (iv) Internet Property), and (2) Software that is the Owned Intellectual Property. Except as set forth in Section 4.15(a)(ii) of the Seller Disclosure Schedule, there are no actions that must be taken within six (6) months from September 30, 2025, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, or renewing any rights in any Registered Owned Intellectual Property. The Transferred Entities are the sole and exclusive beneficial and record owner of all Registered or otherwise material Owned Intellectual Property set forth in Section 4.15(a)(i) of the Seller Disclosure Schedule, free and clear of all Liens (other than Permitted Liens).

(b) All Owned Intellectual Property is valid, subsisting and enforceable. Except as set forth on Section 4.15(a) of the Seller Disclosure Schedule and except as would not reasonably be expected to be material to any Transferred Entity or any Product that is material to the Business, no Owned Intellectual Property and, to the Knowledge of Seller, no Licensed Intellectual Property, has been abandoned, cancelled or adjudicated invalid, or is subject to any outstanding order, writ, injunction, judgment, stipulation or decree restricting its use or adversely affecting or reflecting the Transferred Entities rights thereto.

(c) The Transferred Entities own, or otherwise have valid, sufficient and enforceable licenses to use, all the Intellectual Property used in (or held for use by the Transferred Entities) or necessary for the conduct of the Business as currently conducted, free and clear of all Liens (other than Permitted Liens).

(d) Except as would not reasonably be expected to be material to any Transferred Entity or any Product that is material to the Business, (i) the completion of the transactions contemplated by this Agreement will not alter or impair the ownership or right of the Transferred Entities to use any of the Business Intellectual Property or any component thereof, and (ii) as of the date hereof, all Owned Intellectual Property is, and as of and immediately following the Closing will be, fully transferable, alienable and licensable without restriction and without payment of any kind to any Person, and will be valid and enforceable, and to the Knowledge of Seller, there is no event or condition that would reasonably be expected to render any Owned Intellectual Property as invalid or unenforceable. The Business Intellectual Property constitutes all Intellectual Property necessary to operate the businesses of the Transferred Entities as currently conducted.

(e) Except as would not reasonably be expected to be material to any Transferred Entity or any Product that is material to the Business, as of the date hereof, (i) there are no pending or threatened written claims alleging that the possession, use, development, manufacture, sale, distribution or other commercial exploitation of the Business including any products, and the provision of any services, by or on behalf of the Transferred Entities or the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; (ii) none of the Transferred Entities or Seller or any other member of the

Seller Group, with respect to the Business, has received any written notice since the date that is three (3) years prior to the date hereof alleging that the possession, use, development, manufacture, sale, distribution or other commercial exploitation of the Business including any products, and the provision of any services, by or on behalf of the Transferred Entities or the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; and (iii) the development, manufacture, sale, distribution or other commercial exploitation of the Business including any products, and the provision of any services, by or on behalf of the Transferred Entities or the operation of the Business as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property of any other Person.

(f) Except as would not reasonably be expected to be material to any Transferred Entity or any Product that is material to the Business, (i) no Action is pending, and in the past six (6) years no Action has been decided, threatened or asserted, in writing, concerning the Owned Intellectual Property, including any Post Grant Review, Inter Partis Review, or other patent opposition proceeding or Action concerning a claim or position that the Owned Intellectual Property has been violated or is invalid, unenforceable, not patentable, not registerable, cancellable, or not owned or not owned exclusively by the Transferred Entities, and (ii) to the Knowledge of Seller, no valid basis for any such Action or claims exists, and neither the Seller nor any Transferred Entity has initiated or defended against any Post Grant Review, Inter Partis Review, or other patent opposition proceeding, Action or any challenges to the ownership, validity or enforceability of any Owned Intellectual Property (in each case, other than ordinary course proceedings related to the application or renewal for any item of Registered Intellectual Property). Except as would not reasonably be expected to be material to any Transferred Entity or any Product that is material to the Business, no Person is violating any Owned Intellectual Property.

(g) (i) Each of the Transferred Entities, as applicable, has taken commercially reasonable steps to protect and enforce the Owned Intellectual Property, including to maintain the confidentiality of any material Trade Secrets included in the Owned Intellectual Property and material confidential information owned by or held by use by or for the Transferred Entities, (ii) there has been no unauthorized access, use or disclosure of any material Trade Secrets included in the Owned Intellectual Property, and (iii) no material Trade Secrets have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement. Except as would not reasonably be expected to be material to any Transferred Entity or any Product that is material to the Business, each Person that has had or currently has access to any Trade Secrets owned or used by the Transferred Entities (including any part of any source code constituting Owned Intellectual Property) is subject to written obligations regarding the confidentiality and non-disclosure of such Trade Secrets, and all Persons who have contributed to, developed or conceived any material Owned Intellectual Property have done so pursuant to a valid and enforceable agreement that irrevocably assigns (by a present-tense assignment) to the Transferred Entities exclusive ownership of each such Person’s contribution, development or conception and all Intellectual Property rights embodied therein (except where any such ownership interest in or to such Intellectual Property has vested in a Transferred Entity by operation of law). No Governmental Entity, consortium, university or other educational institution has sponsored research and development under an agreement or arrangement that would provide such Governmental Entity, consortium, university or educational institution with any claim of ownership to any Owned Intellectual Property that is necessary for or material to the conduct of the Business.

(h) Section 4.15(h) of the Seller Disclosure Schedule contains a complete and accurate list of all Open Source Software that is incorporated into any proprietary Software included in the Owned Intellectual Property. The Transferred Entities are, and have been in the previous three (3) years, in compliance in all material respects with all applicable licenses with respect to third party components that constitute Open Source Software and, (i) none of the Software included in the Owned Intellectual Property contains, incorporates, includes or is embedded with any Open Source Software or other Software, that in each case, is subject to any Reciprocal License or other public licensing regime in such a manner that would require the licensing or distribution of the Transferred Entities proprietary source code to others, and (ii) no Software included in the Owned Intellectual Property or source code therefore has been provided to any escrow agent or is subject to any current or contingent obligation to be provided to any Person.

(i) Section 4.15(j) of the Seller Disclosure Schedule sets forth a list of all material third party Intellectual Property licensed to the Transferred Entities for which the Transferred Entities do not possess the sufficient number of licenses necessary for the use of the Intellectual Property without violating or breaching any provision of such license agreement in any material respect, including the number of licensed seats, users, systems, locations, or platforms.

Section 4.16 Information Technology.

(a) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, together with the services provided under the Transition Services Agreement, the Business IT Assets, including necessary process(es) applicable to the Business, which are currently used by the Transferred Entities are properly functioning for use as intended and necessary for the proper and continuous conduct of the Business for which the Business IT Assets were acquired, including applicable Laws, regulatory and Agency requirements, and including supported systems with reasonably up-to-date versions and maintenance history. Except as would not reasonably be expected to be material or detrimental to the Business, together with the services provided under the Transition Services Agreement, (i) Transferred Entities owned or have a valid right to access and use all Business IT Assets and (ii) the Business IT Assets constitute all the information and communications technology necessary and sufficient (including with respect to working conditions, capacity, and applicable processes) to carry on the Business.

(b) Subject to the services provided under the Transition Services Agreement, the consummation of the transactions contemplated by this Agreement will not impair or interrupt in any material respect, (i) the Transferred Entities’ use of, or their respective right to access and use, the Business IT Assets, third party databases or third party data used in connection with the Business; and (ii) to the extent applicable, the Transferred Entities’ customer’s access to and use of the Business IT Assets. Except as would not reasonably be expected to be material to the Transferred Entities and the Business, the Seller and Transferred Entities have in effect commercially reasonable disaster recovery plans, cyber incident response plans, and procedures in the event of any malfunction of or unauthorized access to any Business IT Assets. Except as would not reasonably be expected to be material to the Transferred Entities and the Business, in the past three (3) years, there has not been any malfunction of the Business IT Assets. Except as would not reasonably be expected to be material or detrimental to the Business, in the past three (3) years, there (x) have been no unauthorized intrusions or breaches of security with respect to the Business IT that has not been remedied or replaced in all respects; and (y) has been no unplanned downtime or service interruption with respect to any Business IT Assets. At the time of Closing, all configurations and data included in the Owned Intellectual Property shall be the property of the Company and shall be readily available, downloadable and in the same format as available in the operation of the Business immediately prior to Closing.

(c) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, the Transferred Entities have used industry standard methods that are applicable to the Business to validate the Business IT Assets to ensure that the Business IT Assets (i) operate in a manner consistent with the documentation or specifications of any such Business IT Assets, and (ii) as applicable, meet the integrity and security of data processing, product quality, and compliance with Good Practice (GxP) and regulations as applicable to the Business. Section 4.16(c)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of any Software to the extent not immaterial and in the Business IT Assets that (i) is not functioning properly, or (ii) is not functioning in accordance with such Business IT Assets’ use as intended and necessary for the proper and continuous conduct of the Business for which the Business IT Assets were acquired, including but not limited to applicable Laws, regulatory and Governmental Entity requirements, in each case of (i) and (ii), excluding any immaterial defects, bugs, or vulnerabilities that either occur in the ordinary course of business or that are remediated in the ordinary course of business. Section 4.16(c)(ii) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Software to the extent not immaterial in the Business IT Assets that are functioning properly and as intended and necessary for the proper and continuous conduct of the Business for which the Business IT Assets were acquired, including but not limited to applicable Laws, regulatory and Governmental Entity requirements. Section 4.16(c)(iii) of the Seller Disclosure Schedule sets forth a complete and accurate list of all data centers that are owned by or leased to the Transferred Entities.

Section 4.17 Data Privacy and Security.

(a) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, in the past five (5) years, the Business has not experienced any incident, including any breach of security, in which any Personal Data Processed by or on behalf of the Company or any of its Subsidiaries was improperly accessed, used, disclosed, acquired, exfiltrated, stolen, lost, altered, corrupted, destroyed or rendered unavailable unlawfully, accidentally or without authorization (“Security Incident”) and the to the Knowledge of Seller, the Business is not aware of any facts suggesting the likelihood of the foregoing. No circumstance has arisen in which the Business has notified or been required by any Data Protection Requirement to notify any Person, including any Governmental Entity, of a Security Incident.

(b) The Business maintains appropriate technical, physical, administrative and organizational measures and policies, including in compliance, in all material respects, with all data security requirements under all applicable Data Protection Requirements.

(c) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, the Transferred Entities are, and have at all times in the past five (5) years been in compliance with applicable Data Protection Requirements. The Business has not been in the past five (5) years and is not currently: (a) under audit or investigation by any Governmental Entity, or (b) subject to any third party claim, demand, audit or action in relation to the Processing or security of Personal Data or regarding any Data Protection Requirements.

(d) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, the Seller’s performance of this Agreement will not violate or require any notices to (or consents from) any Person under, any Data Protection Requirements. Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, immediately following the Closing, Purchaser and the Business will have the right to Process, on substantially similar terms and conditions, all Personal Data Processed by or on behalf of the Business prior to the Closing.

Section 4.18 Environmental Matters.

(a) Except as set forth on Section 4.18(a) of the Seller Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect,

(i) The Transferred Entities are, and for the last three (3) years have been, in material compliance with all applicable Environmental Laws with respect to the Business;

(ii) The Transferred Entities are, and for the last three (3) years have been, in material compliance with all Permits required under applicable Environmental Laws for the Transferred Entities to operate their facilities in the manner in which they are now operated and to conduct the Business as currently conducted;

(iii) No Hazardous Materials have been Released by any Transferred Entity at the Business Owned Real Property or the Business Leased Real Property in violation of, and in a quantity or manner that has resulted in contamination of the soil, groundwater or surface water that currently requires such Transferred Entity to conduct investigation, removal, remediation or other response action under, applicable Environmental Laws;

(iv) No Transferred Entity has arranged for disposal at any location other than the Business Owned Real Property or Business Leased Real Property of any Hazardous Materials for which such Transferred Entity has or would reasonably be expected to have liability under any Environmental Laws;

(v) Seller has provided Purchaser with copies of all non-privileged Phase I environmental site assessments or other environmental or occupational health & safety reports, audits, or assessments prepared by or on behalf of Seller or the Transferred Entities within the last three (3) years in the possession, custody or reasonable control of the Business; and

(vi) There are no written claims or notices of violation pending or, to the Knowledge of Seller, threatened in writing against the Transferred Entities alleging violations of any Environmental Law.

Section 4.19 Healthcare Regulatory Matters.

(a) Except as set forth on Section 4.19(a) of the Seller Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect,

(i) The Transferred Entities are, and for the last three (3) years have been, in compliance with all applicable Healthcare Laws;

(ii) For the last three (3) years, the Transferred Entities have not received any written notice or communication from any Governmental Entity, including the Centers for Medicare and Medicaid Services, the U.S. Department of Health and Human Services, Office of the Inspector General (“OIG”), the U.S. Department of Justice, making any allegation of any violation of or liability under any applicable Healthcare Laws;

(iii) The Transferred Entities are not, and for the last three (3) years have not been, with respect to any Governmental Entity: (a) subject to an Order, consent decree, judgment, settlement, individual integrity agreement, or corporate integrity agreement with any Governmental Entity, including OIG: (1) that is related to compliance with applicable Healthcare Laws; (2) that requires the payment of money from the Transferred Entities to any Governmental Entity; (3) that requires any recoupment of money from the Transferred Entities by any Governmental Entity or third party, or (4) that prohibits any activity currently conducted by the Transferred Entities; (b) subject to any reporting obligations pursuant to a settlement agreement or corporate integrity agreement entered into with any Governmental Entity related to applicable Healthcare Laws; or (c) responded, or failed to respond to any search warrant, subpoena, or civil investigative demand by or from any Governmental Entity relating to applicable Healthcare Laws.

(iv) Neither the Transferred Entities nor, to the Knowledge of Seller, any of their respective officers, directors, or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), or has been convicted of or pled guilty or nolo contendere to sufficient facts regarding, any violation of a Healthcare Law, including any Law applicable to a Governmental Health Program or any other criminal offense that would result in mandatory exclusion from Governmental Health Programs or has been excluded, suspended, disqualified or debarred from participation in, or are otherwise ineligible to participate in, any Governmental Health Program;

(v) The Transferred Entities hold, and are, and for the last three (3) years have been, in compliance with, all of the licenses, approvals, consents, registrations and Permits required under applicable Healthcare Laws to permit the Transferred Entities to operate their facilities in the manner in which they are now operated and to conduct the Business as currently conducted;

(vi) The Transferred Entities have timely filed all reports, statements, documents, registrations, filings and submissions required to be filed under applicable Healthcare Laws;

(vii) The Transferred Entities maintain a compliance program that meets the requirements of applicable Healthcare Laws and has the elements of an effective corporate compliance and ethics program identified in U.S.S.G. § 8B2.1, and the Transferred Entities operate in material compliance with such compliance program;

(viii) The Transferred Entities are, and for the last three (3) years have been in compliance with HIPAA, and the Transferred Entities have not received written notice of, and there is no Action or, to the Knowledge of Seller, pending or threatened with respect to any alleged “breach” (as defined in HIPAA) by the Transferred Entities;

(ix) For the past three (3) years, no material “breach” by the Transferred Entities or successful “security incident” has occurred with respect to “protected health information” (as such terms are defined by HIPAA) in the possession or under the control of the Transferred Entities;

(x) There are no subpoenas, civil investigative demands, other written requests for information, written claims, or notices of violation pending or, to the Knowledge of Seller, threatened against the Transferred Entities alleging or relating to violations of or liability under any Healthcare Law.

(b) Notwithstanding any other provisions in this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 4.19 are the only representations and warranties given by Seller with respect to healthcare regulatory matters, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 4.20 FDA Regulatory Matters.

(a) Except as set forth on Section 4.20 of the Seller Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect,

(i) Each product sold or distributed by the Transferred Entities is being, and for the past three (3) years has been, designed, developed, tested, manufactured, advertised, promoted, sold, labeled, stored, imported or exported, held, stored, distributed, and marketed, as applicable, by the Transferred Entities in compliance with applicable FDA Regulatory Laws;

(ii) In the past three (3) years, (1) there have been no recalls or removals, whether undertaken voluntarily or requested or ordered by any Governmental Entity, including the FDA, or any seizures or adverse regulatory actions taken (or threatened in writing), by the FDA or any other Governmental Entity that administers any FDA Regulatory Laws with respect to any of the Transferred Entities’ products; (2) there have been no import alerts or refusals, field corrections, market withdrawals, “dear doctor” letters, investigator notices, safety alerts, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Transferred Entities’ products by the FDA, and, to the Knowledge of Seller, there are no facts that would be reasonably likely to result in any of the foregoing, a change in labeling of any of the products of any of the Transferred Entities, or a termination, suspension, or material modification of any Permit required under FDA Regulatory Laws.

(iii) In the past three (3) years, (1) none of the Transferred Entities have received any FDA Form 483 or other written notices of inspectional observations from a Governmental Entity that administers any FDA Regulatory Laws, “warning letters,” “untitled letters,” “it has come to our attention” letters, requests to make changes to any product of any Transferred Entity or similar written notice or communication from the FDA or comparable Governmental Entities that administers any FDA Regulatory Laws alleging noncompliance with any applicable FDA Regulatory Laws; (2) none of the Transferred Entities are subject to any enforcement, regulatory, or administrative proceedings by the FDA or any other Governmental Entity that administers any FDA Regulatory Laws and no such proceedings have been threatened in writing; (3) there has been no civil, criminal, or administrative Action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, or request for information pending against any of the Transferred Entities; (4) there has been no act, omission, event, or circumstance that would reasonably be expected to give rise to or lead to any such Action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding, or request for information, against any Transferred Entity alleging material noncompliance with any FDA Regulatory Laws; and, (5) there are no pending or threatened civil or criminal proceedings relating to any Transferred Entity, or any of their officers, employees or agents which involve a matter within or related to the jurisdiction of FDA or any other Governmental Entity that administers any FDA Regulatory Laws.

(iv) No officer, employee, or agent of any of the Transferred Entities has: (i) made any untrue statement of material fact or fraudulent statement to the FDA or any similar Governmental Entity that administers any FDA Regulatory Laws, (ii) failed to disclose a material fact required to be disclosed to the FDA or any similar Governmental Entity that administers any FDA Regulatory Laws, or (iii) to the Knowledge of Seller, committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any Governmental Entity that administers any FDA Regulatory Laws to invoke any similar policy. No officer, employee, or agent of any of the Transferred Entities has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a or any similar FDA Regulatory Laws.

Section 4.21 Government Contracts

(a) Except as would not, individually or in the aggregate, be material to the Transferred Entities, taken as a whole, with respect to each and every Government Contract to which any of the Transferred Entities is or has been within the last three (3) years a party, during such period: (i) the Transferred Entities, as applicable, have complied with all material terms and conditions of such Government Contract; (ii) the Transferred Entities, as applicable, have complied with all requirements of applicable Law pertaining to such Government Contract; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were current, accurate and complete as of their effective date, and the Transferred Entities, as applicable, have complied with all such representations and certifications; (iv) no written notice of deficiency, default, breach of contract or material violation of law, cure, show cause, nor written termination for default or convenience, in whole or part, was or has been received by any of the Transferred Entities from any Governmental Entity or prime contractor or subcontractor to a Governmental Entity; (v) to the Knowledge of Seller, there is not currently, and the Transferred Entities have not been threatened with criminal allegations against the Transferred Entities of any violation of federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act (31 U.S.C. 3729-3733) or comparable state laws; (vi) to the Knowledge of Seller, there is not currently any administrative audit, civil or criminal investigation, or allegations against the Transferred Entities by any Governmental Entity; and (vii) no such Government Contract or Government Bid is currently the subject of any Action, including any bid or award protest proceeding.

(b) Each Government Contract for which the period of performance has not expired or for which final payment has not yet been received was legally awarded, is a valid, binding and legally enforceable obligation of the Transferred Entities thereto, and is in full force and effect.

(c) Except as set forth on Section 4.21(c) of the Seller Disclosure Schedule, none of the Transferred Entities’ Government Contracts or Government Bids to which any of the Transferred Entities is or has been within the last three (3) years a party was (i) set aside for small business concerns, small disadvantaged business concerns, woman-owned business concerns, veteran-owned small business concerns, service-disabled veteran-owned small business concerns, historically under- utilized business zone small business concerns, or Small Business Administration (“SBA”) Section 8(a) program participant, or (ii) awarded based in whole or in part on the Transferred Entities’ status as a small business, a small disadvantaged business, a woman-owned business, a veteran- owned small business, a service-disabled veteran-owned small business service-disabled veteran-owned small business concerns, historically under-utilized business zone small business concerns, or SBA Section 8(a) program participant. Except as set forth on Section 4.21(c) of the Seller Disclosure Schedule, the Transferred Entities are not claiming eligibility as a small business, a small disadvantaged business, a woman-owned business, a veteran-owned small business, a service- disabled veteran-owned small business, a historically under-utilized business zone small business, or SBA Section 8(a) Program participant with respect to any pending Government Bid that is set aside for such concerns. The Transferred Entities have not, in the last three years, been the subject of an SBA certificate of competency, size determination, size protest, size appeal or a review of eligibility of any status under the administration of the SBA.

(d) No reasonable basis exists that would reasonably be expected to give rise to a material claim by a Governmental Entity or a prime contractor or subcontractor to a Governmental Entity for fraud (as such concept is defined under the state or federal laws of the United States) or false statements or false claims in connection with any Government Contract to which a Transferred Entity is or has been a party and no facts exist that are believed reasonably likely to lead to the institution of an investigation or audit by a Governmental Entity related to performance of any Government Contract to which any of the Transferred Entities is or has been a party.

(e) None of the Transferred Entities or any of their respective directors, managers or officers have been suspended or debarred, or received a written or, to the Knowledge of Seller, oral proposal for suspension or debarment or a declaration of nonresponsibility, by a Governmental Entity.

(f) The Transferred Entities do not have credible evidence and are not currently conducting an investigation to determine whether credible evidence exists (i) of any alleged misstatement, omission, or violation of law arising under or relating to any Government Contract or Government Bid; (ii) that a Principal, employee, Agent, or Subcontractor (as such terms are defined in FAR 52.203-13(a)) of the Transferred Entities has committed a violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act; or (iii) of any significant overpayment(s) on any Government Contracts, other than overpayments resulting from contract financing payments as defined in FAR 32.001.

(g) All invoices and claims submitted for payment, reimbursement or adjustment submitted by the Transferred Entities under any Government Contract were current, accurate and complete in all material respects as of their respective submission dates. Section 4.21(g) of the Seller Disclosure Schedule lists each final audit report (other than routine indirect rate audits in the ordinary course of business) received by the Transferred Entities in the last three years, issued by any Governmental Entity with respect to any Government Contract, Government Bid, or any direct or indirect cost or other accounting practice of the Transferred Entities. There is no pending or threatened material audit, inspection, survey, examination of records or, investigation of the Transferred Entities by any Governmental Entity (other than routine indirect rate audits, inspections, surveys, examinations or investigations). There is no written, nor, to the Knowledge of Seller, oral, request for a reduction in the price of any of the Transferred Entities’ current Government Contracts, request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by an applicable Governmental Entity or material claim of defective pricing, outstanding claim or request for equitable adjustment for an amount greater than $100,000. To the Knowledge of Seller, no Governmental Entity, and no prime contractor or higher-tier subcontractor of any Governmental Entity, has withheld or set off, or, threatened or attempted to withhold or set off, any money due under any Government Contract.

(h) None of the Transferred Entities holds a facility security clearance or is subject to the requirements of the National Industrial Security Program.

Section 4.22 Absence of Changes.

(a) Since December 31, 2024, there has not been any Business Material Adverse Effect or any occurrences, event, incident, action that would materially impair or delay the ability of the Transferred Entities to effect the transactions contemplated hereby.

(b) Except as set forth on Section 4.22(b) of the Seller Disclosure Schedules or in connection with the preparation for, or negotiation of, the transactions contemplated by this Agreement, from the date of the most recent balance sheet included in the Business Financial Statements to the date of this Agreement, the Business has been operated in the ordinary course of business in all material respects.

(c) Except as set forth on Section 4.22(c) of the Seller Disclosure Schedule, since the date of the most recent balance sheet included in the Business Financial Statements to the date of this Agreement, there has not been any action taken by Seller or its Affiliates that, if taken during the period from the date of this Agreement through the Closing Date without Purchaser’s consent would constitute a breach Section 6.4(a)(ii), (iii), (iv), (v), (vii), (xi) or, solely with respect to the foregoing provisions, (xv).

Section 4.23 Affiliate Matters. Except for any Contracts to be terminated pursuant to Section 6.8 and any Contract or transaction on terms comparable to terms customary in an arms-length arrangement of such type where the termination of such contract or transaction will not adversely affect the operation of the Business, and other than Contracts to provide the services that are to be provided in accordance with any Ancillary Agreement, Section 4.23 of the Seller Disclosure Schedule sets forth a list, which is true, correct and complete in all material respects as of the date hereof, of all Contracts between or among any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand.

Section 4.24 Brokers’ Fees. Except as set forth on Section 4.24 of the Seller Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which any Transferred Entity would be liable in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 4.25 Product and Service Liability. There are no and, in the past three (3) years, there have not been any claims that would reasonably be expected to result in a material liability to the Business, pending or to the Knowledge of Seller, threatened in writing against Seller, any other member of the Seller Group, or any Transferred Entity, for any product returns (other than for convenience in the ordinary course of business consistent with past practice), product liability, or warranty obligations relating to any Products that are, or were during the past three (3) years, marketed or sold by or for Seller or any of its Subsidiaries from any particular customer. Each Product has been produced, distributed, and sold in compliance with applicable Laws and contractual commitments and warranties by Seller and its Subsidiaries, in all material respects, and to the Knowledge of Seller, by any applicable third party involved in the production, distribution or sale of such Product, in all material respects. To the Knowledge of Seller, there is no existing pattern or repetition of material customer complaints regarding the functionality, performance, or achievement of service levels with respect to any Product.

Section 4.26 Customers and Suppliers.

(a) Section 4.26(a) of the Seller Disclosure Schedule sets forth a true and complete list of the top ten (10) third-party customers in the (x) the medical distribution division of the Business and (y) the global products division of the Business, in each case, on a consolidated basis by the dollar value of sales to such customer for the fiscal year ended December 31, 2024 (each, a “Material Customer”). Within the last twelve (12) months, neither Seller, any other member of the Seller Group nor any Transferred Entity has received any written or, to the Knowledge of Seller, oral notice that any Material Customer (including Seller and its Affiliates) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Business. To the Knowledge of Seller, no Material Customer has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(b) Section 4.26(b) of the Seller Disclosure Schedule sets forth a true and complete list of the top ten (10) third-party (x) procurement suppliers of the Business and (y) buy-side distribution suppliers of the Business, in each case, on a consolidated basis by the dollar value of purchases from such vendor for the fiscal year ended December 31, 2024 (each, a “Material Supplier”). Within the last twelve (12) months, neither Seller, any other member of the Seller Group nor any Transferred Entity has received any written or, to the Knowledge of Seller, oral notice or has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any Material Supplier (including Seller and its Affiliates), or than any such Material Supplier (including Seller and its Affiliates) will not sell supplies or services to the Business at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Business, subject to general and customary price increases. To the Knowledge of Seller, no Material Supplier has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 4.27 Inventory. Except as would not result in a material liability to the Business, (a) all Inventory of the Business was acquired and has been maintained in all aspects in accordance with the regular business practices of the Business, consists of new and unused items of a quality and quantity substantially all of which is usable or saleable in the ordinary course of business, and is valued at prices equal to the lower of cost or realizable value and in accordance with the internal accounting practices of the Business, applied on a basis consistent with the Business Financial Statements, each consistently applied throughout the periods covered by the Financial Statements, with provisions or adjustments for excess inventory, slow-moving inventory, spoilage and inventory obsolescence and shrinkage as required by GAAP and (b) the Inventory of the Business consists of products of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, substantially all of which have been written down to realizable market value, or for which reserves have been provided in accordance with GAAP.

Section 4.28 No Additional Representation or Warranties. Except for the Express Representations made by Seller, none of Seller, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, the Transferred Entities or their respective Affiliates, or the Business. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the Express Representations made by Seller, none of Seller, its Affiliates or any of its or their Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Transferred Entities or the Business, or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Transferred Entities or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING PURCHASER

Except as set forth in the disclosure schedule delivered to Seller prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure, Purchaser hereby represents and warrants to Seller as follows:

Section 5.1 Organization and Qualification. Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization and Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is duly qualified or licensed to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the character of the assets or liabilities owned, leased or licensed by it or the conduct or nature of its business makes such qualification, licensing or good standing necessary, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Each of Purchaser and Purchaser Parent has made available to Seller correct and complete copies of each of their respective Organizational Document as currently in effect. Each of Purchaser and Purchaser Parent has been formed, organized, or incorporated specifically to perform the transactions contemplated by this Agreement. None of Purchaser or Purchaser Parent own any assets, have incurred any Liabilities or have engaged in any business or operations, other than (i) direct or indirect ownership of equity interests in Purchaser or matters incidental to its creation, formation or organization and (ii) in connection with the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement and after giving effect to the Rollover, Purchaser, and any other entities whether existing or newly formed, organized, or incorporated by or on behalf of Purchaser specifically to perform the transactions contemplated to be performed by Purchaser by this Agreement shall be, directly or indirectly, wholly owned by Purchaser Parent.

Section 5.2 Authority. Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and, at the Closing, the Ancillary Agreements, in each case to the extent Purchaser or its Affiliate is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent Purchaser or its Affiliate is a party to such Contract, in accordance with the terms hereof and thereof. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes, and each Ancillary Agreement (to the extent Purchaser or its Affiliate is a party to such Contract) when executed and delivered by Purchaser or its applicable Affiliates, assuming the due authorization, execution and delivery of such Ancillary Agreement (to the extent Purchaser or its Affiliate is a party to such Contract) by Seller, will constitute, a valid, legal and binding agreement of Purchaser and/or its applicable Affiliates, enforceable against Purchaser and/or such Affiliates in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 No Conflicts.

(a) No filing with or notice to, and no Permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or any of its Affiliates for the execution, delivery and performance by Purchaser and/or its Affiliates, as applicable, of this Agreement or any Ancillary Agreement or the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Regulatory Laws, or (ii) any such filings, notices, Permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Assuming compliance with the items described in Section 5.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Purchaser or any of its Affiliates is a party, nor the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of Purchaser or its Affiliates, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Affiliates or any of their respective properties or assets are bound, or (iii) violate any Law applicable to Purchaser or any of its Affiliates or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4 Litigation. As of the date of this Agreement and for the past three (3) years, (a) there are no and have not been any pending or, to the Knowledge of Purchaser, threatened, Actions by or against Purchaser or any of its Affiliates except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (b) neither Purchaser nor any of its Affiliates is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5 Broker’s Fee. Except as set forth in Section 5.5 of the Purchaser Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in respect of arrangements made by or on behalf of Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.6 Financing.

(a) Purchaser has delivered to Seller a true, complete and correct copy of (i) the fully executed Equity Commitment Letter, dated as of the date of this Agreement, by and between the Purchaser Sponsor and Purchaser, pursuant to which the Purchaser Sponsor has agreed, subject only to the terms and conditions thereof, to invest in Purchaser up to the amount set forth therein (the financing contemplated thereby, the “Equity Financing”), (ii) a fully executed debt commitment letter from the agents, arrangers, lenders and other entities acting in similar roles identified therein (together with any Persons that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described therein (or any replacement debt financings), including the parties to any commitment letters, joinder agreements, credit agreements or indentures (or similar definitive documents), the “Debt Financing Sources”), dated as of the date hereof, addressed to Purchaser (as may be amended, restated, supplemented, modified, replaced or substituted in a manner not in violation of this Agreement and all exhibits, schedules or amendments thereto, the “Debt Commitment Letter” and the financing contemplated thereby, the “Debt Financing” and together with the Equity Commitment Letter, the “Financing Letters”) and (iii) the related fee letter(s) referred to in the Debt Commitment Letter and all exhibits, schedules or amendments thereto, with amounts, economic, financial, dollar and ratio terms (including related dates and “flex” terms) redacted (the “Fee Letter”), pursuant to which the Debt Financing Sources have committed, on the terms and subject to the conditions set forth therein, to provide the commitments and lend Purchaser the amounts set forth therein for, among other things, the purpose of funding the transactions contemplated by this Agreement. Subject only to the terms and conditions set forth in the Financing Letters, the Fee Letter and in this Agreement, the aggregate proceeds contemplated by the Financing Letters are sufficient to fund the Closing Purchase Price and any other amounts payable hereunder by Purchaser or Transferred Entities on the Closing Date, to the extent required in connection with the transactions described in this Agreement, the Ancillary Agreements, the Debt Commitment Letter or the Equity Commitment Letter and any other amounts payable by Purchaser or the Transferred Entities on the Closing Date hereunder or under any Ancillary Agreement or otherwise in connection with the transactions contemplated hereby and thereby (including the payment of all of Purchaser’s and its Affiliates’ costs and expenses incurred in the evaluation, negotiation and execution of the Sale and the other transactions contemplated hereby) (such amount, the “Required Amount”). The Equity Commitment Letter provides that Seller is an express third-party beneficiary of the Equity Commitment Letter for the purpose of obtaining specific performance of Purchaser’s right to cause the Aggregate Commitment Amount (as defined therein) to be funded thereunder.

(b) As of the date hereof, the Financing Letters are each in full force and effect and constitute the valid, binding and enforceable obligations of Purchaser and, to the Knowledge of Purchaser, the other parties thereto, enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. There are no conditions precedent related to the funding of the full amount set forth in the Financing Letters (the “Financing”) or the availability of the full amount of the commitments set forth in the Financing Letters other than the conditions precedent expressly set forth in the Financing Letters as of the date hereof. Except as expressly permitted under Section 6.17, the Financing Letters have not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect, and no such termination, reduction, withdrawal or rescission is contemplated by Purchaser or any other party thereto. As of the date hereof, Purchaser is not in material default of or material breach under the terms and conditions of any of the Financing Letters and, to the Knowledge of Purchaser, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or material breach or a failure to satisfy a condition under the terms and conditions of the Financing Letters.

(c) As of the date hereof, Purchaser has no reason to believe that (i) any of the conditions precedent to the availability of the Financing set forth in the Financing Letters (and the payment of all associated costs and expenses) will not be satisfied on or prior to the Closing Date or (ii) the Financing in the Required Amount contemplated by the Financing Letters will not be available to Purchaser on the Closing Date. Except as set forth in Section 12.11, Purchaser acknowledges that Purchaser’s obligations under this Agreement are not subject to any conditions regarding Purchaser’s, its Affiliates’, or any other Person’s (including, for the avoidance of doubt, Seller or any of its Subsidiaries) ability to obtain the Financing.

(d) There are no side letters, understandings or other agreements or arrangements of any kind relating to the Financing Letters or the Financing that would adversely affect (i) the ability of Purchaser to satisfy any of the conditions to the Financing within its control, or (ii) the availability or aggregate amount of the Financing contemplated by the Financing Letters.

(e) Subject to Section 12.11, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Financing Letters) by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Purchaser hereunder.

Section 5.7 Solvency. Assuming (i) the accuracy of the representations and warranties of Seller and the Transferred Entities herein, (ii) the performance by Seller and the Transferred Entities of their obligations, and compliance with the covenants and agreements, under this Agreement and (iii) the Transferred Entities are Solvent immediately prior to the Closing, immediately after giving effect to the consummation of the Sale, Purchaser and its Subsidiaries, taken as a whole, will be Solvent and will have adequate capital to carry on their respective businesses. For purposes of this Section 5.7, (a) “Solvent” shall mean, with respect to the Solvent Entities (as defined below), taken as a whole, that: (i) the fair saleable value (determined on a going concern basis) of the assets of the Solvent Entities, taken as a whole, shall be greater than the total amount of the Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of the Solvent Entities, taken as a whole, (ii) the Solvent Entities, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due, and (iii) the Solvent Entities, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are engaging or are about to engage, and (b) “Solvent Entities” shall mean (i) with respect to the Transferred Entities for purposes of clause (a)(iii) above, the Transferred Entities immediately prior to the Closing and (ii) after giving effect to the consummation of the Sale, Purchaser and its Subsidiaries.

Section 5.8 Sponsor Guaranty. Concurrently with the execution of this Agreement, Purchaser Sponsor has delivered to Seller a true, complete and correct copy of the executed Sponsor Guaranty. The Sponsor Guaranty is in full force and effect and constitutes the valid, binding and enforceable obligation of Purchaser Sponsor in favor of Seller, enforceable by Seller in accordance with its terms, subject to the Enforceability Exceptions. The Purchaser Sponsor is not in default of or breach under any of the terms or conditions of the Sponsor Guaranty, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default of or breach or a failure to satisfy a condition under the terms and conditions of the Sponsor Guaranty. The Purchaser Sponsor has access to sufficient capital to satisfy the full amount of the guaranteed obligations under the Sponsor Guaranty in full.

Section 5.9 Investment Decision. Purchaser is acquiring the Company Interests for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Company Interests. Purchaser acknowledges that the Company Interests have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Company Interests may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 5.10 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entities and the Business, which investigation, review and analysis were done by Purchaser and its

Representatives. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the Express Representations made by Seller and the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller, the Transferred Entities, their respective Affiliates or any of their respective Representatives (except the Express Representations made by Seller). Other than with respect to Fraud, Purchaser hereby acknowledges and agrees that none of Seller, the Transferred Entities, their respective Affiliates or any of their respective Representatives or any other Person will have or be subject to any claim or Liability to Purchaser, its Affiliates or any of their respective Representatives or equityholders or any other Person resulting from the distribution to Purchaser, its Affiliates or their respective Representatives of, or Purchaser’s, its Affiliates’ or their respective Representatives’ use of, any information relating to Seller, the Transferred Entities or the Business, including any information, documents or material made available to Purchaser, its Affiliates or their respective Representatives, whether orally or in writing, in any data room (including the Data Room), any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Purchaser, its Affiliates or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement. Purchaser further acknowledges that no Representative of Seller, the Transferred Entities or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements other than the Express Representations made by Seller and subject to the limited remedies herein provided. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Transferred Entities and the Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in the Express Representations made by Seller.

Section 5.11 Rollover Units. Upon issuance, the Rollover Units will be duly authorized and validly issued to Seller and Seller will acquire good and valid title to the Rollover Units, free and clear of any Lien except as may exist by reason of the Limited Partnership Agreement, applicable securities Laws or any Liens created by Seller. Other than the Limited Partnership Agreement or as contemplated by this Agreement, Purchaser Parent is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or other similar rights with respect to any equity securities of Purchaser Parent.

Section 5.12 No Other Representations or Warranties; No Reliance. Purchaser acknowledges and agrees that it has relied exclusively on the Express Representations made by Seller and that, except for the Express Representations made by Seller, none of Seller or any Affiliate thereof, or any other Person or entity on behalf of Seller or any Affiliate thereof, has made or makes, and Purchaser has not relied, and will not rely, upon, any representation or warranty, whether express or implied, with respect to the Business, Seller, the Transferred Entities, or any of their respective Affiliates, businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information (or any omissions therefrom) provided or made available to Purchaser or its Affiliates or any of their respective Representatives by or on behalf of Seller or any Affiliate or Representative thereof. Purchaser acknowledges and agrees that none of Seller or any Affiliate thereof, or any other Person on behalf of Seller or any Affiliate thereof, has made or makes, and

Purchaser has not relied, and will not rely, upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Seller, the Transferred Entities or any Affiliates thereof or the Business.

Section 5.13 No Additional Representation or Warranties. Except for the Express Representations made by Purchaser, none of Purchaser, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Purchaser or its Affiliates. Any such other representation or warranty is hereby expressly disclaimed.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1 Access to Books and Records.

(a) After the date of this Agreement until the Closing, and subject to the requirements of applicable Laws, Seller shall and shall cause the Transferred Entities to afford to Representatives of Purchaser reasonable access to the personnel, facilities, properties, books and records, data and information, of the Business (including Transferred Entity Employee personnel files), under the supervision of the personnel of Seller or its Subsidiaries, during normal business hours and in accordance with the reasonable procedures established by Seller, in each case, as is reasonably requested in writing by Purchaser or its Representatives for purposes of reasonable separation, transition and integration planning following the consummation of the transactions contemplated by this Agreement, and Seller shall furnish reasonably promptly to Purchaser such information concerning the Business as Purchaser may reasonably request so long as such request is related to the consummation of the transactions contemplated by this Agreement or the operation of the Business following the Closing (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws); provided, that Seller and the Transferred Entities shall not be required to make available medical records, workers compensation records, the results of any drug testing or other sensitive or personal information if doing so could result in a violation of applicable Law. Seller shall cause the Representatives of the Transferred Entities to reasonably cooperate with Purchaser and its Representatives in connection with such access, examination and planning. Notwithstanding anything to the contrary contained in this Section 6.1(a), Sellers and the Transferred Entities may withhold any document (or portions thereof) or information (i) that is of a competitively sensitive nature, (ii) may violate any Contracts of confidentiality or contravene any applicable Laws, fiduciary duty or binding agreement to which Seller or any Transferred Entity is a party or by which Seller or any Transferred Entity is bound to or (iii) that may jeopardize any attorney client or other legal privilege; provided, that (A) in the case of clause (i) Seller shall, and shall cause Transferred Entities to, use commercially reasonable efforts to provide such competitively sensitive information through a permissible method (such as a “clean room” arrangement) and (B) in the case of clauses (ii) through (iii), Seller shall, and shall cause Transferred Entities to, use commercially reasonable efforts to provide such disclosure without violating such Contracts or Laws and without resulting in a loss of such attorney-client privileges or attorney work product protection. All information and documents provided pursuant to this Section 6.1(a) will be subject to the Confidentiality Agreement, and Purchaser acknowledges and agrees that it has and will continue to abide by, and will cause its Representatives thereunder to continue to abide by, the terms of such Confidentiality Agreement. In addition, notwithstanding anything to the contrary herein, in no event shall Purchaser or its Representatives be permitted to conduct any invasive, intrusive or subsurface sampling or assessment of any environmental media at the properties of the Transferred Entities (including the Business Owned Real Property and the Business Leased Real Property) without the prior written consent of the Company.

(b) Purchaser agrees that any access granted under Section 6.1(a) shall not interfere unreasonably with the operation of the Business or any other business of Seller or its Affiliates. Purchaser and its Representatives shall not communicate with any of the employees, customers, suppliers, financing sources, lenders and other business relations of Seller or its Affiliates (other than in the ordinary course of business and unrelated to the transactions contemplated by this Agreement and the Ancillary Agreements) without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, after the date of this Agreement until the Closing, upon Purchaser’s reasonable request, Seller shall allow, and reasonably cooperate with Purchaser to organize meetings and/or calls between Seller, Purchaser and any customer or supplier of the Business (each an “Engagement Relationship”) to discuss Purchaser’s post-Closing plans for the Business, provided that Purchaser and Seller shall mutually agree, in advance of any such meeting or call, on the agenda and messaging for any such meetings or calls. Seller shall, and shall cause the Transferred Entities to, use commercially reasonable efforts to cause the Business Employee who holds the main relationship with such Engagement Relationship and the applicable Senior Vice President to participate in such meetings or calls. For the avoidance of doubt, nothing in Section 6.1(a) or Section 6.1(b) shall limit any rights or obligations in Section 6.21 or Section 6.23.

(c) After the Closing, until the date that is seven (7) years following the Closing Date, Purchaser shall, and shall cause the Transferred Entities to, afford Seller and its Representatives, during normal business hours, upon reasonable notice, access to the books, records, properties and employees of each Transferred Entity and the Business to the extent that such access may be reasonably requested for reasonable business purposes, including in connection with financial statements, any potential Action or investigation by or before a Governmental Entity and SEC or other Governmental Entity reporting obligations; provided that nothing in this Agreement shall limit any rights of discovery of Seller or its Affiliates; provided, further, that neither Purchaser nor any of the Transferred Entities will be required to disclose any information to Seller or its Representatives if such disclosure relates to an Action or dispute between or among any of the parties hereto, or would be reasonably likely, upon the advice of counsel, to (1) jeopardize any attorney client or other legal privilege, (2) violate any Contracts of confidentiality to which such Person is subject, or (3) contravene any applicable Laws, fiduciary duty or binding agreement to which such Person is a party or by which such party is bound, provided, that in the case of clauses (1) through (3), Purchaser shall, and shall cause the Transferred Entities to, use commercially reasonable efforts to provide such disclosure without violating such Contracts or Laws and without resulting in a loss of such legal privileges or protections.

(d) Purchaser agrees to use commercially reasonable efforts to hold, and to cause the applicable Transferred Entities to use commercially reasonable efforts to hold, all the books and records of each Transferred Entity or the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or, if shorter, the applicable period specified in Purchaser’s document retention policy (unless otherwise required by Law). Purchaser shall notify Seller in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh (7th) anniversary of the Closing Date in order to provide Seller the opportunity to copy such books and records in accordance with this Section 6.1(d).

(e) This Section 6.1 shall not apply to Taxes, Tax Returns or Tax matters, which are the subject of Section 8.3

Section 6.2 Confidentiality.

(a) The parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing. The parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Sale is not consummated or this Agreement is terminated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) For a period of five (5) years from the Closing Date, Seller shall, and shall cause its controlled Affiliates to, hold in confidence and not disclose to any third party any and all information and data to the extent relating to the Transferred Entities or the Business (“Business Information”); provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Seller or any of its controlled Affiliates from and after the Closing from a third-party source that is not known by Seller or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by Seller or any of its controlled Affiliates of this Section 6.2(b), (iii) to the extent used by Seller or any of its controlled Affiliates to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Seller or any of its controlled Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, (iv) that is, following the Closing, independently developed or derived by Seller or any of its Affiliates without use of or reference to any Business Information or (v) that Seller or any of its controlled Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. In the event that Seller or any of its controlled Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose such information, Seller shall reasonably promptly notify Purchaser in writing unless not permitted by Law, which notification shall include the nature of such requirement or request and the extent of the required or requested disclosure, and will use commercially reasonable efforts to cooperate with Purchaser, at Purchaser’s expense, to obtain assurance that any such information will be afforded confidential treatment.

(c) For a period of five (5) years from and after the Closing Date, Purchaser shall, and shall cause its controlled Affiliates (including the Transferred Entities) to, hold in confidence and not disclose to any third party any information or data to the extent relating to the Retained Businesses; provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Purchaser or any of its Affiliates from and after the Closing from a third-party source that is not known by Purchaser or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by Purchaser or any of its Affiliates of this Section 6.2(c), (iii) to the extent used by Purchaser or any of its Affiliates to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Purchaser or any of its Affiliates, on the one hand, and Seller or any of its controlled Affiliates, on the other hand, (iv) that is, following the Closing, independently developed or derived by Purchaser or any of its Affiliates without use of or reference to any Business Information or (v) that Purchaser or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose; provided further that notwithstanding anything to the contrary herein or in the Confidentiality Agreement, Purchaser and its Affiliates shall be permitted to disclose Business Information subject to the Confidentiality Agreement to the Debt Financing Sources, other potential sources of capital, rating agencies, appraisers, field examiners, prospective lenders or investors in connection with the arrangement or syndication of the Debt Financing or any Alternative Financing, subject to the Debt Financing Sources, other potential sources of capital, rating agencies, appraisers, field examiners, prospective lenders or investors entering into customary confidentiality undertakings with respect to such information.

Section 6.3 Required Actions.

(a) Purchaser and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in an expeditious manner the Sale and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Sale and the other transactions contemplated by this Agreement and (ii) taking all actions reasonably necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (“Regulatory Approvals”) (which actions shall include furnishing all information required under any Regulatory Laws) required to be obtained or made by Purchaser or Seller or any of their respective Affiliates in connection with the Sale and the other transactions contemplated by this Agreement or that otherwise become applicable to the transactions contemplated by this Agreement. Additionally, each of Seller and Purchaser shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement as promptly as practicable and shall not (and each of the Seller and Purchaser shall cause Purchaser Sponsor, its controlled Affiliates and Representatives not to) take any action after the date of this Agreement that would reasonably be expected to (A) materially prevent, delay or impede the obtaining of, or result in not obtaining, any Regulatory Approvals required to be obtained or made by Purchaser or Seller, or any of their respective Affiliates in connection with the Sale and the other transactions contemplated by this Agreement, or (B) otherwise cause any of the conditions set forth in Article IX of this Agreement to fail to be satisfied or prevent, delay or impede the consummation of the Sale or any other transaction contemplated by this Agreement.

(b) Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the Sale and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 6.2, to the extent not prohibited by applicable Law, each of Seller and Purchaser shall promptly consult with the other party to provide any necessary information with respect to all filings made by such party with any

Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 6.2, to the extent not prohibited by applicable Law, each party to this Agreement shall promptly inform the other party to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party of) any communication from any Governmental Entity or other such Person regarding the Sale or the other transactions contemplated by this Agreement, and permit the other party to review and discuss reasonably in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication, correspondence or submission with or to any such Governmental Entity or other such Person. If any party to this Agreement or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Sale or the other transactions contemplated by this Agreement, then such party will make, or cause to be made, promptly and after consultation with the other party to this Agreement, an appropriate response in compliance with such request. Purchaser or its Representatives, on one hand, and Seller or its Representatives, on the other hand, shall not participate in any meeting with any Governmental Entity in connection with this Agreement or the Sale, or with any other Person in connection with any Action by a private party relating to any Regulatory Laws in connection with this Agreement or the Sale, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other party reasonably in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel only.” Such designated materials and any materials provided by Purchaser to Seller or by Seller to Purchaser pursuant to this Section 6.3, and the information contained therein, shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees (other than in-house counsel), officers or directors of the recipient, unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual obligations and (iii) as necessary to protect privileged attorney-client communications or attorney work product.

(c) Purchaser and Seller shall file or cause to be filed, as promptly as practicable, but in any event no later than twenty-five (25) Business Days after the date of this Agreement, notifications under the HSR Act, and Purchaser and Seller shall file or cause to be filed, as promptly as practicable, any other filings and/or notifications under applicable Regulatory Laws.

(d) Purchaser shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Sale and the other transactions contemplated by this Agreement under any Regulatory Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging the Sale or the other transactions contemplated by this Agreement as violative of any Regulatory Laws, Purchaser shall use its reasonable best efforts to initiate and/or participate in any Actions, whether judicial or administrative, to (i) oppose or defend against any Action by any Governmental Entity to prevent or enjoin the consummation of the Sale or the other transactions contemplated by this Agreement and/or (ii) take such action as necessary to overturn any regulatory Action by any Governmental

Entity to block the consummation of the Sale or the other transactions contemplated by this Agreement, including by defending any such Action brought by any Governmental Entity to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal, or prohibits the consummation of, the Sale or the other transactions contemplated by this Agreement resulting from any such Action.

(e) Notwithstanding any other provision of this Agreement, Purchaser shall, and shall cause its controlled Affiliates, to use reasonable best efforts to take all actions necessary to avoid or eliminate each and every impediment under any Regulatory Laws so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including (i) proposing, negotiating, agreeing to, committing to and effecting, by consent decree, hold separate Order, or otherwise, the sale, divestiture or disposition of any businesses, product lines or assets of the Transferred Entities, and Purchaser, and (ii) otherwise taking or committing to take actions, or agreeing to restrictions, that after the Closing would limit the Transferred Entities’, or Purchaser’s freedom of action with respect to, or its or their ability to retain, any businesses, product lines or assets of the Transferred Entities or Purchaser (such actions contemplated in clauses (i) and (ii), “Remedial Actions”); provided, however, and notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement shall be construed (y) to require Purchaser or its Affiliates (or permit Seller, the Transferred Entities, or any of their respective Affiliates) to offer, propose, take, negotiate, commit to, effect or agree to take any Remedial Action if such action, individually or in the aggregate with all other such actions taken together, would reasonably be expected to have a material adverse effect on the financial condition or results of the operations of the Transferred Entities, taken as a whole (it being understood, for purposes of determining whether such Remedial Action would reasonably be expected to have such a material adverse effect, any proceeds received, or expected to be received, from effecting any Remedial Action shall not be taken into consideration) or (z) to require Purchaser to commit to take or agree to take any such Remedial Actions which would bind Purchaser or its Affiliates in respect of any matter if the Closing does not occur. No actions taken pursuant to this Section 6.3(e) shall be considered for purposes of determining whether a Business Material Adverse Effect has occurred or may occur.

(f) Whether or not the Sale is consummated, Purchaser shall be responsible for all filing fees, including filing fees under the HSR Act, due to any Governmental Entity to obtain any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 6.3.

Section 6.4 Conduct of Business.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as expressly required by this Agreement (including any actions, elections or transactions undertaken in connection with the Pre-Closing Restructuring in accordance with Section 6.21, Section 6.23, Section 6.7 or Section 6.8), (ii) as required by or to comply with any Law or Contract, (iii) to the extent relating solely to any Retained Business, (iv) as disclosed in Section 6.4(a) of the Seller Disclosure Schedule, or (v) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, in each case, solely with respect to the Business, and Seller shall cause the Transferred Entities to:

(i) (1) conduct the Business in the ordinary course of business in all material respects and (2) use commercially reasonable efforts to preserve intact the Business, the services of the Business Employees and relations and goodwill with the customers, resellers, suppliers, vendors, licensees, licensors, landlords, sublandlords and other Persons having business relationships with the Transferred Entities and Seller and its Affiliates (other than the Transferred Entities), in each case, in all material respects, to the extent related to the Business, and all of the material assets and properties (real and personal) that are part of the Business; provided, that (A) no action taken by Seller or any Transferred Entity to the extent expressly permitted by an exception to any of Section 6.4(a)(ii) through Section 6.4(a)(xvi) shall be a breach of this Section 6.4(a)(i) and (B) Seller’s or any Transferred Entity’s failure to take any action prohibited by any of Section 6.4(a)(ii) through Section 6.4(a)(xvi) shall not be deemed to be a breach of this Section 6.4(a)(i);

(ii) not (1) amend any of the Transferred Entity’s Organizational Documents (other than immaterial and administrative changes to Organizational Documents), (2) split, combine, subdivide, redeem or reclassify, or repurchase or otherwise acquire, directly or indirectly, any outstanding Equity Interests of the Transferred Entities or make any other changes with respect to the Transferred Entities’ capital structure, or (3) declare, set aside, make or pay any non-Cash dividend or non-Cash distribution to any Person other than a Transferred Entity, or after the Calculation Time, any Cash dividend or Cash distribution to any Person other than a Transferred Entity;

(iii) other than to a Transferred Entity, not issue, grant, sell, deliver, pledge or dispose of, or agree to issue, grant, sell, deliver, pledge or dispose of, any Equity Interests of the Transferred Entities (other than pledges existing on the date hereof);

(iv) except as contemplated under the Pre-Closing Restructuring, not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Transferred Entity, or otherwise alter any Transferred Entity’s corporate structure;

(v) not acquire any corporation, partnership, limited liability company, other business organization or division thereof, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(vi) other than in the ordinary course of business, not enter into any lease of real or personal property or any renewals thereof involving, in any single case, rental obligation exceeding $250,000 per year or rental obligation exceeding $1,500,000 for the entire term;

(vii) not (1) incur in excess of $5,000,000 aggregate amount of indebtedness for borrowed money outstanding at any time (other than any borrowings under revolving credit facilities or Indebtedness that will be prepaid at or prior to Closing); (2) make any material acquisition of any assets other than acquisitions of supplies, equipment, bandwidth or other assets for the purpose of being used in the ordinary course of business or any capital expenditure (which is governed by Section 6.4(a)(vii)); or (3) sell or dispose of any tangible properties, material assets or businesses other than in the ordinary course of business with respect to inventory or obsolete equipment;

(viii) except as may be required by any Seller Benefit Plan or Transferred Entity Benefit Plan, not (1) increase the level of compensation of, or accelerate the timing of payment, vesting, or funding of, compensation or benefits, or make additional grants of long-term incentive compensation or equity or equity-based awards to any Business Employee (other than individual increases of up to five percent (5%) in the base salary or hourly wage rate of Business Employees with total target annual cash compensation less than $150,000 in the ordinary course of business consistent with past practice so long as such increases do not cause the aggregate annual target cash compensation for all Business Employees to exceed the aggregate annual target cash compensation for Business Employees in the most recent employee census as of the date of this Agreement), (2) enter into or materially amend any employment, consulting, deferred compensation, bonus, change of control, retention, severance, retirement or other similar agreement, (3) materially modify, amend or terminate any Transferred Entity Benefit Plan (or Seller Benefit Plan with respect to Business Employees) or any portion thereof (except, with respect to any Seller Benefit Plan, this clause (3) shall not prohibit any modification, amendment, or termination thereof that impacts all similarly situated employees of Seller and its Affiliates and is or was not targeted at Business Employees) or establish or adopt any plan, program, agreement or arrangement that would be a Transferred Entity Benefit Plan if in effect as of the date hereof, (4) hire or engage, or terminate (other than for cause) or take any action that would constitute “good reason” (or term of similar import) with respect to, any Business Employee with total target annual cash compensation in excess of $150,000, (5) engage in or effectuate any “plant closing” or employee “mass layoff” affecting any Business Employee (in each case, as defined in the WARN Act), (6) transfer the employment of any employee from a status in which such employee would have been a Business Employee to a status in which such employee will not be a Business Employee (excluding, for the avoidance of doubt, the Retained Employees set forth on Section 1.1(g) of the Seller Disclosure Schedule), (7) transfer the employment of any employee from a status in which such employee would not have been a Business Employee to a status in which such employee will be a Business Employee, (8) recognize any union, trade union, works council, labor organization or similar employee representative body with respect to any Business Employee (for the avoidance of doubt, other than the existing relationships with labor organizations or Governmental Entities in Brazil, Honduras and Mexico), or (9) modify, amend, terminate, or enter into any collective bargaining agreement or other Contract with any labor union, works council, or labor organization (for the avoidance of doubt, not including any national labor agreement that is not negotiated by Seller, any Transferred Entity or any of their respective Affiliates), except for, in the ordinary course of business and in consultation with Purchaser, any successor or extension agreements to any collective bargaining agreement set forth on Section 4.9(b) of the Seller Disclosure Schedule (not including the collective bargaining agreement covering Business Employees in Brazil, as it is a national labor agreement) that are negotiated and entered into consistent with past practice and taking into account applicable wage increases imposed by a Governmental Entity and relevant market practices then-prevailing in the applicable jurisdiction for similarly-situated employees of companies in similar lines of business as the Business Employees covered by the applicable agreement;

(ix) not make any material change to its methods of financial accounting, except as required by a change in, or to comply with, GAAP (or any interpretation thereof) or applicable Law;

(x) except as set forth in the capital budget of the Business made available to Purchaser as file 2.2.3.6 in the Data Room prior to the date hereof and set forth on Section 6.4(a)(x) of the Seller Disclosure Schedule (the “Capex Budget”), not commit or authorize any commitment to make any capital expenditures in excess of $3,000,000 in the aggregate, or fail to make any material capital expenditures reflected in the Capex Budget;

(xi) not (1) make (other than in the ordinary course of business in accordance with the past practices of such Transferred Entity), change or revoke any material Tax election, (2) change any annual accounting period for Tax purposes, (3) change any material method of accounting for Tax purposes or (4) commence or settle any claim or assessment in respect of a material amount of Taxes (5) file any amended Tax Return, (6) enter into any “closing agreement” in respect of Taxes (within the meaning of Section 7121 of the Code and any similar provisions of state, local or non-U.S. Law), (7) enter into any Tax Sharing Agreement (other than any Commercial Tax Agreement), (8) consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; in each case, except for any action relating to any Consolidated Tax Return (including, for the avoidance of doubt, any election under Section 174 or 174A of the Code) other than any such action on a Consolidated Tax Return that is outside of the ordinary course of business and reasonably expected to reduce tax basis of Class II, Class III, Class IV, or Class V assets (for the avoidance of doubt, Class II, Class III, Class IV, and Class V assets have the meaning described in Treasury Regulation Section 1.338-6(b)); provided, that nothing in this Section 6.4(a)(xi) shall preclude Seller from utilizing bonus depreciation or amortization consistent with past practice;

(xii) not make any election or take any action that could result in a change in the tax status of Owens & Minor Distribution, Inc., O&M Halyard, Inc., or Medical Action Industries, Inc.;

(xiii) not (1) materially amend, waive, modify, voluntarily terminate (other than in accordance with its terms) or voluntarily cancel any Business Material Contract or (2) enter into any Contract that if in effect on the date hereof would be a Business Material Contract, other than, in the case of each of clause (1) and clause (2), in the ordinary course of business;

(xiv) not sell, assign, lease, license, sublicense, terminate, abandon, waive, allow to lapse or otherwise transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or grant any interest in or rights with respect to, any Business Intellectual Property; provided, however, that the foregoing shall not prohibit (i) any Transferred Entity from entering into non-exclusive licenses of Business Intellectual Property in the ordinary course of business, including in connection with the sale or provision of the Transferred Entities’ products or services or (ii) the lapse or expiry of Business Intellectual Property at the end of its maximum statutory term;

(xv) not settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Entity, against any Transferred Entity, in each case, other than settlements or compromises of any Action in the ordinary course of business or where the amount paid in settlement or compromise (in excess of amounts covered by a third-party indemnity or insurance) does not exceed $2,500,000 individually, it being agreed and understood that this clause (xv) shall not apply with respect to Tax matters, which shall be exclusively governed by Section 6.4(a)(viii); or

(xvi) not agree or commit to do or take any action prohibited under this Section 6.4(a).

(b) Notwithstanding anything to the contrary in this Agreement (including Section 6.4(a)), nothing contained in this Agreement shall give (i) Purchaser, directly or indirectly, the right to control or direct Seller’s or any of its Affiliates’ (including the Transferred Entities’) businesses or operations prior to the Closing, or (ii) Seller, directly or indirectly, the right to control or direct Purchaser’s or any of its Affiliates’ (including the Transferred Entities’ after the Closing) businesses or operations.

Section 6.5 Consents; Non-Assignable Contracts; Shared Contracts.

(a) Without limiting Section 6.3 in any respect, Seller and Purchaser shall, and shall cause their respective Representatives to, use their respective reasonable best efforts to deliver any notices or obtain any consents or approvals, permissions, waivers, authorizations and licenses (including modifications to or extensions or renewals of or replacements for an existing licenses) required from third parties in connection with the consummation of the transactions contemplated by this Agreement under Business Material Contracts at or prior to the Closing (such consents or approvals required, other than any TSA Consents, collectively, the “Business Material Contract Consents”). Seller shall, and shall cause its Affiliates to, (i) use commercially reasonable efforts to obtain, at the earliest practicable date, all TSA Consents and (ii) use commercially reasonable efforts to send all third-party notices, in each case, as required for either party to the Transition Services Agreement to perform its obligations thereunder, in each case, at Seller’s sole cost and expense.

(b) Without limiting Section 6.3 in any respect, to the extent that transfers of Permits issued by any Governmental Entity are required to be made, prior to the Closing, to or from a Transferred Entity in connection with the consummation of the transactions contemplated by this Agreement, the parties hereto shall use reasonable best efforts, and reasonably cooperate with each other, to effect such transfers at or prior to the Closing.

(c) Prior to the Closing, except as otherwise agreed in writing by Seller and Purchaser or as otherwise provided in this Agreement or any Ancillary Agreement, and except with respect to any Shared Contracts set forth on Section 6.5(c) of the Seller Disclosure Schedule, Seller shall use commercially reasonable efforts to assign or transfer (or cause its applicable Subsidiaries to assign or transfer) all Seller Moving Contracts to Seller or one of its Subsidiaries (other than a Transferred Entity) and all Business Moving Contracts to a Transferred Entity and to partially assign or transfer or otherwise structure arrangements to provide for the applicable Transferred Entity or Seller or its Subsidiaries (other than a Transferred Entity), as applicable, to receive the rights and benefits, and bear the obligations and burdens, of the portion of any Shared Contract to the extent relating to the Business in the case of a Transferred Entity or relating to the

Retained Business in the case of Seller or its Subsidiaries (other than a Transferred Entity). To the extent that any such assignment, transfer or other arrangement would require any consent, approval, permission, waiver, authorization or license from any third party (each, a “Contract Consents”) or any notice to any third party, Seller shall, and shall cause its Affiliates to, (i) use commercially reasonable efforts to obtain at the earliest practicable date, all such Contract Consents and (ii) send all third-party notices, in each case, as required for Seller or its Affiliates to assign or transfer such Contract (or with respect to any Shared Contract, the applicable portion of such Shared Contract) or to effect the arrangements described in this Section 6.5.If, at the Closing, any Contract Consent has not been obtained, such Moving Contract or the applicable portion of such Shared Contract shall not be transferred as contemplated by this Section 6.5(c) and Section 6.5(d) shall apply following the Closing.

(d) Except as otherwise agreed in writing by Seller and Purchaser or as otherwise provided in this Agreement or any Ancillary Agreement, and except with respect to any Shared Contracts set forth on Section 6.5 (c) of the Seller Disclosure Schedule, to the extent that (x) the assignment or transfer (or attempted assignment or transfer) of any Moving Contract to Seller or one of its Subsidiaries (with respect to Seller Moving Contracts) or to a Transferred Entity (with respect to Business Moving Contracts) or (y) the assignment or transfer (or attempted assignment or transfer) of the rights and obligations under a Shared Contract to the extent relating to the Business to a Transferred Entity (with respect to a Shared Contract that is not held by any Transferred Entity) or of the rights and obligations under a Shared Contract to the extent the Retained Business to the Seller or one of its Subsidiaries (with respect to a Shared Contract held by a Transferred Entity), would require a Contract Consent and such Contract Consent has not been obtained prior to the Closing Date, until the later of twelve (12) months following the Closing Date and the expiration or termination date of the applicable Moving Contract or Shared Contract (for these purposes, disregarding any renewal or extension of any such Contracts after the Closing), Seller and Purchaser shall (and shall cause their Representatives to) use reasonable best efforts to obtain or structure an arrangement for the applicable Transferred Entity or Seller or its Affiliates, as applicable, to receive the rights and benefits, and bear the obligations and burdens, of (i) such portion of any such Shared Contract to the extent relating to the Business in the case of a Transferred Entity or relating to the Retained Business in the case of Seller, (ii) any Contract that is solely for the benefit of or exclusively related to the Business or that is set forth on Section 6.5(d)(i) of the Seller Disclosure Schedule (collectively, the “Business Moving Contracts”) or (iii) any Contract that is solely for the benefit of or exclusively related to the Retained Business or that is set forth on Section 6.5(d)(ii) of the Seller Disclosure Schedule (collectively, the “Seller Moving Contracts” and together with the Business Moving Contracts, the “Moving Contracts”); provided that neither Seller and its Representatives nor Purchaser and its Representatives shall be required to take any action that would constitute a breach or other contravention of the rights of any Person(s), be ineffective under, or contravene, applicable Law or any such Moving Contract or Shared Contract or adversely affect the contractual rights of Seller or Purchaser or any of their Affiliates. If any Contract Consent is received following, or any Moving Contract is not otherwise assigned or transferred as contemplated by Section 6.5(c) by, the Closing, Seller and Purchaser shall, and shall cause their respective Subsidiaries to, cooperate to assign or transfer the applicable Moving Contract to the applicable party as promptly as practicable. With respect to Liabilities pursuant to, under or relating to any Moving Contract or Shared Contract, from and after the Closing, such Liabilities shall be allocated between (A) Seller, on the one hand, to the extent arising out of or relating to the Retained Businesses, and (B) Purchaser and the Transferred Entities, on the other hand, to the extent arising out of or relating to the Transferred Entities or the Business. Notwithstanding the foregoing, each of Seller and Purchaser shall be responsible for any or all Liabilities arising from its (or its Affiliates’) direct or indirect breach of any Moving Contract or Shared Contract.

(e) Notwithstanding anything to the contrary contained herein, neither Seller nor any of its Representatives shall have any obligation to make any payments, incur any Liability or grant any concessions to obtain any consents of third parties or effect the transfers or arrangements contemplated by this Section 6.5, and the failure to receive any Contract Consents or to effect any transfers or arrangements for Moving Contracts or Shared Contracts contemplated by this Section 6.5 and any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to receive any such consents or effect any such transfers or arrangements, shall not be taken into account with respect to whether any condition to the Closing set forth in Article IX shall have been satisfied.

Section 6.6 Public Announcements. No party to this Agreement nor any Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall use reasonable best efforts to provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication, or (b) to the extent the contents of such release or announcement have previously been released publicly, or are consistent in all material respects with materials or disclosures that have previously been released publicly, by a party hereto without violation of this Section 6.6. The parties hereto agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by Seller and Purchaser. For the avoidance of doubt, Seller and Purchaser acknowledge and agree that Purchaser or any of its controlled Affiliates may provide general information about the subject matter of this Agreement to their respective direct and indirect existing or prospective general and limited partners, equity holders, members, managers and investors in connection with customary fund raising, marketing, informational, transactional or reporting activities. Nothing in this Section 6.6 shall restrict or prohibit Purchaser or any of its Affiliates from making any (i) customary announcements or other communication in connection with the arrangement or syndication of the Debt Financing (including, for the avoidance of doubt, such announcement or communications that Purchaser reasonably determines in good faith are required to ensure that any document concerning the Debt Financing does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances in which they are made), or (ii) disclosures regarding the Transferred Entities and the Business in connection with the Debt Financing to the extent such disclosure is of the type and nature previously disclosed by Seller or any Transferred Entity to investors in their debt.

Section 6.7 Intercompany Accounts; Cash At or prior to the Calculation Time, (a) all intercompany accounts (excluding those set forth on Section 6.7 of the Seller Disclosure Schedule), between any member of the Seller Group, on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated with no further liability or obligation on the part of any Transferred Entity and (b) any and all Cash of the Transferred Entities may be taken from the Transferred Entities by Seller or other Affiliates of Seller (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions, share redemptions, recapitalizations and the settling of intercompany loans accounts), and, in the case of each of clauses (a) and (b), in such a manner as Seller shall determine in its sole discretion and without any continuing obligations or Liability to Purchaser or any Transferred Entity. Notwithstanding anything to the contrary in this Agreement, (i) intercompany accounts between or among any of the Transferred Entities and (ii) trade accounts payable and receivable created in the ordinary course of business between any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand, in each case, as set forth on Section 6.7 of the Seller Disclosure Schedule, shall not be required to have been eliminated at or prior the Closing.

Section 6.8 Termination of Intercompany Arrangements. Effective at the Closing, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, and including any cash pooling arrangements, by any member of the Seller Group, on the one hand, and any Transferred Entity on the other hand, shall be terminated without any party having any continuing obligations or Liability to the other, except for (a) this Agreement and the Ancillary Agreements and (b) the other arrangements, understandings or Contracts listed in Section 6.8 of the Seller Disclosure Schedule.

Section 6.9 Guarantees; Commitments.

(a) From and after the Closing, solely to the extent the substitution described in Section 6.9(b) is not completed with respect to any such Guarantee (as described below) prior to the Closing, Purchaser and the Transferred Entities shall, jointly and severally, indemnify and hold harmless Seller and any of its Affiliates against any Liabilities that Seller or any of its Affiliates suffer, incur or are liable for by reason of or arising out of or in connection with (i) Seller or any of its Affiliates issuing or maintaining, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, surety bond, letter of credit or other similar obligation solely relating to the Business or any Transferred Entities, in each case whether arising from Contract, Permit, operation of Law or otherwise (collectively, the “Guarantees”), (ii) any claim or demand for payment made to Seller or any of its Affiliates with respect to any of the Guarantees or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Guarantee, and shall reimburse Seller for any Losses incurred in connection with any of the foregoing clauses (i) through (iii). Notwithstanding the foregoing, no indemnification shall be required under this Section 6.9(a) with respect to any Liability resulting from the Seller’s or its Affiliates or their respective Representatives’ willful misconduct, bad faith or gross negligence.

(b) Without limiting Section 6.9(a) in any respect, subject to Section 6.9(c), Purchaser shall use its commercially reasonable efforts, at its sole expense, to cause itself or its Affiliates to be substituted, on terms and conditions substantially the same as such Guarantee in its current form, for Seller and any of its Affiliates (other than the Transferred Entities), and for Seller and its Affiliates to be released, effective as of the Closing, in respect of, or otherwise terminate (and cause Seller and its Affiliates (other than the Transferred Entities) to be released in respect of), all obligations of Seller and its Affiliates (other than the Transferred Entities) under each Guarantee set forth on Section 4.7(a)(xiii) of the Seller Disclosure Schedule (including, in each case, by delivering at Closing (i) executed agreements to assume reimbursement obligations for such Guarantees, (ii) executed instruments of guaranty, letters of credit or other instruments requested by any banks, landlords, customers or other counterparties with respect to any Guarantees, and (iii) any other documents reasonably requested by Seller in connection this Section 6.9). With respect to any Guarantees identified by Seller that are not set forth on Section 4.7(a)(xiii) of the Seller Disclosure Schedule, Purchaser and Seller shall reasonably cooperate and use commercially reasonable efforts to terminate or enter into replacement arrangements (on terms and conditions substantially the same as such Guarantees in their current form) for, such Guarantees reasonably promptly following notice of the existence thereof from Seller to Purchaser. In furtherance and not in limitation of the foregoing, at the request of Seller or any of its Affiliates, Purchaser shall and shall cause its Subsidiaries to use commercially reasonable efforts to assign or cause to be assigned any Contract or Permit underlying such Guarantee to a Subsidiary of Purchaser meeting the applicable net worth and other requirements in such Contract or Permit to give effect to the provisions of the preceding sentence. For any Guarantees for which Purchaser or any Transferred Entity is not substituted in all respects for Seller and its Affiliates (or for which Seller or any of its Affiliates is not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be released in respect thereof), Purchaser shall continue to use its commercially reasonable efforts and shall cause its Subsidiaries to use their commercially reasonable efforts to effect such substitution or termination and release as soon as practicable after the Closing.

(c) Notwithstanding anything to the contrary set forth in this Section 6.9, and without limiting Section 6.9(a) in any respect, the parties acknowledge and agree that, with respect to the Guarantees set forth on Section 6.9(c) of the Seller Disclosure Schedule, (i) Seller and its applicable Affiliates shall use their reasonable best efforts to maintain in effect such Guarantees until July 31, 2027, after which time Seller and its Affiliates may terminate any and all such Guarantees and (ii) Purchaser shall not be obligated to cause itself or its Affiliates to be substituted for Seller or its applicable Affiliates with respect to such Guarantees prior to such date.

Section 6.10 Insurance.

(a) From and after the Closing, the Transferred Entities shall cease to be insured by the Seller Group’s current and historical insurance policies or programs or by any of its current and historical self-insured programs, and, except to the extent expressly permitted pursuant to Section 6.10(b), none of the Transferred Entities, Purchaser or its other Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Entities or any Liability of the Transferred Entities or of or arising from the operation of the Business or any Transferred Entity. The Seller Group may amend, effective at the Closing, any insurance policies and ancillary arrangements in the manner Seller deems appropriate to give effect to this Section 6.10. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Transferred Entities and the Business. Except to the extent expressly permitted pursuant to Section 6.10(b), Purchaser further covenants and agrees not to (directly or through the Transferred Entities) seek to assert any claims under or in respect of any past or current insurance policy of the Seller Group under which any Transferred Entity or the Business is a named insured.

(b) Seller shall not, and shall cause the other members of the Seller Group to not, retroactively cancel, modify or amend, in any manner materially adverse to the Transferred Entities, the Seller Group’s occurrence-based insurance policies with respect to claims arising out of any actual or alleged act, omission, circumstance, matter, event or occurrence existing or occurring prior to the Closing relating to the Transferred Entities or the Business (such policies, the “Occurrence-Based Policies,” and such claims (regardless of when reported or asserted), “Pre-Closing Claims”). With respect to any Occurrence-Based Policy affording coverage to the Transferred Entities for any Pre-Closing Claim, Seller shall, and shall cause the other members of the Seller Group to, use commercially reasonable efforts to make available to the Transferred Entities any applicable coverage under such Occurrence-Based Policy, including (A) noticing or reporting such Pre-Closing Claim, (B) reasonably assisting and cooperating with Purchaser and the Transferred Entities in asserting the Pre-Closing Claim to the insurer of such Occurrence-Based Policy and (C) remitting any insurance proceeds received by the Seller Group in respect of such Pre-Closing Claim to the Transferred Entities. Purchaser and the Transferred Entities shall (1) exclusively bear and be liable for (and Seller shall have no obligation to repay and reimburse Purchaser or any Transferred Entity) all deductibles and retentions, self-insured and uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims and (2) reimburse Seller promptly upon request for all reasonable out-of-pocket costs and expenses incurred by Seller or its Affiliates in connection with the cooperation contemplated by this Section 6.10(b). This Section 6.10(b) shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 6.10(b) is intended to waive or abrogate in any way the Seller Group’s own rights to insurance coverage. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Transferred Entities and the Business with respect to the Post-Closing Claims.

Section 6.11 D&O Indemnity.

(a) The parties hereto agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date (including in connection with this Agreement and the transactions contemplated hereunder), that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, manager, officer or employee of a Transferred Entity (each, a “D&O Indemnified Person”), solely as provided in the Organizational Documents of a Transferred Entity, or in any Contract between a D&O Indemnified Person and a Transferred Entity as set forth on Schedule 6.11(a) of the Seller Disclosure Schedule (an “Indemnity Agreement”) (such rights, the “Indemnification Obligations”), will survive the Closing and will continue in full force and effect for six (6) years following the Closing Date. In furtherance the foregoing, for the six (6) year period following the Closing Date, Purchaser will cause the Transferred Entities to, and the Transferred Entities shall (i) maintain in the Organizational Documents of each of the Transferred Entities provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each D&O Indemnified Person as those contained in each Transferred Entity’s respective Organizational Documents, as applicable, as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person and (ii) continue each Indemnity Agreement without termination, revocation, amendment or other modification that would adversely affect the rights thereunder of any D&O Indemnified Person.

(b) If Purchaser or any Transferred Entity (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, proper provision will be made so that such other Person fully assumes the obligations set forth in this Section 6.11.

(c) The provisions of this Section 6.11 will survive the Closing. This Section 6.11 will be for the irrevocable benefit of, and will be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person will be an express intended third party beneficiary of this Agreement for such purposes. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.11 will not be terminated, revoked, modified or amended in any way so as to adversely affect any Person referred to in the second sentence of this Section 6.11(c) without the written consent of such Person. With respect to any Indemnification Obligations occurring prior to or on the Closing Date (including in connection with this Agreement and the transactions contemplated hereby), each Transferred Entity, as applicable, will be the indemnitor of first resort, responsible for all such indemnification and advancement that any D&O Indemnified Person may otherwise have from any direct or indirect, current or former stockholder or equityholder of any of the Transferred Entities (or any current or former Affiliate of such stockholder or equityholder) and without right to seek or obtain subrogation, indemnity or contribution.

Section 6.12 Litigation Support. Seller shall retain the defense (including all costs associated therewith) and sole control for matters set forth on Section 6.12 of the Seller Disclosure Schedule (the “Retained Matters”). Seller shall be afforded reasonable access to any Contract, books and records, and other documents and data to the extent related to the Retained Matters and, for the avoidance of doubt Seller shall retain the counsel of its choice and seek recovery and indemnification under any applicable indemnification provisions. The conduct of the Retained Matters shall be subject to the procedures applicable to any Third Party Claim in Section 11.5 (other than clause (c) thereof) (with Seller being the Indemnifying Party and Purchaser being the Indemnified Party), mutatis mutandis, except that (a) Seller shall not be permitted to settle or compromise any Retained Matter under any circumstances without Purchaser’s prior written consent (not to be unreasonably withheld, delayed or conditions), provided that (a) such settlement or judgment does not involve any equitable relief, other non-monetary relief, or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party, (b) the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment (c) such settlement or judgment includes a complete and unconditional release of any Indemnified Party affected by such Third Party Claim, and (d) in addition to their right to participate in, and be consulted on, the defense of such Retained Matters, Purchaser shall be afforded the reasonable opportunity, at Purchaser’s sole cost and expense, to (1) review and comment on all material filings, submissions and other documentation in any Retained Matter and (2) participate in all conferences and meetings relating to any Retained Matter. In the event and for so long as any party hereto or any of its respective Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an Action brought against or by the other party hereto or any Affiliate of such other party) in connection with (a) any transactions contemplated under this Agreement, (b) any fact, situation, circumstance or transaction related to or in connection with or arising from the Retained Businesses, the Business or the Transferred Entities, as applicable and (c) Purchaser or Seller, as applicable, shall, and shall cause its respective Affiliates (and shall use its commercially reasonable efforts to cause its and their other Representatives) to, at the expense of the other party, use commercially reasonable efforts to cooperate with the other party (or its applicable Affiliates), and its counsel in such prosecution, contest or defense, including using commercially reasonable efforts to make available its personnel, participate in meetings, provide such testimony and access to their books and records and take such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense; provided, that if any party hereto reasonably believes upon advice of counsel that such cooperation, testimony or access would breach attorney-client, work product or similar privilege or any confidentiality obligations set forth in written agreements with third parties, the parties hereto shall cooperate in seeking a reasonable alternative means whereby the requesting party and its Affiliates and their respective Representatives are provided such cooperation, testimony or access in a manner that does not jeopardize such privilege or protection or breach such obligation. From and after the Closing, (i) Seller hereby agrees to, to the extent applicable, move for substitution or take similar actions under applicable Law for Purchaser or one of its Affiliates to be substituted in any and all Actions primarily related to the Business for any member of the Seller

Group, and for such member of the Seller Group to be released from any and all such Actions effective as of the Closing and (ii) Purchaser hereby agrees to, or to cause its Affiliates to, to the extent applicable, move for substitution or take similar actions under applicable Law for Seller or one or more of its Affiliates to be substituted in any and all Actions not primarily related to the Business for any Transferred Entities, and to move for the Transferred Entities to be released from any and all such Actions. In the event of any conflict between this Section 6.12 and Section 7.14, Section 7.14 shall control.

Section 6.13 Misallocation; Misdirected Payments.

(a) If, following the Closing, any Excluded Asset or Retained Liability is found to have been transferred to or retained by the Transferred Entities or their Affiliates, Purchaser shall cause the applicable Transferred Entity to, and the applicable Transferred Entity shall, use reasonable best efforts to (i) transfer, or cause its applicable Affiliate to transfer such Excluded Asset or Retained Liability to the applicable member of the Seller Group as soon as practicable for no consideration, and Seller shall cause the applicable member of the Seller Group to accept and assume such Excluded Asset or Retained Liability, and (ii) obtain (and Seller shall use its reasonable best efforts to cooperate with Purchaser and the applicable Transferred Entity in obtaining) all consents from Persons necessary or appropriate for the purposes of transferring, assigning, and conveying such Excluded Asset or Retained Liability (or part thereof) or the relevant interests in them to the applicable member of the Seller Group; provided, that, until such consent is obtained, the parties hereto shall cooperate so that the applicable member of the Seller Group obtains the rights and benefits and assumes the risks and obligations of the relevant Excluded Asset or Retained Liability.

(b) If, following the Closing, any Business Asset or Business Liability is found to have been transferred to or retained by a member of the Seller Group, either directly or indirectly, Seller shall use reasonable best efforts to (i) transfer, or cause the applicable member of the Seller Group to transfer, such Business Asset or Business Liability to the applicable Transferred Entity or its applicable Affiliate as soon as practicable for no consideration, and Purchaser shall cause the applicable Transferred Entity to accept and assume such Business Asset or Business Liability, and (ii) obtain (and Purchaser and the applicable Transferred Entity shall use its reasonable best efforts to cooperate with Seller in obtaining) all consents from Persons necessary or appropriate for the purposes of transferring, assigning, and conveying such Business Asset or Business Liability (or part thereof) or the relevant interests in them to the applicable Transferred Entity or its applicable Affiliate; provided, that, until such consent is obtained, the parties hereto shall cooperate so that the applicable Transferred Entity obtains the rights and benefits and assumes the risks and obligations of the relevant Business Asset or Business Liability.

(c) Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Closing, (i) if any payments due with respect to the Business are paid in error to any member of the Seller Group, Seller shall, or shall cause the applicable member of the Seller Group to, promptly remit by wire or draft such payment to an account designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Businesses are paid in error to Purchaser, the Transferred Entities or their Affiliates, Purchaser shall, or cause its Affiliates to, promptly remit by wire or draft such payment to an account designated in writing by Seller.

(d) The parties shall reasonably cooperate to effect any transfers or other arrangements described in Section 6.13(a) in a manner that is Tax efficient for the parties and their respective Affiliates, including by treating the Person initially in possession of any such payment referenced in Section 6.13(a) after the Closing as holding such payment as an agent or nominee for the transferee thereof for all Tax purposes, to the extent permitted by applicable Law. For the avoidance of doubt, Section 6.13(a) shall not apply to Tax Refunds or credits, which are governed by Section 8.9.

Section 6.14 Use of Seller Names. Except as expressly provided in this Section 6.14, Section 6.18 and the Marks included in the Business Intellectual Property (including the Transferred Marks), neither Purchaser nor any of its Affiliates (including, from and after the Closing, the Transferred Entities) shall use, or have or acquire the right to use or any other rights in any Marks of Seller or any of its Affiliates, including “APRIA”, “BYRAM”, and “ASCENDRA”, or any variations or derivatives thereof or any names, trademarks, service Marks or logos of Seller or any of its Affiliates (excluding, in each case, the Transferred Marks or other Marks included in the Business Intellectual Property), or any name, trademark, service Mark or logo that is confusingly similar to any of the foregoing (the “Seller Names”).

Section 6.15 Use of Transferred Marks; License.

(a) Except as expressly provided in this Section 6.15, neither Seller nor any of its Affiliates (excluding, from and after the Closing, the Transferred Entities) shall use, or have or acquire the right to use or any other rights in, any Marks included in the Owned Intellectual Property, including “Owens & Minor, Inc.”, “Owens & Minor”, “O&M”, “OMI”, or any variations or derivatives thereof or any names, trademarks, service Marks or logos of Purchaser or any of its Affiliates (including, from and after the Closing, the Transferred Entities) or any name, trademark, service Mark or logo that is confusingly similar to any of the foregoing (the “Transferred Marks”).

(b) Seller and its Affiliates may continue temporarily to use the Transferred Marks following the Closing, and solely in a manner consistent with the continued operation of their respective businesses immediately prior to the Closing, to the extent used immediately prior to the Closing; provided, however, that, effective as soon as practicable after the Closing Date (and in any event within six (6) months thereafter), Seller shall, and shall cause each of its Affiliates (excluding, from and after the Closing, the Transferred Entities), to: (i) cease and discontinue any use of any Transferred Marks in any corporate, legal entity, trade, “doing business as” or other fictitious business name, uniform resource locator, domain name, social media handle or similar identifier; and (ii) change its corporate, legal entity, trade, “doing business as” or other fictitious business names to names that do not contain, and are not confusingly similar to, any Transferred Marks, and file (or cause to be filed) all amendments, certificates and notifications with applicable Governmental Entities and registrars necessary to effect such name changes at the Closing. As soon as practicable after the Closing Date (and in any event within six (6) months thereafter) Seller shall and shall cause each of Affiliates, as applicable, to, (i) cease and discontinue use of all Transferred Marks and (ii) complete the removal of the Transferred Marks from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials, any electronic medium or website, and other assets. Pursuant to the foregoing, the Transferred Entities hereby grant to the Seller Group a non-exclusive, worldwide, non-transferable, non-sublicensable (except as permitted hereunder), royalty-free, fully paid-up license and right to use and display the Transferred Marks for up to a six (6) month period immediately following the Closing solely as such Transferred Marks were used in connection with the operation of the Business as of the Closing. Notwithstanding the foregoing, the Seller Group may continue to use the Transferred Marks at all times following the Closing (i) as required by applicable Law and as may be required to perform contractual obligations existing as of the Closing, (ii) on internal business and legal documents, (iii) in a neutral, non-trademark manner to describe the history of the Transferred Entities or Business, or (iv) otherwise as permitted by “fair use” principles.

Section 6.16 Non-Solicitation; Non-Disparagement; Non-Compete.

(a) As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller shall not, and shall cause each other member of the Seller Group not to, at any time prior to five (5) years from the Closing Date, directly or indirectly, without Purchaser’s prior written consent, solicit the employment or services of, or hire, any Transferred Business Employee as of the Closing Date (x) with a title of Director or above or (y) in the commercial team, unless such Person (i) has been terminated by Purchaser or any of its Affiliates subsequent to the Closing or (ii) has otherwise ceased employment or engagement with any Transferred Entity for a period of at least six (6) months prior to the date of such solicitation or hire. For purposes of this Section 6.16, the terms “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise.

(b) For a period of five (5) years from the Closing Date, Seller shall not, and shall cause each other member of the Seller Group not to (i) induce or attempt to induce any customers, distributors or suppliers with a business relationship with the Transferred Entities to divert their business to any competitor of the Transferred Entities, or in any way materially and intentionally interfere with the relationship between such customer, distributor or supplier and the Transferred Entities, or (ii) disparage Purchaser or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of Purchaser or any of its Affiliates (including the Transferred Entities) with the public generally, or with any of their customers, suppliers or employees. For a period of five (5) years from the Closing Date, Purchaser shall not, and shall instruct its controlled Affiliates not to, disparage Seller or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of Seller or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(c) For a period of five (5) years from the Closing Date (the “Non-Competition Period”), Seller shall not, and shall cause each other member of the Seller Group not to, directly or indirectly through any Person or contractual arrangement, engage in any business anywhere that competes, in whole or in part, with the Business (the “Competitive Business”) or perform management, executive or supervisory functions with respect to, acquire, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any business or Person that engages in the Competitive Business. For the avoidance of doubt, if any Person shall acquire (in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise) a controlling interest in Seller, such Person and its Affiliates (other than members of the Seller Group) shall not be subject to this Section 6.16(c). Notwithstanding the foregoing, nothing herein shall prohibit (i) any member of the Seller Group from engaging in the Retained Business at the Closing Date, (ii) any member of the Seller Group from directly or indirectly acquiring (in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise) any interest in a Person or business engaged in a Competitive Business, and operating and managing such Person or business; provided that if such Competitive Business represents five percent (5%) or more of the net revenues or net income of such acquired Person or business, as applicable, for such acquired business’s or Person’s most recently completed fiscal year, then the applicable member of the Seller Group shall, within twelve (12) months after the consummation of Seller’s or one or more Subsidiaries’ acquisition (whether by merger, business combination, stock purchase or otherwise) of such Person or business so long as the Non-Competition Period is still in effect, either (x) dispose of such Person or business or the relevant portion thereof that is engaged in the Competitive Business or (y) discontinue the operation of such Competitive Business, or (iii) any member of the Seller Group (other than the Transferred Entities) from performing their obligations under this Agreement or the Ancillary Agreements.

(d) Each party acknowledges that the restrictions contained in this Section 6.16 are reasonable and necessary, in terms of time, area and line of business, to protect the legitimate interests of the other parties and constitute a material inducement to the parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. If any covenant contained in this Section 6.16 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.16 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.17 Financing.

(a) Purchaser shall not, without the prior written consent of Seller, permit any amendment or modification to, or any waiver of any provision (including any remedy) under the Equity Commitment Letter if such amendment, modification or waiver (i) adds new (or adversely expands any existing) conditions to the receipt of the Equity Financing or any other terms to the Equity Financing as compared to those in the Equity Commitment Letter as in effect on the date of this Agreement, (ii) adversely affects the ability of Purchaser to enforce its rights against the Purchaser Sponsor under the Equity Commitment Letter, (iii) reduces (or has the effect of reducing) the aggregate amount of the Equity Financing, or (iv) could otherwise be expected to prevent, impede or materially delay the consummation of the Closing beyond the date the Closing is required to occur under this Agreement. Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the commitment for the Equity Financing set forth in the Equity Commitment Letter in accordance with its terms, (ii) satisfy (and cause each of its Affiliates to satisfy), or if deemed reasonably advisable by Purchaser obtain the waiver of, on a timely basis, all conditions applicable to Purchaser or any of its Affiliates in such Equity Commitment Letter that are within its control and that are to be satisfied by it to consummate the Equity Financing at or prior to Closing, (iii) consummate the Equity Financing at or prior to the Closing, (iv) comply in all material respects with its obligations pursuant to the Equity Commitment Letter, and (v) fully enforce its rights pursuant to the Equity Commitment Letter. Purchaser shall not, and shall cause its Affiliates not to, take or refrain from taking, directly or indirectly, any action that could reasonably be expected to result in failure to satisfy any of the conditions contained in the Equity Commitment Letter.

(b) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to (i) satisfy on a timely basis all conditions applicable to Purchaser set forth in the Debt Commitment Letter (including definitive agreements related thereto and, to the extent required thereby, any “flex” terms contained in the Fee Letter) that are within its control and that are to be satisfied by it to consummate the Debt Financing at or prior to the Closing, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing, (ii) maintain in effect the Debt Commitment Letter, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (other than modifications to such terms and conditions as are acceptable to Purchaser so long as such modifications would be permitted under the restrictions on amendments and modifications otherwise set forth in this Section 6.17), and (iii) consummate the Debt Financing at the Closing; provided, however, that if commitments and funds in the amounts and on the terms set forth in a Debt Commitment Letter become unavailable to Purchaser on the terms and conditions set forth therein, Purchaser shall use its reasonable best efforts to obtain alternative debt financing (the “Alternative Financing”) in amounts (after taking into consideration the amount of the Equity Financing that is available) equal to or greater than the Required Amount; provided, that if Purchaser proceeds with Alternative Financing, it shall be subject to the same obligations with respect to the Alternative Financing as set forth in this Section 6.17 with respect to the Debt Financing and all references in this Agreement to the Debt Financing (other than with respect to representations in this Agreement made by Purchaser that speak as of the date hereof) shall be deemed to also refer to the Alternative Financing.

(c) Purchaser shall use its reasonable best efforts to keep the Seller and the Transferred Entities apprised of material developments relating to the Debt Financing on a reasonably current basis. Purchaser shall give the Seller prompt notice (i) of any material breach or default by any party to the Debt Commitment Letter or definitive agreements related to the Debt Financing of which Purchaser has knowledge thereof, (ii) of the receipt by Purchaser of (1) any written notice or (2) other written communication, in each case from any Debt Financing Source with respect to any (A) actual or potential material breach, default, termination or repudiation by any Debt Financing Source of any material provisions of the Debt Commitment Letter or definitive agreements related to the Debt Financing or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing and (iii) if at any time for any reason Purchaser believes in good faith that it will not be able to obtain all or any portion of the Debt Financing necessary to satisfy the Required Amount. As soon as reasonably practicable after the Seller delivers to Purchaser a written request for information, Purchaser shall provide any information reasonably requested by the Seller relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Purchaser shall not replace, amend or waive the Debt

Commitment Letter without the Seller’s prior written consent if such replacement, amendment or waiver (i) reduces the aggregate amount of the Debt Financing to an amount, when taken together with the Equity Financing, less than the Required Amount, (ii) imposes new or additional conditions, or otherwise expands any of the conditions, to the receipt of Debt Financing, or (iii) has the effect of any other amendment, modification or waiver that could reasonably be expected to delay the Closing beyond the date the Closing is required to occur under this Agreement or prevent the Closing; provided, however, that for the avoidance of doubt, Purchaser may, without the written consent of the Company, (1) amend the Debt Commitment Letter to add Debt Financing Sources that have not previously executed the Debt Commitment Letter as of the date of this Agreement and to grant to such Debt Financing Sources such approval rights as are customarily granted to additional lenders, lead arrangers, bookrunners, syndication agents or similar entities, (2) amend the definitive agreements with respect to the Debt Financing to give effect to any “flex” terms contained in the Debt Commitment Letter and/or Fee Letters, (3) to amend titles, allocations and fee sharing arrangements with respect to existing and additional Debt Financing Sources and (4) to increase the amount of the Debt Financing. Any reference in this Agreement (other than with respect to representations in this Agreement made by Purchaser that speak as of the date hereof) to “Debt Commitment Letter” and “Debt Financing” shall include such debt financing and letters as amended, restated, supplemented, modified, replaced or substituted in compliance with this Section 6.17 and any Alternative Financing in compliance with this Section 6.17. “Financings” (other than with respect to representations in this Agreement made by Purchaser that speak as of the date hereof) shall include the financing contemplated by the Debt Financing as amended, restated, supplemented, modified, replaced or substituted in compliance with this Section 6.17 and any Alternative Financing in compliance herewith.

(d) Purchaser shall, and shall cause its controlled Affiliates to, as promptly as reasonably possible following the date hereof, use reasonable best efforts to take or cause to be taken any action that is necessary and proper, including obtaining any required consents approvals or amendments to the Debt Commitment Letter, to extend the Termination Date (as defined in the Debt Commitment Letter) to a date that is three (3) months following the Outside Date (as defined herein as in effect on the date hereof but without giving effect to the provisos set forth in such definition). Purchaser shall keep Seller reasonably informed on its progress with respect to such extension and prior to executing any documents in connection with such extension of the Debt Financing under the Debt Commitment Letter, Purchaser shall promptly notify Seller and provide any related document to Seller. Notwithstanding anything to the contrary herein, (i) the obligations of Purchaser in this Section 6.17(d) shall only be required if Seller, its Subsidiaries and its and their Representatives are in compliance in all material respects with Section 6.18(a)(i)(x) and 6.18(a)(i)(y) below and (ii) it is understood and agreed that, for the avoidance of doubt, reasonable best efforts required of Purchaser in this Section 6.17(d) shall not require the Purchaser to (x) incur any additional fees (other than customary ticking fees or extension fees) or grant any additional economics to any party, (y) obtain any Alternative Financing or any other financing from any source other than the Debt Financing Sources or (z) agree to any terms that are less favorable to Purchaser in any respect than those contained in the Debt Commitment Letter.

Section 6.18 Assistance with Financing.

(a) Seller shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Subsidiaries and its and their respective Representatives to, provide such cooperation as is reasonably requested by Purchaser to arrange, syndicate and obtain the Debt Financing to be obtained by Purchaser or its Affiliates in connection with the transactions contemplated hereby. Such assistance shall include, but not be limited to, the following:

(i) furnishing Purchaser and its Debt Financing Sources as promptly as practicable (or (a) in the case of any audited financial statements furnished pursuant to clause (x), as promptly as reasonably practicable but in no event more than 90 days after the relevant fiscal year and (b) with in the case of any unaudited financial statements furnished pursuant to clause (x), as promptly as reasonably practicable but in no event more than 45 days after the relevant fiscal quarter) with (x) the financial statements required by clauses (i) and (ii) of paragraph 9 of Annex III of the Debt Commitment Letter, (y) all information with respect to accounts receivable and inventory necessary or requested by Purchaser, the Debt Financing Sources or any third party engaged by Purchaser or the Debt Financing Sources to update any collateral appraisals and field examinations as of the end of each calendar month completed at least twenty (20) days prior to the Closing Date, in each case, consistent with the information provided with respect to the collateral appraisals and field exams with respect to the period ending June 30, 2025 and (z) such other financial and other pertinent information pertaining to the Transferred Entities customarily prepared for financings similar to the Debt Financing, as reasonably requested by Purchaser; provided that none of the Seller or its Subsidiaries shall be required to provide any such information pursuant to this subclause (z) that is not reasonably available under its or their current reporting systems or that the Seller or its Subsidiaries are not reasonably able to produce without undue burden (other than any Business Financial Statements or other financial statements contemplated by this Agreement); provided that, notwithstanding anything to the contrary herein, the obligations of the Seller, its Subsidiaries and its and their Representatives in clauses (i)(x) and (i)(y) above shall not be subject to a reasonable best efforts standard and shall be completed in all respects;

(ii) using reasonable best efforts to facilitate the pledging of, granting a security interest in and obtaining perfection of any Liens on, collateral in connection with the Closing, and cooperating with any collateral appraisals and field examinations as may be reasonably requested by Purchaser or the Debt Financing Sources, in each case solely with respect to the Transferred Entities;

(iii) preparing for and participating in (through management with appropriate seniority and expertise) a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions, sessions with rating agencies and other customary syndication activities in connection with the Debt Financing;

(iv) using reasonable best efforts to assist Purchaser and the Debt Financing Sources in Purchaser’s preparation of any bank information memoranda and similar documents, including execution and delivery of customary authorization letters related thereto (including customary representations with respect to the absence of material non-public information in the public-side versions of documents and the absence of material misstatements or omissions) and providing reasonable cooperation with the due diligence efforts of the Debt Financing Sources to the extent reasonable and customary;

(v) using reasonable best efforts to obtain documents reasonably requested by Purchaser or the Debt Financing Sources relating to the release of the Transferred Entities from the Retained Indebtedness and the release on the Closing Date of all related Liens;

(vi) to the extent relating to information with respect to the Transferred Entities, providing as promptly as reasonably practicable (and in any event, no less than six (6) Business Days prior to the Closing Date) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, in each case as reasonably requested of the Transferred Entities in writing by Purchaser or the Debt Financing Sources at least eight (8) Business Days prior to the Closing Date;

(vii) executing and delivering definitive documents and closing certificates relating to the Debt Financing, as may be customarily requested by Purchaser; and

(viii) taking all corporate or company action, subject to the occurrence of the Closing, as is necessary or customary to permit the consummation of the Debt Financing, and to permit the commitments and/or the proceeds thereof, to be made available at the Closing Date to consummate the transactions contemplated hereunder.

(b) Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.18: (A) that would require Seller, the Transferred Entities or any of their Affiliates or any other Persons who are directors or officers of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing in each case with respect to the Transferred Entities other than those that are conditioned upon the Closing occurring or that would only be effective at or after the Closing Date, (B) that would require Seller of any of its Affiliates (other than a Transferred Entity) or any other Persons to execute or deliver any certificate, opinion, document, instrument or agreement or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, except with respect to “know-your-customer” information and delivery of customary authorization letters referred to above, (C) that would require any Transferred Entity to execute or deliver any certificate, document, instrument or agreement, or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, prior to the Closing, except with respect to “know-your-customer” information and execution and delivery of customary authorization letters referred to above (it being understood that no obligations of any Transferred Entity under any certificate, document, instrument or agreement delivered pursuant to this Section 6.18 shall be required to be effective prior to the Closing, except with respect to “know-your-customer” information and execution and delivery of customary authorization letters referred to above), (D) that would cause any representation or warranty of Seller in this Agreement to be breached or would cause any condition to the Closing to fail to be satisfied, (E) that would require Seller or any of its Affiliates to pay any commitment or other similar fee in connection with the Debt Financing, (F) that could cause any director, officer or employee or stockholder of Seller or any of its Affiliates to incur any personal liability, (G) that could reasonably be expected to conflict with, result in any material violation or breach of, or default (with or without notice, lapse of time, or both) under, any of their respective Organizational Documents, or any applicable Law or material Contracts, (H) that provides access to or discloses information that Seller or any of its Affiliates reasonably determines would reasonably be expected to jeopardize any attorney-client privilege of, or conflict with any confidentiality obligations binding on, Seller or any of its Affiliates, (I) to prepare or deliver (1) any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (2) any projections or pro forma financial statements or (3) any financial statements or information relating to any Person or asset other than Transferred Entities in each case of the foregoing clauses (1) through (3), other than as set forth in Section 6.18(a) and the financial statements set forth on Section 4.3 of the Seller Disclosure Schedule, (J) that would cause significant competitive harm to Seller or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (K) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Seller, the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries or (L) change any fiscal period. Notwithstanding anything herein to the contrary, nothing herein shall require the Seller or the Company to cause the delivery of any legal opinions or any certificate as to solvency by the Seller or the Company or their Subsidiaries. All non-public or other confidential information provided by Seller or any of its Representatives pursuant to this Section 6.18 shall be kept confidential in accordance with the Confidentiality Agreement and Section 6.2 of this Agreement. Nothing contained in this Section 6.18 or otherwise shall require Seller or any of its Affiliates (other than, at or following the Closing, any Transferred Entity) to encumber any of its assets or be an issuer or other obligor with respect to the Debt Financing or require any Transferred Entity to be an issuer or other obligor with respect to the Debt Financing prior to the Closing.

Purchaser shall, at or after the Closing or following the valid termination of this Agreement, promptly upon request by Seller, reimburse Seller and its Affiliates for all reasonable and documented fees, costs, expenses and Liabilities incurred by any of them or their respective Representatives in connection with fulfilling their respective obligations pursuant to this Section 6.18 (including reasonable and documented attorneys’ fees); provided that Purchaser shall not be required to reimburse Seller or any of its Affiliates for costs and expenses with respect to financial statements, financial information or other materials contemplated by this Agreement, prepared prior to the date hereof or, after the date hereof, that Seller or such Affiliate would have prepared in the ordinary course of business. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the provisions contained in this Section 6.18 represent the sole obligations of Seller and any of its Representatives with respect to cooperation in connection with the arrangement of any financing to be obtained by Purchaser or any of its Affiliates with respect to the transactions contemplated by this Agreement or any Ancillary Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Ancillary Agreements shall be deemed to expand or modify such obligations. Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the Debt Financing or any other financing by Purchaser or any of its Affiliates (including the arrangement thereof) and any information used in connection therewith; provided that the foregoing shall not apply in the Seller’s or its Affiliates or their respective Representatives’ willful misconduct, bad faith or gross negligence. The reimbursement and indemnification obligations of Purchaser set forth in this Section 6.18(b) are referred to, collectively, as the “Reimbursement Obligations.” Seller hereby consents to the use of the logos of Seller and its Subsidiaries in connection with any such Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Seller and/or its Subsidiaries or their reputation or goodwill.

Section 6.19 Resignations. Except as otherwise may be directed by Purchaser in writing prior to the Closing, Seller shall use its reasonable best efforts to deliver any resignations (effective as of the Closing) of the directors, managers, and officers of the Transferred Entities that are requested by Purchaser in writing no less than five (5) Business Days prior to the Closing Date.

Section 6.20 Release.

(a) Effective as of the Closing, Purchaser, on behalf of itself and each of its controlled Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Seller and its directors, officers and employees (other than Business Employees) and each of their respective heirs, executors, administrators, successors and assigns, in each case, in their capacities as direct or indirect equityholders of the Transferred Entities or directors, officers and employees (other than Business Employees) of any member of the Seller Group or any Transferred Entity, as applicable (such released Persons, the “Seller Releasees”), to the fullest extent permitted under applicable Law, in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Seller Releasees and/or the Transferred Entities occurring or failing to occur, in each case, at or prior to the Closing other than, in each case, any (i) rights of either party, its Affiliates and their respective

Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) intercompany accounts set forth on Section 6.7 of the Seller Disclosure Schedule, (iii) trade accounts payable and receivable created in the ordinary course of business between any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand that are not terminated pursuant to Section 6.7, (iv) the other arrangements, understandings or Contracts listed in Section 6.8 of the Seller Disclosure Schedule, (v) claims against Seller for Fraud, and (vi) claims that cannot be waived by Law. Purchaser shall not make, and Purchaser shall not permit any of its Affiliates to make, and Purchaser covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against any of the Seller Releasees with respect to any Liabilities released pursuant to this Section 6.20(a).

(b) Effective as of the Closing, Seller, on behalf of itself and each of its Affiliates (excluding the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the Transferred Entities and each of their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Purchaser Releasees”), to the fullest extent permitted under applicable Law, in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Purchaser Releasees occurring or failing to occur, in each case, at or prior to the Closing, other than, in each case, (i) any rights of either party, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any agreement set forth on Section 6.20(b) of the Seller Disclosure Schedule other agreement to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) intercompany accounts set forth on Section 6.7 of the Seller Disclosure Schedule, (iii) trade accounts payable and receivable created in the ordinary course of business between any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand that are not terminated pursuant to Section 6.7, (iv) the other arrangements, understandings or Contracts listed in Section 6.8 of the Seller Disclosure Schedule, (v) claims against Purchaser for Fraud, and (vi) claims that cannot be waived by Law. Seller shall not make, and Seller shall not permit any of its Affiliates to make, and Seller covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against any of the Purchaser Releasees with respect to any Liabilities released pursuant to this Section 6.20(b).

Section 6.21 Pre-Closing Restructuring. Prior to the Closing, Seller and its Subsidiaries shall take all necessary actions and steps to effectuate the transactions set forth in Exhibit A hereto (as it may be modified in accordance with the terms of this Section 6.21 the “Restructuring Plan” and, all actions required to be taken pursuant to the Restructuring Plan, together with the actions to be taken under the Separation Plan, the “Pre-Closing Restructuring”). The agreements and instruments to effectuate the Pre-Closing Restructuring shall be in form and substance reasonably acceptable to Purchaser. Seller shall (x) provide Purchaser with the opportunity to review any documentation effectuating the Pre-Closing Restructuring (including, in each case, any exhibits or schedules thereto) or any other document or instrument effectuating the Restructuring Plan or the

Separation Plan, in each case, at a reasonable time prior to the implementation of the applicable step of the Pre-Closing Restructuring, (y) consider in good faith any comments from Purchaser thereto and incorporate any reasonable comments provided by Purchaser in respect of such documentation. Seller shall keep Purchaser reasonably informed on a timely basis with respect to the Pre-Closing Restructuring and (z) not execute any such documentation without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Seller shall not be permitted to modify or amend the Restructuring Plan or the Separation Plan without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed; provided, it shall be unreasonable for Purchaser to withhold its consent if a modification or amendment would not reasonably be expected to have an adverse impact on Purchaser (and a de minimis and reimbursed adverse impact shall be deemed to not be an adverse impact)). For avoidance of doubt, all costs and expenses (including Taxes) imposed as a result of the Pre-Closing Restructuring shall be borne solely by Seller and/or its Affiliates (other than the Transferred Entities).

Section 6.22 R&W Insurance. The parties hereto acknowledge that, Purchaser or an Affiliate thereof may obtain, at Purchaser’s sole expense, a conditional binder to the R&W Insurance Policy. If Purchaser or its Affiliate obtains the R&W Insurance Policy, (a) the R&W Insurance Policy shall provide that (A) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against any Seller Related Party based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, except for Fraud by Seller in making the applicable representations and warranties in Article III or Article IV and (B) the Seller Related Parties shall be express third-party beneficiaries of such waiver, and (b) following the Closing, Purchaser shall not amend (or permit the amendment of) the provisions of the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim or Action against any Seller Related Party based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement (except for Fraud by Seller in making the applicable representations and warranties in Article III or Article IV). For the avoidance of doubt, the parties hereto acknowledge and agree that Purchaser or its Affiliate obtaining the R&W Insurance Policy is not a condition to the Closing.

Section 6.23 Separation Plan

(a) As soon as reasonably practicable following the execution of this Agreement and prior to Closing, Seller shall, at its sole cost and expense, use reasonable best efforts to complete the separation activities set forth on Exhibit E (except for those activities noted as Purchaser responsibilities) in accordance with the timing set forth thereon (the “Separation Plan”), in each case, upon mutually reasonably acceptable terms.

(b) To the extent any activities set forth on the Separation Plan are not completed prior to the Closing, Seller or its Affiliates shall complete such activities (except for those activities noted as Purchaser responsibilities), at its sole cost and expense, as promptly as practicable following the Closing as services under the Transition Services Agreement, provided that, (i) such services shall be provided at no cost to Purchaser and (ii) if the failure to complete such activities prior to the Closing affects the ability to commence any other services under the Transition Services Agreement upon the Closing, or Purchaser’s ability to exit any other such services in accordance with the timing set forth in the Transition Services Agreement, Purchaser may, in its sole discretion and at Seller’s sole cost and expense, extend the term of such services under the Transition Services Agreement by the duration of the delay in completion of the applicable activity. Notwithstanding anything to the contrary herein, Seller shall be solely responsible for all fees, costs and expenses incurred by Seller and its Affiliates to complete such activities or provide such services, whether performed prior to Closing or performed following the Closing as services under the Transition Services Agreement.

(c) Promptly following the date of this Agreement (and in any event not later than ten (10) Business Days following the date of this Agreement), Seller and Purchaser shall designate:

(i) At least five (5) individuals each, primarily responsible for the operation of the Business (the representatives together being, the “Separation Managers”); and

(ii) a senior representative each to act as its senior representative for overall separation matters (the “Senior Representative” and together with the Separation Managers, the “Separation Committee”).

(d) The Separation Managers shall meet (which may be by telephone, teleconference, or video conference) once per week until the Closing (or such other date as agreed between Purchaser and Seller) in order to:

(i) update Purchaser on the progress of the Separation Plan and discuss the progress of the separation and transition of Business Employees and Business Assets, including execution and negotiation of new Contracts, novations and obtaining third party consents and any other related separation matters, including the transfer of employees, the Separation Plan and overall day-one readiness, to the extent related to the Business (the “Separation Matters”);

(ii) discuss and provide information relating to any delays known or reasonably expected, or any other legal or operational issues, in relation to implementation and completion of the Separation Plan;

(iii) discuss any steps that the parties hereto propose to take to remediate such delays with, or issues relating to, implementation and completion of the Separation Plan;

(iv) consult with Purchaser and consider in good faith its reasonable comments on key steps and actions relating to the Separation Matters, to the extent related to the Business; and

(v) discuss and to begin developing a detailed plan for migrating the services under the Transition Services Agreement and all related information and customer accounts to the applicable service recipients under the Transition Services Agreement.

(e) The Separation Committee shall meet at least twice per month on a biweekly basis to discuss Separation Matters, including validating with management of the Transferred Entities the completion of the Separation Matters pre-Closing (e.g., participating in testing and/or reviewing testing results). The agenda of each such meeting shall include a detailed review of the status and details of the Separation Plan (including of personnel, legal structures, IT and technical separation and any delays or issues impacting the Separation Plan). Seller and Purchaser shall each designate one of their Senior Representatives to be the primary point of contact for informal interactions as often as is reasonably necessary between weekly meetings of the Separation Committee.

(f) Each party hereto shall be entitled to change its members of the Separation Committee by providing the other party hereto with prior written notice of such change.

(g) Five (5) Business days prior to the expected Closing Date, the Separation Committee shall meet to review the status of the Separation Matters and to confirm whether the actions contemplated by this Section 6.23 have been satisfied.

(h) Any charges, fees, costs and expenses incurred by Purchaser or Purchaser’s Affiliates (including following the Closing, the Transferred Entities), in Purchaser’s sole discretion, in connection with the separation of the Company and the Business and the matters set forth on Exhibit F, including amounts payable by Purchaser or the Transferred Entities pursuant to the Transition Services Agreement) (collectively, “Purchaser Separation Costs”), shall be allocated eighty percent (80%) to Seller (such amount, the “Seller Separation Cost Contribution”) and twenty percent (20%) to Purchaser until the aggregate of the Seller Separation Cost Contribution equals $65,000,000 (“Carveout Cap”) and shall be reimbursed by Seller solely as set forth in clause (j) below. After the Carveout Cap has been met or exceeded, any additional Purchaser Separation Costs shall be borne solely by Purchaser. For the avoidance of doubt and notwithstanding anything to the contrary, nothing in this Section 6.23 shall impact Seller’s liability for Seller Indemnified Taxes.

(i) From and after the date hereof, Purchaser shall have the sole and exclusive right to determine, in its reasonable discretion, the schedule, scope, standard of outcomes, and service level thresholds for all separation actions and activities giving rise to Purchaser Separation Costs, including the selection and management of third-party service providers (except with respect to the services to be provided under the Transition Services Agreement, the schedule, scope, standard of outcomes, and service level thresholds for which shall be pursuant to the terms set forth in the Transition Services Agreement).

(j) From and after the Closing, Purchaser shall provide Seller with a statement of all Purchaser Separation Costs incurred or paid on a monthly basis, and, until the Carveout Cap is reached, Seller shall pay in cash to Purchaser the amount of the Seller Separation Cost Contribution indicated in such statement (and any still unpaid amount of the Seller Separation Cost Contribution indicated in any prior such statement) within ten (10) Business Days following Seller’s receipt of such statement from Purchaser; provided that (A) prior to April 1, 2026, Seller shall not be required to make any such payments, (B) prior to October 1, 2026, Seller shall not be required to make any such payments in an aggregate amount since the Closing that exceeds $15,000,000, and (C) prior to January 1, 2027, Seller shall not be required to make any such payments in an aggregate amount since the Closing that exceeds $55,000,000. Notwithstanding the foregoing, Seller may elect to prepay in cash to Purchaser any or all of the Purchaser Separation Costs up to the amount of the Carveout Cap at any time.

(k) The parties hereto intend that any payment to Purchaser pursuant to this Section 6.23 be treated for U.S. federal and applicable state and local Income Tax purposes as an adjustment to the Purchase Price of the Company Interests and shall not take an inconsistent position for all applicable Tax purposes (including filing Tax Returns) unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code or comparable provisions of state and local Tax laws; provided with respect to a state or local determination that any such determination by an applicable Tax Authority shall only affect the parties’ obligations in the applicable jurisdiction).

Section 6.24 Notification of Certain Events. Following the execution of this Agreement, each party hereto shall promptly notify the other party of any event or circumstance that has resulted, or would reasonably be expected to result in (x) to the Knowledge of Seller, the conditions set forth in Section 9.2 not being met, in the case of Seller, or (y) to the Knowledge of Purchaser, the conditions set forth in Section 9.3, not being met, in the case of Purchaser; provided, however, that the failure to deliver any notice pursuant to this Section 6.23 shall not, in and of itself, (a) be taken into account with respect to whether any condition to the Closing set forth in Article IX shall have been satisfied, or (b) be deemed a breach or default for purposes of the parties’ termination rights pursuant to Article X.

Section 6.25 Exclusivity. Seller agrees that during the period between the date hereof and the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, it shall not, and shall cause its Subsidiaries, Affiliates, officers, directors, employees and other representatives not to, directly or indirectly, (i) solicit, initiate, propose, knowingly encourage (including by way of furnishing information for the purposes of an Acquisition Proposal) or accept any inquiry, proposal or offer that constitutes or would reasonably be expected to be an Acquisition Proposal, (ii) participate in any discussions, negotiations or other communications with any potential acquiror or its officers, directors, employees or other representatives regarding any inquiry, proposal or offer that constitutes or would reasonably be expected to be an Acquisition Proposal (except to notify a Person that makes any inquiry, offer or proposal of the existence of the provisions of this Section 6.25), (iii) provide any material non-public information to any Person in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to be an Acquisition Proposal or (iv) authorize, recommend, propose or enter into any confidentiality agreement, term sheet, letter of intent, purchase agreement or other agreement regarding an Acquisition Proposal, in each case other than involving only Purchaser or any of its Affiliates. Seller agrees that it shall be responsible for any action or omission by any of its Subsidiaries, Affiliates, officers, directors, employees, or other representatives acting on its behalf in violation of this Section 6.25. Seller shall notify Purchaser reasonably promptly, in writing, of any Acquisition Proposal. Any such notice to Purchaser shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal and the key terms and conditions thereof. Without the prior written consent of Purchaser, Seller shall not, and shall not permit their Subsidiaries or Affiliates to, release any Person from, or waive any provision of, any confidentiality or standstill agreement in respect of the Business to which Seller or any of its Subsidiaries or Affiliates is a party.

Section 6.26 Intellectual Property Filings Remediation. From and after the date of this Agreement, Seller shall, at its sole cost and expense, and shall cause its Affiliates to use reasonable best efforts to take, all actions reasonably necessary to cure, perfect, record and otherwise remediate any deficiencies, defects, gaps or irregularities in the chain of title or record ownership of the Owned Intellectual Property that exist as of the date of this Agreement or otherwise arising out of, or resulting from, the Pre-Closing Restructuring or the transactions contemplated by this Agreement. Such actions shall include using reasonable best efforts for: (i) recording past assignments and name changes and correcting owner name discrepancies with applicable Governmental Entities (including the United States Patent and Trademark Office, the United States Copyright Office and foreign Intellectual Property offices and registrars); (ii) effecting the transfer and update of registrations for domain names, social media handles and other Internet Properties; (iii) obtaining and recording assignments, consents, waivers and releases from current and former employees, contractors, consultants and other third parties to the extent necessary to vest good and marketable title to such Owned Intellectual Property in the applicable Transferred Entity; and (iv) filing and recording releases of any Liens on such Owned Intellectual Property. Seller shall pay all out-of-pocket costs and expenses incurred in connection with the foregoing, including Governmental Entity fees, recordation, notarization and apostille costs, translation, courier and reasonable attorneys’ fees and expenses. Purchaser shall, to the extent reasonably necessary and at Seller’s cost, cooperate with Seller in connection with the remediation of Owned Intellectual Property filings, including executing and delivering such documents or instruments as are reasonably requested by Seller and are necessary to effectuate such remediation. Seller shall use reasonable best efforts to initiate the process for submission of any required filings as promptly as practicable and, in any event, no later than forty-five (45) days after the date of this Agreement and thereafter shall diligently prosecute such filings to completion. Any failure to achieve or satisfy any actions required by this Section 6.26 shall not prevent or delay the Closing or be the basis for any breach or deemed breach or failure to comply or perform by Seller and shall not be taken into account in connection with the satisfaction of any condition to Closing. This Section 6.26 shall survive the Closing until fully performed in accordance with its terms and is without limitation of Seller’s obligations under Section 6.21 and Section 6.15.

Section 6.27 Amendments to Byram Amendments. Prior to Closing, Seller and Purchaser shall reasonably cooperate to amend the (i) Logistics Services Agreement, by and between Byram Healthcare Centers, Inc. and Owens & Minor Distribution, Inc., dated as of June 19, 2021, and (ii) Corporate Account Supply Agreement, by and between Byram Healthcare Centers, Inc. and O&M Halyard, Inc., dated as of June 16, 2025, in each case, in accordance with the terms set forth on Exhibit G.

Section 6.28 Saudi Arabian JV. The parties hereby acknowledge and agree that Seller’s indirect interest in Arabian Medical Products Manufacturing Company (the “Saudi Arabian JV”) constitutes an Excluded Asset. Notwithstanding the forgoing, if Seller or one of its Subsidiaries consummates a sale or transfer of its indirect interest in the Saudi Arabian JV (a “Saudi Arabian JV Sale”) prior to the Closing, then Seller shall notify Purchaser in writing and the Closing Purchase Price shall be reduced by fifty percent (50%) of the net proceeds in excess of $10,000,000.00 actually received by Seller and its Subsidiaries pursuant to the Saudi Arabian JV Sale. If Seller or one of its Subsidiaries enters into an agreement providing for, or consummates, a Saudi Arabian JV Sale following Closing and on or prior to the first anniversary of the Closing, then Seller shall notify Purchaser in writing and shall pay to Purchaser fifty percent (50%) of the net proceeds in excess of $10,000,000.00 actually received by Seller and its Subsidiaries pursuant to such sale. If Seller or one of its Subsidiaries has not entered into an agreement providing for a Saudi Arabian JV Sale as of or prior to the first anniversary of the Closing, then Seller shall notify Purchaser in writing and, at Purchaser’s request, Seller shall, subject to receipt of any required approvals or consents under applicable Law or Contract, sell, transfer and assign the Saudi Arabian JV to a Transferred Entity for a nominal amount of $1. The parties hereto intend that any payment to Purchaser pursuant to this Section 6.27 be treated for U.S. federal and applicable state and local Income Tax purposes as an adjustment to the Purchase Price of the Company Interests and shall not take an inconsistent position for applicable Tax purposes (including filing Tax Returns) unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code or comparable provisions of state and local Tax laws; provided with respect to a state or local determination that any such determination by an applicable Tax Authority shall only affect the parties’ obligations in the applicable jurisdiction).

Section 6.29 Tally Surgical. At Purchaser’s written request no later than ten (10) Business Days prior to the Closing, Seller shall, subject to receipt of any required approvals or consents under applicable Law or Contract, cause the limited liability company interests in Tally Surgical Investment Holdings, LLC (“Tally Surgical”) to be transferred at the Closing directly to any Affiliate of Purchaser specified in such written request. Notwithstanding anything to the contrary herein, Seller and its Affiliates shall not be required to pay any fee or incur any other out-of-pocket cost or expense that is not reimbursed by Purchaser, and Seller and its Affiliates shall not be required to take any action pursuant to this Section 6.29. Purchaser shall indemnify and hold harmless Seller and its Affiliates for, from and against any and all reasonable, out-of-pocket costs, fees and expenses (including attorneys’ fees), Taxes (excluding, for the avoidance of doubt, (a) Income Taxes of Seller resulting from the sale of Tally Surgical pursuant to this Section 6.29 and (b) the amount of any other Taxes that would be incurred by Seller irrespective of actions taken pursuant to this Section 6.29) (any such non-excluded Taxes, “Covered Taxes”), losses, claims and liabilities actually suffered or incurred by them in connection with the action taken by them pursuant to this Section 6.29. To the extent that Tally Surgical is transferred by Seller pursuant to this Section 6.29, (i) Purchaser and Seller agree that (A) the value of Tally Surgical shall be treated as being no greater than its book value as of the date hereof, (B) notwithstanding the first sentence of Section 8.1(a), a portion of the Purchase Price that would otherwise be allocated to Owens & Minor Distribution, Inc. shall be allocated to the limited liability company interests in Tally Surgical, and such amount shall not exceed the book value of Tally Surgical as of the date hereof, in each case, unless otherwise required by a final determination within the meaning of Section 1313(a) (or comparable provision of state or local Tax laws provided with respect to a state or local determination that any such determination by an applicable Tax Authority shall only affect the parties’ obligations in the applicable jurisdiction), (ii) Purchaser and Seller agree, if applicable, to further allocate such amount among assets of Tally Surgical in accordance with Section 1060 of the Code (and the applicable Treasury Regulations), (iii) Seller shall provide Purchaser cooperation, documentation and information as Purchaser reasonably may request in determining any Covered Taxes resulting from such transfer, (iv) notwithstanding Section 8.5(d) of this Agreement, Purchaser shall have the right to participate in (but not control) any tax contest or proceeding relating to Covered Taxes resulting from such transfer at its own expense, subject to any restrictions on such participation that Seller reasonably determines are necessary to prevent Purchaser from having access to information regarding Seller’s Consolidated Tax Return that does not directly relate to such Covered Taxes (in which case Seller shall use commercially reasonable efforts to prepare redacted documents or otherwise facilitate Purchaser’s participation in such tax contest or proceeding), and (v) Seller shall not settle, compromise or concede any such tax contest or proceeding in respect of Covered Taxes without the prior written consent of Purchaser, which shall not be unreasonably withheld, delayed, or conditioned.

ARTICLE VII

EMPLOYEE MATTERS COVENANTS

Section 7.1 Cooperation. As soon as reasonably practicable following the date of this Agreement, Purchaser and Seller shall coordinate in good faith to develop a mutually agreed communications strategy with respect to the Business Employees, which shall require that each party provide the other party with a reasonable right to comment on and approve (such approval not to be unreasonably withheld, conditioned or delayed) any material written communications by the other party intended for distribution to the Business Employees prior to the Closing regarding the transactions contemplated by this Agreement and the terms of employment or engagement with Purchaser and its Affiliates following the Closing Date; provided, however, for the avoidance of doubt, Seller shall not be required to obtain Purchaser’s approval with respect to any communications issued by Seller or its Affiliates in connection with the employee transfers described in Section 7.2. With respect to any communications issued by Seller or its Affiliates in connection with the employee transfers described in Section 7.2, Seller shall provide Purchaser copies of the employee transfer documents for Purchaser’s review and comment within three (3) Business Days of Seller’s delivery of any such documents to Purchaser, and Seller shall consider in good faith, but shall not be required to include, any timely comments provided by Purchaser respecting such documents. The parties hereto shall reasonably cooperate on activities occurring prior to the Closing to effectuate the requirements of this Article VII, including but not limited to, periodic meetings on progress and key milestones, establishment of Transferred Entity Benefit Plans, and communications with Business Employees and Business Service Providers, including with respect to the Pre-Closing Restructuring, the transactions contemplated hereby and the transition of employee benefit plans.

Section 7.2 Pre-Closing Transfer of Employees. Prior to or at the Closing Date, Seller shall take, or shall cause its applicable Subsidiary to take, all actions as are necessary to (a) transfer the employment of any Business Employee who is not employed by a Transferred Entity to a Transferred Entity, and (b) transfer the employment of any Retained Employee who is employed by a Transferred Entity to Seller or one of its Subsidiaries (other than any Transferred Entity).

Section 7.3 Continuation of Employment. As of the Closing Date, Purchaser shall cause each of the Transferred Entities to continue to employ its respective Transferred Entity Employees. Each such Transferred Entity Employee shall be referred to herein as a “Transferred Business Employee”.

Section 7.4 Terms and Conditions of Employment. Prior to the Closing, Seller shall take, or cause its applicable Subsidiary to take, all actions necessary to transfer the sponsorship of, and all liabilities under or relating to, the Assumed Benefit Plans from Seller or its applicable Subsidiary to a Transferred Entity, effective as of immediately prior to the Closing, subject to Section 7.4 of the Seller Disclosure Schedule. From and after the Closing Date, Purchaser shall assume and honor all Assumed Benefit Plans in accordance with their terms as in effect immediately prior to the Closing and with applicable Law. With respect to each Transferred Business Employee, Purchaser shall take all action necessary to provide or cause to be provided, for the period commencing on the Closing Date and ending on December 31, 2026 (or, if earlier, the date of any applicable Transferred Business Employee’s termination of employment), (a) annual base salary or hourly wages, as applicable, that are no less favorable than those provided to such Transferred Business Employee immediately prior to the Closing, (b) target annual incentive compensation and short-term commission opportunities that are no less favorable than those in effect for such Transferred Business Employee immediately prior to the Closing, and (c) employee benefits (including severance benefits, but excluding, for the avoidance of doubt, any equity or equity-based and long-term incentive compensation, defined benefit pension benefits, retiree welfare benefits and nonqualified deferred compensation) that are no less favorable, in the aggregate, than those in effect with respect to such Transferred Business Employee immediately prior to the Closing taking into account, if the Closing occurs during 2025, any changes to employee benefits that are expected to commence in 2026. Purchaser and its Affiliates shall, in addition to meeting the applicable requirements of Article VII, comply with any additional obligations or standards arising under applicable Laws or Contracts, including any collective bargaining agreement, governing the terms and conditions of employment or termination of employment of the Transferred Business Employees. In addition, and without limiting the foregoing, if the Closing occurs during calendar year 2025, Purchaser shall continue, or cause to be continued, the Transferred Entity Benefit Plans that constitute short-term incentive compensation plans and provide the same cash bonus opportunity (performance metrics and target bonus as a percentage of base compensation) as was provided to the applicable Transferred Business Employees immediately prior to the Closing Date. Without limiting the foregoing, the Purchaser shall, and shall cause the applicable Transferred Entity to, (i) employ the Transferred India Business Employees on terms and conditions of employment that are no less favorable than those applicable to them immediately prior to Closing, including those terms and conditions set forth in their employment Contracts, and (ii) recognize all service of such Transferred India Business Employees with Owens & Minor India Private Limited and O&M Halyard Health India Private Limited for purposes of all applicable Indian labor Laws.

Section 7.5 Service Credit. As of and after the Closing, Purchaser shall, or shall cause the applicable Transferred Entity to, give each Transferred Business Employee full credit (other than with respect to defined benefit pension, nonqualified deferred compensation and retiree health or welfare benefits) for purposes of eligibility and vesting under (a) any Transferred Entity Benefit Plans and (b) each other employee benefit or compensation plan, policy, program, agreement or arrangement maintained by Purchaser or any of its Affiliates made available for the benefit of Transferred Business Employees as of or after the Closing by Purchaser or any of its Affiliates, for such Transferred Business Employee’s service prior to the Closing with Seller and its applicable Affiliates (including the Transferred Entities) and their respective predecessors, to the same extent such service is recognized by Seller and its applicable Affiliates (including the Transferred Entities) immediately prior to the Closing under the corresponding Benefit Plan; provided that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service. Notwithstanding anything to the contrary herein, Purchaser shall, and shall cause the applicable Transferred Entity to, recognize and give full credit for each Transferred India Business Employee’s length of service with Owens & Minor India Private Limited and O&M Halyard Health India Private Limited (and their respective Affiliates, as applicable) for all statutory and contractual purposes under Indian law, including but not limited to gratuity, provident fund, leave entitlement and encashment, bonus, retrenchment compensation, severance, and social security benefits.

Section 7.6 Health Coverages. As of and after the Closing, to the extent that any Transferred Business Employee (and his or her eligible dependents) becomes eligible to participate in a group health plan or plans that are group health plans of Purchaser or its Affiliates, Purchaser shall use commercially reasonable efforts ensure that such plans (a) comply with the provisions of Section 7.4, (b) do not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the corresponding group health Seller Benefit Plan or Transferred Entity Benefit Plan), evidence of insurability requirement, actively at work requirement, or on the basis of any other exclusion or waiting period not in effect under the applicable group health Seller Benefit Plan or Transferred Entity Benefit Plan, and (c) provide such Transferred Business Employee full credit, for the first year of eligibility, for any deductible, co-payment, co-insurance or out-of-pocket expenses already incurred by the Transferred Business Employee under the applicable group health Seller Benefit Plan or Transferred Entity Benefit Plan during such year for purposes of any deductible, co-payment, co-insurance or maximum out-of-pocket expense provisions, as applicable, of such Purchaser or Affiliate group health plans, subject to the Seller or its Affiliates providing all detail as may be reasonably requested by Purchaser or its Affiliates.

Section 7.7 401(k) Plan Accounts. Seller or its applicable Affiliate shall, effective as of no later than one (1) Business Day prior to the Closing Date, take all actions that are necessary to one hundred percent (100%) vest each Transferred Business Employee who, as of immediately prior to the Closing, participates in a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is a Seller Benefit Plan (a “Seller DC Plan”), under such Seller DC Plan. Seller and Purchaser shall reasonably cooperate to, or shall reasonably cooperate to cause one of the Transferred Entities to, effective as of the Closing or as soon thereafter as administratively feasible, establish a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is sponsored by Purchaser or one of its Affiliates (the “Purchaser DC Plan”), and Purchaser shall provide the Transferred Business Employees the opportunity to make elective deferrals and to receive employer contributions, with no waiting period, under the Purchaser DC Plan. As soon as reasonably practicable following the establishment of the Purchaser DC Plan, Seller or its applicable Affiliates shall take all commercially reasonable measures needed to cause the accounts (including any outstanding participant loan balances) in the Seller DC Plan attributable to Transferred Business Employees and all of the assets in the Seller DC Plan related thereto to be transferred in-kind to the Purchaser DC Plan via a direct trust-to-trust transfer in accordance with Section 414(l) of the Code. Purchaser shall, prior to the Closing Date, take all such actions as are necessary to ensure that such Purchaser DC Plan will accept such direct trust-to-trust transfers of account balances and loans.

Section 7.8 Seller Benefit Plans; Transferred Entity Benefit Plans. Except as otherwise expressly provided in this Article VII, Purchaser and the Transferred Entities shall not assume any obligations under, or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other Contracts, or related obligations pertaining to, any Seller Benefit Plan. Except as otherwise provided for pursuant to the Transition Services Agreement, as of the Closing Date, the Transferred Business Employees and their eligible dependents will cease any participation in each of the Seller Benefit Plans; provided that Transferred Business Employees and their eligible dependents may continue to participate in such Seller Benefit Plans as terminated but vested employees (or eligible dependents thereof) in accordance with, and subject to their eligibility under, the terms of such Seller Benefit Plans. For the avoidance of doubt, as of the Closing, Purchaser and its Affiliates shall assume, or shall cause the Transferred Entities to assume or retain, as the case may be, sponsorship of, and all Liabilities and other obligations with respect to, the Transferred Entity Benefit Plans.

Section 7.9 Paid Time Off. Except as otherwise required by applicable Law, all accrued but unused vacation and other paid time off for any Business Employee who is transferring to a Transferred Entity in accordance with Section 7.2(a) (including, for the Transferred India Business Employees, all accrued earned/privilege leave as of the Closing in accordance with applicable state Shops and Establishments legislation and the Factories Act, 1948, as applicable) shall be rolled over to and assumed by such Transferred Entity prior to Closing. Purchaser and its Affiliates shall, and shall cause the Transferred Entities to, continue to credit to each Transferred Business Employee all accrued vacation and other paid time off that such Transferred Business Employee has not used as of the Closing Date. For purposes of clarity, no payout of any vacation, sick pay or other paid time off shall be made in connection with the Closing unless otherwise required by applicable Law.

Section 7.10 Additional Actions. Purchaser agrees to take, or cause its applicable Subsidiary to take, the actions on Section 7.10 of the Seller Disclosure Schedule.

Section 7.11 No Third-Party Beneficiaries. Without limiting the generality of Section 12.5, nothing in this Agreement is intended to or shall (a) be treated as a creation of, amendment to, modification for any purpose of, or termination of any Seller Benefit Plan, Transferred Entity Benefit Plan or any other benefit or compensation plan, program or agreement sponsored, maintained or contributed to by Seller, any Transferred Entity, Purchaser or any of their respective Affiliates, (b) prevent Purchaser or its Affiliates from amending or terminating any Transferred Entity Benefit Plan or any other Benefit Plan in accordance with its terms, (c) prevent Purchaser or its Affiliates, on or after the Closing Date, from terminating the employment of any Transferred Entity Employee (subject to Section 7.2), or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Seller, any Transferred Entity, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person, other than the parties hereto.

Section 7.12 Immigration Compliance. From and after the date of this Agreement and following the Closing Date, Purchaser shall, or shall cause its applicable Affiliates to, use commercially reasonable efforts to process and support visa, work permit, green card or similar applications with respect to Business Employees as of the Closing Date, and Seller shall, or shall cause its applicable Affiliates to, cooperate with Purchaser and its Affiliates in preparing and filing any necessary applications to secure such support visa, work permit, green card or similar application with respect to Business Employees as promptly as practicable. Purchaser and its Affiliates, as applicable, shall use commercially reasonable efforts to employ any Business Employees who are foreign nationals working in the United States in non-immigrant visa status (the “U.S. Foreign National Employees”) under terms and conditions such that Purchaser and its Affiliates, as applicable, qualify as a “successor employer” under applicable United States immigration laws effective as of the Closing Date. As of the Closing Date, Purchaser and its Affiliates agree to assume all immigration-related liabilities and responsibilities with respect to such U.S. Foreign National Employees.

Section 7.13 Restrictive Covenant Enforcement. Seller agrees that, commencing as of the Closing and for fifteen (15) months thereafter (the “Enforcement Period”), Seller shall or shall cause its applicable Affiliate to, solely to the extent permitted by applicable Law, enforce its rights under any employee non-solicitation or non-hire covenant between Seller or its applicable Affiliate (other than a Transferred Entity) and any Restricted Executive (as defined below), in the event that such Restricted Executive breaches any such covenant by soliciting or hiring any Transferred Business Employee for employment with any Person that engages in activities the same as or similar to those engaged in by the Business or otherwise competes with the Business. For purposes of this Section 7.13, “Restricted Executive” means any individual who was employed by Seller or any of its Affiliates at the level of Vice President or above, other than a Transferred Business Employee. Purchaser agrees to reimburse Seller or any of its Affiliates, within thirty (30) days following receipt of any invoices from Seller or its Affiliate, for all reasonable attorneys’ fees, costs, and expenses and all other liabilities reasonably incurred in furtherance of Seller or any of its Affiliates taking any actions necessary to comply with this Section 7.13. For the avoidance of doubt, nothing in this Section 7.13 requires Seller or any of its Affiliates to expand the scope of any restrictive covenant with a Restricted Executive, and Seller’s obligations under this Section 7.13 are limited by the terms and scope of the relevant employee non-solicitation and non-hire covenants currently in place with any Restricted Executive and applicable Law. Notwithstanding anything to the contrary in this Section 7.13, during the Enforcement Period, Seller may, or may cause its applicable Affiliate to, in Seller’s sole discretion, assign to Purchaser or its Affiliate, its rights (to the extent such rights are assignable and are not limited or impaired by such assignment) under a Restricted Executive’s non-solicitation or non-hire covenant described in this Section 7.13, solely for the purpose of enforcing such rights, in the event that such Restricted Executive engages in a breach of such covenant described in this Section 7.13. In the event of such assignment, Seller shall be relieved of all other obligations under this Section 7.13.

Section 7.14 Replacement Awards. Seller agrees that, when Purchaser or one of its Affiliates becomes obligated to make any payment in respect of any “Replacement Award” (as defined in Section 7.10 of the Seller Disclosure Schedule): (i) Purchaser shall provide notice to Seller of the amount paid by Seller in respect of the Replacement Award, along with the amount of the employer portion of any payroll or similar Taxes with respect thereto, within thirty (30) days following such payment (collectively, the “Reimbursement Amount”), and (ii) within thirty (30) days of the receipt of such notice, Seller shall reimburse Purchaser or the applicable affiliate for the full amount of the Reimbursement Amount; provided, that reimbursement for Replacement Awards per this Section 7.14 shall only be for the portion of Replacement Awards that were originally scheduled to vest on or after January 1, 2027, regardless of when actually vested or paid; provided, further, that the employer portion of any payroll or similar Taxes reimbursable by Purchaser shall be calculated as if the applicable recipient of the Replacement Award payment received compensation from Seller, Purchaser or their respective Affiliates (including the Transferred Entities) equal to such recipient’s annual salary for the remainder of the applicable calendar year before receiving the Replacement Award payment.

Section 7.15 Replacement Benefit Plans. Seller shall, in coordination with Purchaser, use commercially reasonable efforts to cause the applicable Transferred Entity to adopt standalone health and welfare benefit plans (collectively, “Replacement Benefit Plans”) for Transferred Business Employees located in the United States to provide coverage as of January 1, 2026. Such Replacement Benefit Plans, and all assets, Liabilities and contracts maintained or entered pursuant to or in connection therewith, shall be assumed or retained by a Transferred Entity and shall constitute Transferred Entity Benefit Plans for purposes of this Agreement. To the extent (i) the Replacement Benefits Plans are not effective as of the Closing Date or (ii) any Transferred Business Employee on short-term or long-term disability as of the Closing Date is not eligible to participate in any Replacement Benefit Plan that is a group health plan (excluding voluntary benefits), Seller and Purchaser shall mutually agree on an alternative arrangement to ensure that such Transferred Business Employees are able to continue to participate in Seller benefit plans providing health and welfare benefits (which alternative arrangement may be provided pursuant to the Transition Services Agreement).

ARTICLE VIII

TAX MATTERS

Section 8.1 Purchase Price Allocation.

(a) The parties agree that each of Owens & Minor Distribution, Inc., O&M Halyard, Inc., Medical Action Industries, Inc. and any other Transferred Entity that is directly held by the Company shall be treated as a C corporation for U.S. federal and state income tax purposes as of the Closing Date and the transactions contemplated by this agreement shall be treated as a transfer of the stock of each such entity for U.S. federal and state income tax purposes. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or otherwise, Seller shall not (and shall not permit any of its Affiliates to) (i) cause any such entity to be treated as an entity other than a C corporation for Tax purposes, or (ii) take any action that would cause the transactions contemplated by this Agreement to be treated as a transfer of assets of the Transferred Entities for U.S. federal or state income tax purposes. For the avoidance of doubt, nothing herein impacts Purchaser’s rights under Section 6.29 with respect to the transfer of Tally Surgical.

(b) The Purchase Price shall, for U.S. federal and applicable state and local Income Tax purposes, be allocated among each of the Transferred Entities that is directly held by the Company in the manner set forth on Section 8.1(b) of the Seller Disclosure Schedule (the “Headline Allocation”). Each of Seller, Purchaser, the Transferred Entities and their respective Affiliates shall prepare and file all Tax Returns on a basis consistent with the Headline Allocation and shall take no position inconsistent with the Headline Allocation on any Tax Return or in any proceeding before any Tax Authority for Tax purposes unless required by a “determination” within the meaning of Section 1313(a) of the Code (or comparable provision of state or local Tax laws provided with respect to a state or local determination that any such determination by an applicable Tax Authority shall only affect the parties’ obligations in the applicable jurisdiction).

(c) Upon Seller’s request and Purchaser’s consent (not to be unreasonably withheld, conditioned, or delayed; provided, it shall be unreasonable for Purchaser to withhold its consent if Purchaser would not be adversely affected by such action), any U.S. subsidiary of Owens & Minor Distribution, Inc., O&M Halyard, Inc., or Medical Action Industries, Inc. shall convert to a disregarded entity prior to the Closing.

Section 8.2 Straddle Period Allocation. For all applicable purposes under this Agreement, any Taxes attributable to a Straddle Period shall be apportioned as follows: (a) property, ad valorem, intangible, and other periodic Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) Taxes (other than Taxes allocable under clause (a) of this Section 8.2) allocable to the Pre-Closing Tax Period shall be computed on the basis of a “closing of the books,” as if such taxable period ended as of the end of the day on the Closing Date; provided that (x) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period, and (y) the taxable year of any partnership, pass-through entity or “controlled foreign corporation” within the meaning of Section 957 of the Code that any Transferred Entities owns, directly or indirectly, shall be deemed to end at the end of the Closing Date for such purposes and, for the avoidance of doubt, any Taxes with respect to income included under Section 951 and 951A of the Code shall be computed as if such taxable period ended as of the end of the day on the Closing Date. Any Taxes attributable to a Pre-Closing Tax Period shall be determined without regard to any activities or operations of the Transferred Entities taken at the direction of Purchaser outside the ordinary course of business on the Closing Date after the Closing (except to the extent contemplated by this Agreement).

Section 8.3 Cooperation and Exchange of Information.

(a) Not more than sixty (60) days after the receipt of a request from Seller, Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide to Seller a package of Tax information materials, including schedules and work papers, reasonably requested by Seller in writing to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Transferred Entities, the Business or the Retained Business for the Pre-Closing Tax Period.

(b) Each party to this Agreement shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide to the other party to this Agreement such cooperation, documentation and information as such other party reasonably may request in connection with (i) the preparation of any Tax Return, amended Tax Return or claim for refund, (ii) the determination of Taxes or a right to refund of Taxes or (iii) the conduct of any Tax Proceeding, in each case, to the extent such documentation and information relates to the Transferred Entities or the Business for any Pre-Closing Tax Period or Straddle Period. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Tax Authorities, and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its own cost to provide an explanation of any documents or information so provided. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller or any of its Affiliates be required to disclose or provide access to any Tax Return of a member of the Seller Group or any Consolidated Tax Return or any accompanying schedules, work papers, documents relating to rulings or other determinations by Tax Authorities, powers of attorney, or any other information with respect to any Consolidated Tax Return (other than the portion of such Consolidated Tax Return and any other such information that relates to the Transferred Entities prepared on a pro forma basis). Any information obtained under this Section 8.3 shall be kept confidential, except as may be necessary in connection with the filing of a Tax Returns or claims for refund or in the course of a Tax Proceeding. The parties further agree that the sharing of information and cooperation contemplated by this Section 8.3 shall be done in a manner so as not to unreasonably interfere with the conduct of the business of the parties.

(c) Each party shall use commercially reasonable efforts to retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Transferred Entities for all Pre-Closing Tax Periods and Straddle Periods until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (ii) five (5) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense (provided, that, for the avoidance of doubt and notwithstanding the foregoing, that (a) Seller shall have no obligation to retain or offer Purchaser any Tax Returns or other documents not required to be provided under Section 8.3 and (b) Purchaser shall not be required to retain or offer Seller any Tax Returns or other documents, except to the extent that such Tax Returns or other documents relate to Income Taxes of a Transferred Entity for a Pre-Closing Tax Period).

Section 8.4 Preparation and Filing of Tax Returns.

Following the Closing:

(a) Purchaser shall timely prepare or cause to be timely prepared all Tax Returns for Income Taxes of the Transferred Entities (other than Consolidated Tax Returns) for any taxable period ending on or before the Closing Date or any Straddle Period the due date of which, taking into account applicable extensions, is after the Closing Date (each, a “Pre-Closing Tax Return”). Each such Pre-Closing Tax Return shall be prepared in a manner consistent with the most recent past practice, procedures and accounting methods of the applicable Transferred Entity that are supported by a “more-likely-than-not” or higher level of confidence, except as otherwise required by applicable Law or explicitly set forth in this Agreement (the “Preparation Principles”). Purchaser shall deliver a copy of each Pre-Closing Tax Return to Seller at least twenty (20) Business Days prior to the due date thereof (taking into account any applicable extensions) for Seller’s review, comment, and approval (not to be unreasonably withheld, conditioned, or delayed), and Purchaser shall incorporate any timely comments made by Seller that are consistent with the Preparation Principles.

(b) Purchaser and Seller shall consult with each other and attempt in good faith to resolve any dispute with respect to the Tax Returns referenced in Section 8.4. If Seller and Purchaser are unable to resolve any disagreement with respect to any Tax Return prepared by Purchaser pursuant to Section 8.4(a), any such open issues shall be referred to the Independent Accounting Firm promptly for review and resolution (in accordance with the procedure set forth in Section 2.6). Upon the resolution of all such items, the relevant Tax Return shall be timely filed on that basis. Notwithstanding the deadlines set forth in this Section 8.4 with respect to the preparation of any Tax Return described therein, Seller and Purchaser shall reasonably cooperate to set earlier or later deadlines if it is reasonably necessary in order to timely file or to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions).

(c) Notwithstanding any other provision in this Agreement to the contrary, Seller shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in the preparation or filing of, any Consolidated Tax Return.

(d) To the extent Seller and its applicable Subsidiaries are permitted to make such election under applicable Law, Seller intends to, and intends to cause its applicable Subsidiaries to, make the high-tax election for the non-U.S. Transferred Entities for the 2025 tax year.

Section 8.5 Tax Contests.

(a) Following the Closing, if Seller, Purchaser, any of the Transferred Entities and any of the Affiliates of the foregoing receives notice of any audit, examination, investigation, proceeding, or other action against a Transferred Entity that relates to a Pre-Closing Tax Period or a Straddle Period of a Transferred Entity that could reasonably be expected to increase the liability of any member of the Seller Group for Seller Indemnified Taxes for which Seller is liable under this Agreement or decrease Seller’s entitlements to Tax Refunds to which it is entitled to under this Agreement, or otherwise affect a Consolidated Tax Return (a “Tax Contest”), then the party receiving notice of such Tax Contest shall promptly give written notice to the other party. Such notice shall specify in reasonable detail the basis for such Tax Contest and, to the extent known, the amount thereof and shall include a copy of the relevant portion of any correspondence received relating to such Tax Contest.

(b) In the case of a Tax Contest solely with respect to clause (c) of Seller Indemnified Taxes for which the Seller is liable under this Agreement, Seller shall have the right, at its own expense, to control the conduct of such Tax Contest; provided that Purchaser shall have the right to participate in (but not control) such Tax Contest at its own expense (including attending any meetings or conferences with the relevant Tax Authority and having an opportunity to comment on any written materials prepared in connection with any such Tax Contest), Seller shall defend such Tax Contest diligently and in good faith and keep Purchaser reasonably informed of the status of developments with respect to such Tax Contest, and Seller shall not settle, compromise or concede any such Tax Contest without the prior written consent of Purchaser, which shall not be unreasonably withheld, delayed, or conditioned; provided, further, that if Purchaser and Seller agree in writing that Purchaser shall have the right to control the conduct of such Tax Contest, then Seller shall have the right to participate in (but not control) such Tax Contest at its own expense, and Purchaser shall not settle, compromise or concede any such Tax Contest without the prior written consent of Seller, which shall not be unreasonably withheld, delayed, or conditioned.

(c) In the case of any Tax Contest that is not described in Section 8.5(b), Purchaser shall have the right to control the conduct of such Tax Contest; provided, that Purchaser (i) shall defend such Tax Contest diligently and in good faith and keep Seller reasonably informed of the status of developments with respect to such Tax Contest, (ii) permit Seller to participate in such Tax Contest, including attending any meetings or conferences with the relevant Tax Authority and having an opportunity to comment on any written materials prepared in connection with any such Tax Contest, and (iii) shall not, and shall cause its Affiliates not to, settle, compromise or concede any such Tax Contest without the prior written consent of Seller, which shall not be unreasonably withheld, delayed, or conditioned; provided, further that if Purchaser and Seller agree in writing that Seller shall have the right to control the conduct of such Tax Contest, then Purchaser shall have the right to participate in (but not control) such Tax Contest at its own expense, and Seller shall not settle, compromise or concede any such Tax Contest without the prior written consent of Purchaser, which shall not be unreasonably withheld, delayed, or conditioned.

(d) Notwithstanding any provision in this Agreement to the contrary, Seller shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Contest with respect to any Consolidated Tax Return (which, for the avoidance of doubt, shall include any Tax Contest with respect to any Consolidated Tax Return with respect to clause (a) or (b) or (d) of Seller Indemnified Taxes); provided, notwithstanding the foregoing, solely with respect to a Tax Contest with respect to clause (e) of Seller Indemnified Taxes for the portion of a Straddle Period ending on the Closing Date, Purchaser shall have the right to participate in (but not control) such Tax Contest at its own expense, subject to any restrictions on such participation that Seller reasonably determines are necessary to prevent Purchaser from having access to information regarding Seller’s Consolidated Tax Return that does not directly relate to the Transferred Entities (in which case Seller shall use commercially reasonable efforts to prepare redacted documents or otherwise facilitate Seller’s participation in such Tax Contest).

Section 8.6 Certain Tax Matters. Without Seller’s prior written consent (not to be unreasonably withheld, delayed or conditioned) and other than actions explicitly contemplated by this Agreement, Purchaser shall not take any actions with respect to the Transferred Entities on the Closing Date after the Closing that are outside the ordinary course of business. The parties agree that (a) no election shall be made to ratably allocate items under Treasury Regulation Section 1.1502-76(b), (b) all extraordinary items as described in Treasury Regulation Section 1.1502-76(b)(2)(C) occurring on the Closing Date after the Closing shall be allocated to the day following the Closing Date, (c) to the extent permitted by applicable Law, the parties shall, and shall cause the Transferred Entities to, treat the Closing Date as the last date of a taxable period of the Transferred Entities that are United States persons, and (d) all Transaction Tax Deductions shall be reported in the Pre-Closing Tax Period to the extent deductible by the Transferred Entities in such period at a “more likely than not” (or higher) level of confidence.

Section 8.7 Post-Closing Tax Covenant. Following the Closing, Purchaser shall not, and shall cause its Affiliates (including the Transferred Entities) not to take any of the following actions unless consented to by Seller (not to be unreasonably withheld, conditioned, or delayed): (i) make (other than pursuant to Section 8.2) change or revoke any Tax election (including an election to waive the carryback of any net operating loss or other Tax attribute existing as of the

Closing Date for any Tax period ending on or before the Closing Date) of a Transferred Entity for a Pre-Closing Tax Period or that has retroactive effect to a Pre-Closing Tax Period, (ii) file (other than pursuant to Section 8.4) or amend any Tax Return of a Transferred Entity for a Pre-Closing Tax Period, or (iii) enter into any voluntary disclosure proceedings or agreements with a Tax Authority with respect to a Transferred Entity for a Pre-Closing Tax Period, in each case, that could reasonably be expected to (1) increase any Seller Indemnified Taxes for which Seller is liable under this Agreement, (2) reduce the amount of any Tax Refund to which Seller is entitled to pursuant to Section 8.9 of this Agreement, or (3) affect a Consolidated Tax Return by more than a de minims amount.

Section 8.8 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser and Seller shall each pay, when due, and be responsible for, fifty percent (50%) of any sales, use, transfer, real property transfer, registration, documentary, conveyance, franchise, goods and services, stamp, value added, or similar Taxes and related fees and costs (including any penalties or interest) imposed on or payable in connection with the acquisition transaction contemplated by this Agreement (“Transfer Taxes”). For the avoidance of doubt, Transfer Taxes shall not include any Income Taxes. Notwithstanding the foregoing, all Transfer Taxes incurred in connection with the transactions undertaken pursuant to the Pre-Closing Restructuring shall be borne by Seller when due. The party required under applicable Law to file the Tax Returns with respect to any such Transfer Taxes shall prepare, at its own expense, and timely file such Tax Returns, after providing the other party with a reasonable opportunity to review and comment on such Tax Returns. Each of the parties shall cooperate on a reasonable basis in connection with the preparation and filing of all Tax Returns and other documentation with respect to, and the payment of, any such Transfer Taxes, including joining (or causing any applicable Affiliate to join) in the execution of any such Tax Returns and other documentation. If one Party incurs Transfer Taxes that are the responsibility of another Party pursuant to this Section 8.8, the Party responsible for such Transfer Taxes shall indemnify the other Party for such Transfer Taxes.

Section 8.9 Refunds.

(a) Without duplication, Seller shall be entitled to any refunds of Seller Indemnified Taxes for a Pre-Closing Tax Period or refunds of Taxes of the Transferred Entities for any Pre-Closing Tax Period that are set forth on Section 8.9(a) of the Seller Disclosure Schedule (and, for the avoidance of doubt, Seller’s entitlement to any such Tax refund that is set forth in Section 8.9(a) of the Seller Disclosure Schedule shall not exceed the amount of any such Tax refund set forth on such schedule, which schedule may be updated prior to the Closing by Seller (x) to reflect any such Tax refunds (including amounts thereof) that are known as of Closing or (y) to revise any amounts reflected thereon) that are received by a Transferred Entity in cash after the Closing Date (or that, in lieu of a cash refund, is actually credited against and reduce any Taxes of a Transferred Entity payable in cash for a Post-Closing Tax Period (including interest thereon received from the relevant Tax Authority and including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise)), provided that such Taxes that are refunded or credited were (A) paid by Seller or its Affiliates (other than the Transferred Entities) (including by way of indemnification under this Agreement) (B) paid by the Transferred Entities before the Calculation Time, or (C) taken into account as an Income Tax Liability in the calculation of Indebtedness (“Tax Refunds”). Any such Tax Refund for any Straddle Period shall be equitably apportioned to Seller in accordance with the principles set forth in Section 8.2. Purchaser shall use commercially reasonable efforts to, and to cause its Affiliates (including the Transferred Entities) to claim any Tax Refund that the Transferred Entities are entitled to under applicable Law as soon as reasonably practicable after the Closing Date. To the extent permitted by applicable Law, Purchaser shall and shall cause its Affiliates (including the Transferred Entities) to cause the applicable Tax Authority that issues any Tax credit that is described in this Section 8.9 to issue a cash refund in lieu of such Tax credit. If Purchaser or any of its Affiliates (including the Transferred Entities) actually receives a Tax

Refund, then Purchaser shall pay, or cause its Affiliates to pay, to Seller the amount of such Tax Refund (including any interest paid thereon by the relevant Tax Authority and net of any reasonable out-of-pocket costs (including Taxes) incurred by Purchaser or its Affiliates (including the Transferred Entity) in obtaining any such Tax Refund or paying such Tax Refund to Seller) within fifteen (15) days of the receipt of the Tax Refund or the application of such Tax Refund against actual cash Tax liabilities otherwise payable, as applicable. Notwithstanding the foregoing, Seller shall not be entitled to (i) any Tax Refund attributable to any Loss or other attribute arising in a Tax period (or portion thereof) commencing after the Closing Date, (ii) any Tax Refund included as an asset in Working Capital, Transaction Expenses, or Indebtedness (as finally determined), (iii) any Tax Refund that is required to be paid to a third party pursuant to an agreement in place as of the Closing or to an insurer pursuant to the terms of a R&W insurance policy, and (iv) any Tax Refund that is credited against a Tax for which the Seller is liable under the terms of this Agreement. In the event any Tax Refund paid to Seller pursuant to this Section 8.9 is subsequently disallowed or required to be repaid to the applicable Governmental Entity, Seller shall promptly repay to Purchaser or the applicable Transferred Entity the amount of such Tax Refund previously paid to Seller. The parties hereto intend that any such payment pursuant to this Section 8.9 be treated for U.S. federal and applicable state and local Income Tax purposes as an adjustment to the Purchase Price of the Company Interests and shall not take an inconsistent position for all applicable Tax purposes (including filing Tax Returns) unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code or comparable provisions of state and local Tax laws; provided with respect to a state or local determination that any such determination by an applicable Tax Authority shall only affect the parties’ obligations in the applicable jurisdiction).

Section 8.10 Other Tax Matters.

(a) Unified Loss Rules/Tax Attributes.

(i) Notwithstanding anything herein to the contrary and after the application of Treasury Regulation Section 1.1502-36(c), Seller (or any other member of a combined, consolidated or unitary group that includes Seller) may, in its sole discretion, pursuant to Treasury Regulation Section 1.1502-36(d)(6)(i)(B), reattribute all or any portion of any applicable Subsidiary’s Category A, Category B, and Category C attributes. For the avoidance of doubt, Category A, Category B, and Category C attributes have the meaning described in Treasury Regulation Section 1.1502-36(d)(4)(i) and any reattribution of Category A, Category B, and Category C attributes of lower-tier subsidiaries is determined in accordance with Treasury Regulation Sections 1.1502-36(d)(5) and 1.1502-36(d)(6)(iv)(C).

(ii) Following any reattribution described in Section 8.10(a)(i) above, Seller or any other member of a combined, consolidated or unitary group that includes Seller shall make, or shall cause to be made, a valid and timely election pursuant to Treasury Regulation Sections 1.1502-36(d)(6)(i)(A) (and comparable provisions of state and local income tax Laws) to reduce the basis of the stock of the Transferred Entities that are directly held by the Company (i.e., Owens & Minor Distribution, Inc., O&M Halyard, Inc., Medical Action Industries, Inc.) solely to the extent necessary to avoid any reduction to the tax basis of assets designated in Class II, Class III, Class IV, and Class V of the Transferred Entities or any of their lower-tier Subsidiaries (determined in accordance with Treasury Regulation Sections 1.1502-36(d)(5) and 1.1502-36(d)(6)(iv)(C)). For the

avoidance of doubt, reduction of the tax basis of assets designated in Class VI and Class VII assets will be permitted and no election pursuant to Treasury Regulation Sections 1.1502-36(d)(6)(i)(A) to reduce the basis of stock shall be required to avoid reduction of tax basis to Class VI or Class VII assets. For the avoidance of doubt, Class II, Class III, Class IV, Class V, Class VI, and Class VII assets have the meaning described in Treasury Regulation Section 1.338-6(b).

(iii) Notwithstanding the foregoing, or anything herein to the contrary, in no event will Seller or any other member of a combined, consolidated or unitary group that includes Seller be required to reduce the stock basis in the Transferred Entities that are directly held by the Company (i.e., Owens & Minor Distribution, Inc., O&M Halyard, Inc., Medical Action Industries, Inc.) pursuant to Treasury Regulation Section 1.1502-36(d)(6)(i)(A) in a manner that would lead to Seller recognizing a net capital gain as a result of the sales of stock of the Transferred Entities that are directly held by the Company (i.e., Owens & Minor Distribution, Inc., O&M Halyard, Inc., Medical Action Industries, Inc.).

(iv) At least 30 days prior to the due date for the filing of any election required pursuant to this Section 8.10(a)(ii) to reduce stock basis, Seller shall deliver to Purchaser for review and approval (not to be unreasonably withheld, conditioned, or delayed) the statement to be filed to make the election and information supporting the amount of stock basis reduction determined for this purpose, including documentation supporting Seller’s basis in the stock of the Transferred Entities immediately prior to the Closing, the application of Treasury Regulation Section 1.1502-36(c), and the net inside attribute amounts (within the meaning of Treasury Regulation Section 1.1502-36(d)(3)(iii)(B)) of such Transferred Entities, subject to any reasonable redactions that Seller deems reasonably necessary in order to avoid sharing information regarding Seller’s Consolidated Tax Return that does not directly relate to the Transferred Entities. To the extent permitted by Law and consistent with the foregoing, Seller shall make or cause to be made comparable elections for purposes of state and local income tax laws. For the avoidance of doubt, to the extent Seller or any of its Affiliates elects to reduce the Tax basis of the stock of any Transferred Entity pursuant to this Section 8.10(a)(ii), neither Seller nor any of its Affiliates shall take any contrary position on any Tax Return or otherwise take any action inconsistent with such election.

(b) Tax Sharing Agreements. Any Tax sharing, allocation or indemnification agreement between any Transferred Entity, on the one hand, and Seller (or any Affiliate of any Seller other than a Transferred Entity), on the other hand, shall be terminated as of the Closing Date such that any Transferred Entity will not have any further obligations to Seller or any of its Affiliates under any such Tax sharing agreement.

ARTICLE IX

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 9.1 Conditions to Obligation of Each Party to Close. The respective obligations of each party to consummate the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Governmental Approvals. (i) The waiting period (and any extension thereof, including any timing agreements entered into with or made to the Department of Justice or the Federal Trade Commission to extend any waiting period or not close the transaction) applicable to the consummation of the Sale under the HSR Act shall have expired or otherwise been terminated and (ii) all Required Approvals shall have been obtained or waived.

(b) No Injunctions. No Governmental Entity in the United States or another jurisdiction where a Required Approval applies shall have issued an Order or enacted a Law that remains in effect, in each case that makes illegal or temporarily, preliminarily or permanently prohibits or enjoins the consummation of the Sale (collectively, the “Legal Restraints”).

Section 9.2 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to consummate the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Ownership of the Company Interests; Title), Section 4.1 (Organization of the Transferred Entities), Section 4.2(a) (Capitalization of the Transferred Entities) and Section 4.24 (Broker’s Fees) that (A) are not qualified by Seller Material Adverse Effect, Business Material Adverse Effect or other materiality qualifications shall be true and correct in all but de minimis respects in each case as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all but de minimis respects only on and as of such date); and (B) are qualified by Seller Material Adverse Effect, Business Material Adverse Effect or other materiality qualifications shall be true and correct in all respects (without disregarding such qualifications) in each case as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date); (ii) the representation and warranty of Seller set forth in Section 4.22(a) (Absence of Changes) will be true and correct in all respects in each case as of the Closing Date as if made on and as of the Closing Date; and (iii) each of the other representations and warranties of Seller set forth in Article III and Article IV shall be true and correct in all respects in each case as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality,” “Seller Material Adverse Effect,” “Business Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, in the case of the representations and warranties made in Article III, or a Business Material Adverse Effect, in the case of the representations and warranties made in Article IV.

(b) Covenants and Agreements. The covenants and agreements of Seller required to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied.

(d) Pre-Closing Restructuring. The transactions contemplated by the Restructuring Plan shall have been completed.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect.

Section 9.3 Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority) and Section 5.5 (Broker’s Fee) that (A) are not qualified by Purchaser Material Adverse Effect or other materiality qualifications shall be true and correct in all but de minimis respects in each case as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all but de minimis respects only on and as of such date); and (B) are qualified by Purchaser Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such qualifications) in each case as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date); (ii) the representations and warranties of Purchaser set forth in Section 5.7 (Solvency) shall be true and correct in all respects in each case as of the Closing Date as if made on and as of the Closing Date; and (iii) each of the other representations and warranties of Purchaser contained in Article V shall be true and correct in all respects in each case as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality,” “Purchaser Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Purchaser required to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or by Purchaser, if the Closing shall not have been consummated on or before 11:59 p.m. Eastern time on the date that is six (6) months after the date of this Agreement, subject to Section 12.11 (the “Outside Date”); provided, that if the Termination Date (as defined in the Debt Commitment Letter) has been extended by an additional three (3) month-period pursuant to Section 6.17(d) and either Purchaser or Seller, each in its sole discretion, determines that an extension of the Outside Date is necessary to satisfy one or more of the conditions identified in Article IX, then the Outside Date shall be extended by an additional three (3) months (for the avoidance of doubt, if the Termination Date (as defined in the Debt Commitment Letter) under the Debt Commitment Letter has not been extended, neither Purchaser nor Seller shall be entitled to extend the Outside Date unless both Seller and Purchaser agree in writing); provided, further, that the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach of or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has proximately caused the failure of the Closing to occur on or before such date;

(c) by either Seller or Purchaser, if any Legal Restraint (in the United States or another jurisdiction where a Required Approval applies) permanently preventing, rendering illegal or otherwise prohibiting consummation of the Sale shall be in effect and shall have become final and non-appealable; provided that, the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach of or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement proximately caused the failure of the Closing to occur on or before such date;

(d) by Purchaser, if Seller shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b), and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, has not been cured prior to the date that is the earlier of (x) the Business Day immediately preceding the Outside Date and (y) thirty (30) days from the date that Seller is notified in writing by Purchaser of such breach or failure to perform and Purchaser’s intention to terminate this Agreement under this Section 10.1(d) as a result of such breach or failure to perform; provided, that Purchaser shall not have the right to terminate the Agreement pursuant to this Section 10.1(d) if Purchaser is then in breach of any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b);

(e) by Seller, if Purchaser shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b), and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, has not been cured prior to the date that is the earlier of (x) the Business Day immediately preceding the Outside Date and (y) thirty (30) days from the date that Purchaser is notified in writing by Seller of such breach or failure to perform and Seller’s intention to terminate this Agreement under this Section 10.1(e) as a result of such breach or failure to perform; provided, that Seller shall not have the right to terminate the Agreement pursuant to this Section 10.1(e) if Seller is then in breach of any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b); or

(f) by Seller, if (i) all of the conditions in Section 9.1 and Section 9.2 (other than those conditions that by their nature are to be satisfied on the Closing Date) have been satisfied or waived by Purchaser and such conditions continue to be satisfied as of the date the Closing should have been consummated pursuant to the terms of this Agreement, (ii) Seller has irrevocably confirmed and notified Purchaser in writing that (x) all of the conditions set forth in Section 9.1 and Section 9.3 have been satisfied or waived by Seller (other than those conditions that by their nature are to be satisfied at the Closing and that would be satisfied if there were a Closing) and (y) Seller is (and at all times following delivery of such irrevocable written notice remain) ready, willing and able to consummate the Closing (subject to the satisfaction or waiver of all of the conditions set forth in Section 9.3), and (iii) Purchaser has failed to consummate the Closing by the earlier of (A) three (3) Business Days after the date the Closing should have occurred pursuant to Section 2.3 and (B) the Outside Date; provided, that notwithstanding anything in this Section 10.1 to the contrary, no party shall be permitted to terminate this Agreement during any such three (3) Business Day period.

Section 10.2 Notice of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 10.1 (other than Section 10.1(a)), written notice of such termination shall be given by the terminating party to the other party.

Section 10.3 Effect of Termination.

(a) In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 10.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party to this Agreement, except as set forth below; provided that, notwithstanding anything to the contrary, no termination of this Agreement shall relieve any party hereto from Liability for Fraud or willful and material failure to perform its obligations under this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of Section 6.2 (Confidentiality), Section 6.3(f) (Required Actions), Section 6.6 (Public Announcements), the Reimbursement Obligations set forth in Section 6.18(b) (Assistance with Financing), Article XII (General Provisions) and this Section 10.3 shall survive any termination of this Agreement.

(b)

(i) In the event of termination of this Agreement (A) pursuant to Section 10.1(b) and, at the time of such termination, one or more of the conditions to Closing set forth in Section 9.1(a) or Section 9.1(b) (only to the extent related to any Regulatory Laws) have not been satisfied or waived, but all other conditions to Closing set forth in Article IX have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are capable of being satisfied if the Closing were to occur on such date)) or (B) pursuant to Section 10.1(c) (to the extent related to any Regulatory Laws), then promptly, but in any event within fifteen

(15) Business Days after the date of such termination, Purchaser shall pay or cause to be paid to Seller (or, if instructed by the Seller in writing, its designee) an amount in cash equal to $9,375,000.00 (the “Regulatory Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller (or its designee). Seller shall have the right to assign its right to receive the Regulatory Termination Fee to one or more Persons in its sole discretion.

(ii) In the event of termination of this Agreement pursuant to Section 10.1(e) or Section 10.1(f), then promptly, but in any event within fifteen (15) Business Days after the date of such termination, Purchaser shall pay or cause to be paid to Seller (or, if instructed by the Seller in writing, its designee) an amount in cash equal to $18,750,000.00 (together with the Regulatory Fee, each, a “Termination Fee” and, together with any Enforcement Costs, the “Termination Payments”) by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller (or its designee). Seller shall have the right to assign its right to receive a Termination Fee to one or more Persons in its sole discretion.

(c) The parties acknowledge and agree that the agreements contained in Section 10.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not otherwise enter into this Agreement; accordingly, if Purchaser fails to pay the applicable Termination Fee pursuant to Section 10.3(a) on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, Seller commences an Action that results in a final, nonappealable judgment against Purchaser for the payment of the applicable Termination Fee pursuant to Section 10.3(a) (“Enforcement Action”), Purchaser shall pay, or cause to be paid, to Seller the reasonable documented, out-of-pocket fees, costs and expenses incurred by or on behalf of Seller, as applicable, in connection with such Enforcement Action (including reasonable attorneys’ fees and expenses incurred by Seller in connection with such Enforcement Action) (such fees, costs, expenses and interest, collectively, “Enforcement Costs”); provided that in no event shall Purchaser be obligated to pay any Enforcement Costs in excess of $7,000,000.

(d) Other than in connection with the enforcement of the Confidentiality Agreement or the Sponsor Guaranty and the Seller’s injunctive, specific performance and equitable relief rights, as and only to the extent expressly permitted in Section 12.11, Seller’s right to terminate this Agreement and receive full payment of the applicable Termination Fee, any Enforcement Costs, to the extent payable pursuant to Section 10.3(b) and the Reimbursement Obligations, shall be the sole and exclusive remedy of Seller and its Affiliates against Purchaser, the Purchaser Sponsor, the Debt Financing Sources any of their respective former, current and future direct and indirect equityholders, controlling persons, stockholders, Affiliates, general or limited partners, Representatives, and the respective successors and assigns of the foregoing Persons (each of the foregoing, a “Purchaser Related Party”) for any and all losses of any kind (whether in tort, contract or otherwise) suffered or incurred as a result of or under or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement (including the Debt Commitment Letter, the Fee Letter or the Debt Financing or any of the definitive agreements entered into in connection therewith or any of the transactions contemplated thereby or the performance of any services thereunder), including the termination of this Agreement, any breach of this Agreement by Purchaser, and the failure to consummate any of the transactions contemplated by this Agreement, and Seller shall not bring nor permit any of its

Affiliates or its or their respective Representatives, or any successor or assign of any of the foregoing Persons to bring any Action against Purchaser or any other Purchaser Related Party seeking such losses suffered or incurred as a result of or under, or otherwise relating to or arising out of, this Agreement or the transactions contemplated by this Agreement.

(e) The parties acknowledge and agree that (i) in no event shall Purchaser be required to pay, or cause to be paid, a Termination Fee on more than one occasion or to pay more than one Termination Fee and (ii) any payment of the applicable Termination Fee (together with Enforcement Costs, if applicable), as applicable, described in this Section 10.3 is not a penalty but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

(f) Notwithstanding anything to the contrary in this Agreement, and without limitation to Seller’s rights in respect of specific performance pursuant to Section 12.11, the parties hereto acknowledge and agree that the maximum aggregate liability of Purchaser and any other Purchaser Related Party for money damages resulting from (i) a breach of this Agreement, the Equity Commitment Letter or the Sponsor Guaranty (including willful and material breach) or relating to the transactions contemplated hereby or thereby, or (ii) the failure of the Closing or any of the other transactions contemplated hereby or thereby to be consummated, in each case collectively, whether in equity or law, in contract, in tort or otherwise, shall be limited to an amount, in the aggregate in respect of clauses (i) and (ii), equal to the amount of the applicable Termination Fee, the Enforcement Costs and the Reimbursement Obligations, and in no event shall Seller or any other Person seek to recover any money damages (including consequential, indirect or punitive damages) in excess of such amount.

(g) Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that Seller (and no other Person) may pursue both a grant of specific performance in accordance with Section 12.11 and the payment of the Termination Payments pursuant to this Section 10.3, but under no circumstances shall Seller be permitted or entitled to receive both an award of money damages (including all or a portion of the Termination Payments) and also a grant of specific performance of Purchaser’s obligation to consummate the Closing pursuant to Section 12.11.

Section 10.4 Extension; Waiver. At any time prior to the Closing, either Seller, on the one hand, or Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or covenants of the other, or conditions for such party’s benefit, contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Survival. Except in the case of (i) Fraud and (ii) any covenants and agreements set forth in this Agreement relating to the Pre-Closing Restructuring, the Restructuring Plan, the Separation Plan or the Transition Service Agreement (the “Restructuring Covenants”), the representations and warranties set forth in this Agreement or in any certificates or other documents delivered pursuant to this Agreement, and the covenants and agreements of Seller or Purchaser contained in this Agreement that contemplate performance, in whole or in part, prior to the Closing, shall terminate at, and will not survive, the Closing. The covenants and agreements of Seller or Purchaser contained in this Agreement that contemplate performance, in whole or in part, at or after the Closing and any Restructuring Covenants that are not satisfied, in whole or in part, at or prior to the Closing shall survive the Closing until they are fully performed in accordance with their respective terms. Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties contained in Article VIII with respect to Tax matters and any indemnity obligation of Seller for any Seller Indemnified Taxes shall terminate no earlier than ninety (90) days following the expiration of the applicable statute of limitations with respect to the assessment or collection of Tax liabilities (giving effect to any extensions, waivers, and mitigation thereof); provided, further, that any claim made by Purchaser with respect to such Tax matters within such time period shall survive until such claim is finally and fully resolved.

Section 11.2 Indemnity by Seller. From and after the Closing, and subject to this Article XI, Seller shall defend, indemnify and hold harmless any Purchaser Indemnitee from and against any and all Losses incurred by the Purchaser Indemnitee to the extent resulting from (i) the Retained Liabilities (excluding, for the avoidance of doubt, Taxes), (ii) the Pre-Closing Restructuring (including any breach by Seller of any of the Restructuring Covenants) or any breach by Seller of any its covenants or agreements in this Agreement to be performed, in whole or in part, at or after the Closing, (iii) any Seller Indemnified Taxes, except to the extent that such Taxes referenced in this clause (iii) were actually taken into account as a liability in Closing Indebtedness Amount or Working Capital Adjustment Amount (in each case as finally determined pursuant to Section 2.7), (iv) fifty percent (50%) of any final settlement amounts or judgments paid by Purchaser or its Affiliates in connection with items 7, 8 and 9 on Section 3.5 of the Seller Disclosure Schedule and (v) fifty percent (50%) of any amounts paid by Purchaser or its Affiliates pursuant to the Specified Lease to the extent such amounts are not otherwise recovered pursuant to a sublease arrangement. “Specified Lease” shall be defined as set forth on Section 11.2 of the Seller Disclosure Schedule.

Section 11.3 Indemnity by Purchaser. From and after the Closing, and subject to this Article XI, Purchaser shall defend, indemnify and hold harmless any Seller Indemnitee from and against any and all Losses incurred by the Seller Indemnitee to the extent resulting from (i) the Business Liabilities (excluding Taxes) or (ii) any breach by Purchaser of any of its covenants or agreements in this Agreement to be performed, in whole or in part, at or after the Closing.

Section 11.4 Limitation on Indemnity. Purchaser and Seller agree, for themselves and on behalf of the Purchaser Indemnitees and Seller Indemnitees, respectively:

(a) The amount of any and all Losses indemnifiable pursuant to Section 11.2 or Section 11.3 shall be determined net of (i) any amounts recovered by an Indemnified Party under insurance policies or any other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, net of costs of collection and any increase to premiums resulting from making any claim thereunder and (ii) an amount equal to any net Tax benefit actually realized by the applicable Indemnified Party (or any of its Affiliates, including, in the case of Purchaser, the Transferred Entities) as of the time that the indemnity payment is made as a result of the incurrence of such Loss with respect to the taxable period during which such Loss is incurred, determined after taking into account any Tax detriment arising from indemnification hereunder and treating the applicable Tax item as the last item to be used. In any case where an Indemnified Party so recovers, under insurance policies or from any other collateral source, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 11.2 or Section 11.3, as applicable, not already taken into account pursuant to this Section 11.4(a), such Indemnified Party shall promptly pay over to the applicable Indemnifying Party the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery), but not in excess of the sum of (A) any amount previously so paid to such Indemnified Party by the Indemnifying Party in respect of such matter and (B) any amount expended by the applicable Indemnifying Party in pursuing or defending any claim arising out of such matter.

(b) Purchaser Indemnitees and Seller Indemnitees shall not be entitled to indemnification pursuant to Section 11.2 or otherwise under this Agreement for any Loss to the extent that such matter is solely attributable to any breach by the other party of this Agreement or any Ancillary Agreement. Seller Indemnitees shall not be entitled to indemnification pursuant to Section 11.2 or otherwise under this Agreement for any Loss to the extent that such matter is solely attributable to any breach by Seller of this Agreement or any Ancillary Agreement. No Indemnified Party shall be entitled to indemnification pursuant to Section 11.2 or Section 11.3 for any Loss to the extent that the liability underlying such Loss is included in the calculation of Working Capital for purposes of determining the Final Purchase Price. Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 11.2 or otherwise under this Agreement for any Loss to the extent relating to the amount, sufficiency, or usability in any Post-Closing Tax Period of any net operating loss, capital loss, Tax basis or other Tax asset or Tax attribute that, in each case, were generated in or arose in a Pre-Closing Tax Period; provided that, for the avoidance of doubt, this limitation shall not apply to any Taxes paid or payable for any Pre-Closing Tax Period.

(c) Neither Purchaser Indemnitees nor the Seller Indemnitees shall be entitled to recover for the same Loss more than once under this Article XI or otherwise under this Agreement or any Ancillary Agreement even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement or any Ancillary Agreement.

Section 11.5 Notification of Claims. Purchaser and Seller agree, for themselves and on behalf of Purchaser Indemnitees and Seller Indemnitees, respectively:

(a) A Person that is entitled to be indemnified pursuant to this Article XI (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article XI, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim (to the extent known or reasonably ascertainable); provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. The parties agree that (i) notices for claims must be delivered prior to the expiration of the applicable survival period specified in Section 11.1 and (ii) any claims for indemnification for which notice is not delivered prior to the expiration of the applicable survival period shall be expressly barred and are hereby waived; provided that if, prior to the expiration of the applicable survival period, an Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Section 11.5 of a claim for indemnification, such claim shall continue to be subject to indemnification in accordance with this Section 11.5 notwithstanding the expiration of the applicable survival period.

(b) Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 11.5 in respect of a pending or threatened claim or demand by a third party (such claim or demand being a “Third Party Claim”), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days following the receipt of notice of such Third Party Claim irrevocably committing to be responsible for any loss of the Indemnified Party with respect to such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel (reasonably acceptable to the Indemnified Party) and at its own expense; provided, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing in this Section 11.5(b), the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim, and if the Indemnifying Party has assumed the defense and control of such Third Party Claim, shall cease to defend and control such Third Party Claim if (i) the Third Party Claim includes any criminal charges against any Indemnified Party, (ii) the Third Party Claim involves any injunctive relief or equitable remedy against any Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there are legal defenses available to it that are different from or in addition to those available to the Indemnifying Party, (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and Indemnified Party and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them or (v) the Indemnifying Party shall have failed to actively pursue the defense of such Third Party Claim in good faith.

(c) If the Indemnifying Party does not or is not entitled to assume the defense and control of any Third Party Claim pursuant to Section 11.5(b), the Indemnified Party shall be entitled to assume and control such defense, and any costs and expenses associated with such defense (including reasonable attorney’s and accountant’s fees) shall be indemnifiable Losses hereunder, but the Indemnifying Party may nonetheless participate in, but not control, the defense of such Third Party Claim with its own counsel and at its own expense. The parties shall, and shall cause each of their Affiliates and Representatives to, reasonably cooperate with each other in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim, and the party that is in control of the defense of such claim pursuant to the terms hereof shall keep the other party reasonably informed of the progress and material developments of such defense. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of any Indemnified Party; provided that (A) such settlement or judgment does not involve any equitable relief, other non-monetary relief, or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party, (B) the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment and (C) such settlement or judgment includes a complete and unconditional release of any Indemnified Party affected by such Third Party Claim.

(d) Notwithstanding anything to the contrary, this Section 11.5 shall not apply with respect to any Third Party Claims that are Tax Proceedings (which are instead governed by Section 8.5).

Section 11.6 Exclusive Remedy. Subject to Section 2.5, Section 2.6, Section 2.7, Section 10.3 and Section 12.11, the parties hereby agree that, other than in the case of Fraud, following the Closing, the sole and exclusive remedy of a party for any Liabilities or Losses (including any Liabilities or Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each party may at any time suffer or incur, or become subject to, as a result of, or in connection with, the transactions contemplated hereby shall be the applicable indemnification rights set forth in this Article XI. In furtherance of the foregoing and subject to Section 2.5, Section 10.3 and Section 12.11, other than in the case of Fraud, (a) Purchaser, on behalf of itself and each of its controlled Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably waives, from and after the Closing Date, any and all rights, claims and causes of action (including claims for contribution under the Comprehensive Environmental Response, Compensation, and Liability Act or any other Environmental Law) any Purchaser Indemnitee may have against Seller or any of its Affiliates or any of their respective Representatives and (b) Seller, on behalf of itself and each of its Affiliates (excluding the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably waives, from and after the Closing Date, any and all rights, claims and causes of action any Seller Indemnitee may have against Purchaser or any of its Affiliates or any of their respective Representatives, in the case of each of clause (a) and clause (b), in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, Purchaser, on behalf of itself and each of its controlled Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.

Section 11.7 Tax Treatment. The parties hereto intend that any such payment pursuant to this Article XI be treated for U.S. federal and applicable state and local Income Tax purposes as an adjustment to the Purchase Price of the Company Interests and shall not take an inconsistent position for all applicable Tax purposes (including filing Tax Returns) unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code or comparable provisions of provisions of state and local tax laws; provided with respect to a state or local determination that any such determination by an applicable Tax Authority shall only affect the parties’ obligations in the applicable jurisdiction).

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Interpretation; Absence of Presumption.

(a) The parties hereto acknowledge that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, are or are not in the ordinary course of business or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is or is not material, are or are not in the ordinary course of business, or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect for purposes of this Agreement.

(b) For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement, unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m., New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” need not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (ix) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) a reference to any Person includes such Person’s successors and assigns permitted by this Agreement; (xii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xiv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; and (xv) any document or item will be deemed “delivered”, “furnished”, “provided” or “made available” to Purchaser within the meaning of this Agreement if such document or item is included in the “Project Dominion” electronic data room (the “Data Room”) as of 5:00 p.m. New York City time at least two (2) Business Days prior to the date hereof. If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Purchaser hereunder shall be a joint and several obligation of Purchaser and the Transferred Entities.

Section 12.2 Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

Section 12.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement, and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 12.7. Notwithstanding anything to the contrary contained in this Agreement, each party to this Agreement agrees that (i) it will not bring or support any person in any action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Source Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; and (ii) except as specifically set forth in the Debt Commitment Letters, all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Source Parties in any way relating to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law provisions thereof that would result in the application of the laws of any other jurisdiction. For the avoidance of doubt, nothing in the foregoing shall (A) restrict the rights of Seller or any of its Affiliates to bring any claim or cause of action against Purchaser or its Affiliates (other than, for the avoidance of doubt, the Debt Financing Source Parties), including in connection with this Agreement or the transactions contemplated hereby or (B) to limit or otherwise restrict Purchaser from fully enforcing its rights, and the obligations of the Debt Financing Source Parties under, the Debt Commitment Letters and the definitive agreements related thereto.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER (OR AGAINST ANY DEBT FINANCING SOURCE PARTY) ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN (INCLUDING THE DEBT FINANCING). NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS (INCLUDING THE DEBT FINANCING). NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 12.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS Section 12.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 12.4 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, the Confidentiality Agreement, and any other documents, instruments and certificate referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 12.5 No Third-Party Beneficiaries. Except for (a) Section 6.9 (Guarantees; Commitments), Section 6.10 (Insurance), Section 6.11 (D&O Indemnity), Section 6.18(b) (Assistance with Financing), Section 6.20 (Release), Section 6.22 (R&W Insurance), and Article XI which are intended to benefit, and to be enforceable by, the Persons specified therein, and (b) Section 10.3 (Effect of Termination), Section 12.3 (Governing Law; Jurisdiction and Forum; Waiver of Jury Trial), this Section 12.5, Section 12.8 (Successors and Assigns), Section 12.9 (Amendments and Waivers), Section 12.11 (Specific Performance) and Section 12.13 (Non-Recourse) shall be for the benefit of, and enforceable by the Debt Financing Source Parties, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 12.6 Expenses. Whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, unless expressly otherwise contemplated in this Agreement.

Section 12.7 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or by electronic mail (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received and no delivery failure message is generated), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a)	If to Seller:

Owens & Minor, Inc.

10900 Nuckols Road, Suite 400

Glen Allen, Virginia 23060

Attention: Edward Pesicka; Jonathan Leon; Heath Galloway

E-mail: Ed.Pesicka@owens-minor.com; Jonathan.Leon@owens-

minor.com; Heath.Galloway@owens-minor.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Ave.

New York, New York 10022

Attention: Allison M. Wein, P.C.; Dan Li

E-mail: allie.wein@kirkland.com; dan.li@kirkland.com

(b)	If to Purchaser:

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attention: John Holland, General Counsel

E-mail: jholland@platinumquity.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention: Matthew B. Dubeck; Christopher R. Harding

E-mail: mdubeck@gibsondunn.com; crharding@gibsondunn.com

Section 12.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided that no party to this Agreement may directly or indirectly assign, in whole or from time to time in part, any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that (a) Seller may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any Affiliate of Seller, but any such transfer or assignment will not relieve Seller of any of its obligations or Liabilities hereunder and the Liabilities of Seller pursuant to this Agreement following such assignment shall not exceed the amount of its Liabilities had no such assignment occurred, and (b) Purchaser (i) may transfer or assign, its rights, interests or obligations under this Agreement, in whole or from time to time in part, to any Affiliate of Purchaser, but any such transfer or assignment will not relieve Purchaser of any of its obligations or Liabilities hereunder and the Liabilities of Purchaser pursuant to this Agreement following such assignment shall not exceed the amount of its Liabilities had no such assignment occurred or (ii) may assign its rights (but not its obligations) hereunder as collateral to any Debt Financing Source or any agent or trustee for the Debt Financing Sources in connection with the Debt Financing. Any attempted assignment in violation of this Section 12.8 shall be void.

Section 12.9 Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary herein, Section 10.3 (Effect of Termination), Section 12.3 (Governing Law; Jurisdiction and Forum; Waiver of Jury Trial), Section 12.5 (No Third-Party Beneficiaries), Section 12.8 (Successors and Assigns), this Section 12.9, Section 12.11 (Specific Performance) and Section 12.13 (Non-Recourse) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to any Debt Financing Source Party without the prior written consent of the Debt Financing Sources.

Section 12.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.11 Specific Performance.

(a) The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 12.11(b), the parties hereto acknowledge and agree that the parties hereto and the third party beneficiaries of this

Agreement (but only with respect to the provisions of this Agreement to which such Person is a third party beneficiary) seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity, but subject to the limitation in Section 10.3. Each of the parties hereto agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement. Without limiting the generality of the foregoing, the parties agree that Seller shall be entitled to specific performance against Purchaser of Purchaser’s obligations under Section 6.18, but subject to the limitations in Section 10.3.

(b) Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Seller shall only be entitled to specific performance to cause Purchaser to consummate the transactions contemplated hereby, including to effect the Closing in accordance with the terms and subject to the conditions in this Agreement, if (A) all conditions in Sections 9.1 and 9.2 have been satisfied or waived by Purchaser (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions), (B) Purchaser fails to complete the Closing by the date the Closing would have been required to occur pursuant to Section 2.3, (C) the Debt Financing has been funded in accordance with the terms thereof or Purchaser has received irrevocable written confirmation that, if the Equity Financing is funded, the Debt Financing will be funded in accordance with the terms thereof at the Closing, (D) Seller has irrevocably notified Purchaser in writing that all of the conditions set forth in Sections 9.1 and 9.3 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) have been satisfied or waived by Seller, as the case may be (or Seller has irrevocably confirmed to Purchaser in writing that any such conditions will be waived at Closing), (E) Seller is (and at all times following delivery of such irrevocable written notice) ready, willing and able to consummate the Closing, and (F) Purchaser failed to consummate the Closing within four (4) Business Days following the later of (x) the date on which the Closing should have occurred pursuant to Section 2.3 and (y) the date that Seller delivers the irrevocable written notice contemplated by clause (D) above.

Section 12.12 No Admission. Nothing herein shall be deemed an admission by Purchaser, Seller or any of their respective Affiliates, in any Action by or on behalf of a third party, that Purchaser, Seller or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 12.13 Non-Recourse. Notwithstanding anything to the contrary herein, except as set forth in the Confidentiality Agreement, the Equity Commitment Letter, the Debt Commitment Letter, any related fee letters or the Sponsor Guaranty, or any other Ancillary Agreement, (i) this Agreement may be enforced only against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party and (ii) with respect to each party, no past, present or future director, officer, employee, incorporator, member, direct or indirect general or limited partners, managers, shareholder, equityholder, attorney, advisor, lender, agent, representative, successor, beneficiary, heir, assignee or Affiliate of such named party (the “Related Parties”), shall have any liability (whether in contract or tort, at Law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 12.13 are intended to be for the benefit of, and enforceable by, the Related Parties and each such Person shall be a third-party beneficiary of this Section 12.13. No Debt Financing Source Party shall have any liability or obligation to Seller, the Transferred Entities and their Affiliates and any of the Seller’s, any Transferred Entity’s or any of their Affiliates’ respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners with respect to any claim or cause of action (whether in contract or in tort, in Law or in equity or otherwise) relating to (a) this Agreement or the transactions contemplated hereunder, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach or violation of this Agreement and (d) any failure of the transactions contemplated hereunder to be consummated. For the avoidance of doubt, this Section 12.13 does not limit or affect any rights or remedies that Purchaser may have against the Debt Financing Source Parties pursuant to the terms and conditions of the Debt Commitment Letters.

Section 12.14 Privilege. Purchaser hereby agrees, on its own behalf and on behalf of its controlled Affiliates (including the Transferred Entities after the Closing), that, following the Closing, Kirkland & Ellis LLP (“Seller Group’s Counsel”) may serve as counsel to the Seller Group and their Affiliates in connection with any matters related to this Agreement or the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the Ancillary Agreements, the negotiation, performance or subject matter hereof or thereof, or the Sale, notwithstanding any representation by Seller Group’s Counsel prior to the Closing Date of the Transferred Entities. Purchaser hereby agrees, on its own behalf and on behalf of its controlled Affiliates (including the Transferred Entities after the Closing), (i) to waive any claim they have or may have that Seller Group’s Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) that, in the event that a dispute arises after the Closing between Purchaser or any of its controlled Affiliates (including any Transferred Entity), on the one hand, and the Seller Group or any of their Affiliates, on the other hand, Seller Group’s Counsel may represent the Seller Group and/or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or any of its controlled Affiliates (including any Transferred Entity) and even though Seller Group’s Counsel may have represented any Transferred Entity in a matter substantially related to such dispute. Purchaser, on behalf of itself and its controlled Affiliates (including the Transferred Entities after the Closing) also further agree that, as to all communications to or from Seller Group’s Counsel, on the one hand, and any or all of the Transferred Entities, the Seller Group or their Affiliates and their respective Representatives, on the other hand, that relate in any way to this Agreement or any Ancillary Agreement, the negotiation, performance or subject matter hereof or thereof, or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs and will belong solely to the Seller Group and will not pass to or be claimed by Purchaser or its controlled Affiliates (including any Transferred Entity after the Closing). Without limitation of the foregoing, none of Purchaser or any of its controlled Affiliates (including any Transferred Entity after the Closing) may access, use or rely upon any communications described in the immediately preceding sentence in any dispute against or involving the Seller Group. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or any of its controlled Affiliates (including any Transferred Entity), on the one hand, and a third party other than (and not an Affiliate of) a party to this Agreement, on the other hand, a Transferred Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by Seller Group’s Counsel to such third party; provided, however, that such Transferred Entity may not waive such privilege without the prior written consent of Seller. Purchaser acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 12.14. Seller Group’s Counsel is an express intended third party beneficiary of this Agreement for purposes of this Section 12.14, and may enforce the same. This Section 12.14 will survive the Closing and will remain in effect indefinitely.

Section 12.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic method (including DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

OWENS & MINOR, INC.

By:	/s/ Edward A. Pesicka
Name: Edward A. Pesicka
Title: President & Chief Executive Officer

DOMINION HEALTHCARE ACQUISITION CORPORATION

By:	/s/ Ty Renbarger
Name: Ty Renbarger
Title: President and Treasurer

DOMINION HEALTHCARE HOLDINGS, L.P.

By:	Platinum Equity Partners VI, L.P., its general partner

By:	Platinum Equity Partners Holdings, LLC, its general partner

By:	/s/ Ty Renbarger
Name: Ty Renbarger
Title: Vice President

[Signature Page to Equity Purchase Agreement]